As filed with the Securities and Exchange Commission on [ • ], 2007.

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

STERLING FINANCIAL CORPORATION
(Exact name of registrant as specified in its charter)

WASHINGTON	6719	91-1572822
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Address, including zip code, and telephone number, including area code, of registrants principal executive offices)

Andrew J. Schultheis, Secretary
Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
(509) 227-5389
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:

Andrew J. Schultheis, Esq.
Richard A. Repp, Esq.
Ryan K. Jensen, Esq.
Witherspoon, Kelley, Davenport & Toole, P.S.
1100 U.S. Bank Building
422 West Riverside Avenue
Spokane, Washington 99201
(509) 624-5265	Leo Graham, Esq.
300 Park Marina Circle,
Redding, CA 96001
(530) 226-2900
Joseph G. Mason, Esq.
Glenn T. Dodd, Esq.
Dodd • Mason • George LLP
100 Century Center Court, Suite 605
San Jose, CA 95112-4536
(408) 452-1478

Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after the effective date of this Registration Statement and upon consummation of the transactions described herein.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of	Amount to be	Proposed maximum offering	Proposed maximum aggregate	Amount of
securities to be registered	registered(1)	price per share	offering price(2)	registration fee(3)
Common Stock, $1 par value	5,992,029	N/A	200,981,961	6,170

(1)	Represents an estimate of the maximum number of shares of Sterling Financial Corporation (“Sterling”) common stock, $1.00 par value per share, estimated to be issuable upon consummation of the merger of North Valley Bancorp (“North Valley”) with and into Sterling as described herein.

(2)	Calculated in accordance with Rule 457(c) and 457(f)(1) under the Securities Act by multiplying $24.70, the average of the high and low sales prices for North Valley common stock, as reported on the Nasdaq Global Select Market on May 29, 2007, by the estimated maximum number of shares of North Valley common stock that may be cancelled in the merger.

(3)	Calculated in accordance with Rule 457(f) under the Securities Act by multiplying the proposed maximum aggregate offering price by 0.0000307.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this document is not complete and may be changed. We may not issue the securities offered by this document until the registration statement filed with the Securities and Exchange Commission is effective. This document is not an offer to sell these securities, and we are not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION—DATED [ • ], 2007

[Logo]
North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001

To the Shareholders of North Valley Bancorp:

You are cordially invited to attend a special meeting of shareholders of North Valley Bancorp (“North Valley”). The meeting will be held at the administrative offices of North Valley, 300 Park Marina Circle, Redding, California 96001, on [ • ], 2007, at 5:30 p.m., local time.

As described in the enclosed proxy statement/prospectus, the board of directors of North Valley has approved the Agreement and Plan of Merger that provides for the merger of North Valley with and into Sterling Financial Corporation (“Sterling”) with Sterling being the surviving entity in the merger. We are seeking your vote on this important transaction.

If the merger is completed, Sterling will issue 0.7364 shares of Sterling common stock and $2.80 in cash in exchange for each outstanding share of North Valley common stock. Sterlings common stock is traded on the Nasdaq Global Select Market under the symbol “STSA.” Based on the closing sales price of Sterlings common stock of $[ • ] per share on [ • ], 2007, each North Valley shareholder would receive cash and shares valued at approximately $[ • ] per share of North Valley common stock. The value of the merger consideration will fluctuate with the market price of Sterling common stock.

We cannot complete the merger unless North Valley shareholders approve the merger agreement. Your vote is very important. North Valley will hold a special meeting of shareholders on [ • ], 2007 to vote on the merger agreement. Your board of directors recommends that you vote FOR approval of the merger agreement. Whether or not you plan to attend the special meeting, please take the time to vote on the proposal to approve the merger agreement by completing and mailing the enclosed proxy card to us. Please vote as soon as possible to make sure that your shares are represented at the special meeting. If you do not vote, it will have the same effect as voting against the merger agreement.

We encourage you to read carefully the detailed information about the merger contained in this proxy statement/prospectus, including the section entitled “Risk Factors” beginning on page 13. The proxy statement/prospectus incorporates important business and financial information and risk factors about Sterling that are not included in or delivered with this document. See the section entitled “Where You Can Find More Information” on page 85.

We look forward to seeing you at the meeting.

[ • ]	[ • ]
J.M. (“Mike”) Wells, Jr.	Michael J. Cushman
Chairman of the Board	President and Chief Executive Officer
North Valley Bancorp	North Valley Bancorp

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the shares to be issued under this proxy statement/prospectus or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities that Sterling is offering through this proxy statement/prospectus are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Sterling or North Valley, and they are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, or any other governmental agency.

You should rely only on the information provided or incorporated by reference in this proxy statement/prospectus. We have not authorized anyone to provide you with different information. Sterling is not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date below.

This proxy statement/prospectus is dated [ • ], 2007 and is first being mailed to North Valley shareholders on or about [ • ], 2007.

REFERENCES TO ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates important business and financial information about Sterling from other documents that are not included in or delivered with this document. This information is available to you without charge upon written or oral request. You can obtain documents relating to Sterling that are incorporated by reference in this document through the website of the Securities and Exchange Commission (“SEC”) at www.sec.gov or by requesting them in writing or by telephone from Sterling at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

You can obtain documents related to North Valley through the website of the SEC at www.sec.gov or by requesting them in writing or by telephone from North Valley at:

North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001
Attn: Corporate Secretary
(530) 226-2900

All website addresses given in this document are for information only and are not intended to be an active link or to incorporate any website information into this document.

Please note that copies of the documents provided to you will not include exhibits, unless the exhibits are specifically incorporated by reference into the documents or this document.

If you would like to request documents, please do so by [ • ], 2007 in order to receive them before North Valleys special meeting of shareholders. See the section entitled “Where You Can Find More Information” on page 85.

[Logo]

North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

•  Date:  [ • ], 2007

•  Time:  5:30 p.m., local time

•  Place:  The administrative offices of North Valley, 300 Park Marina Circle, Redding, California 96001

TO OUR SHAREHOLDERS:

We are pleased to notify you of and invite you to attend our special meeting of shareholders. At the meeting, you will be asked to vote on the following matters:

•	approval of the principal terms of the Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling Financial Corporation and North Valley Bancorp and the transactions contemplated thereby, including the merger of North Valley Bancorp with and into Sterling Financial Corporation and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank. The merger agreement provides the terms and conditions under which it is proposed that North Valley merge with Sterling, as described in the accompanying proxy statement/prospectus; and

•	any proposal of the North Valley board of directors to adjourn or postpone the special meeting.

No other business may be properly brought before the special meeting.

Common shareholders of record at the close of business on April 30, 2007 are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting. The affirmative vote of the holders of a majority of the outstanding shares of North Valley common stock as of that date is required to approve the merger agreement.

In limited circumstances set forth in California law, dissenters rights of appraisal are available to North Valley shareholders in connection with the merger. The provisions of California law regarding dissenters rights of appraisal are summarized in the accompanying proxy statement/prospectus under the heading “Dissenters Rights.” In addition, the relevant California statutory provisions regarding dissenters rights are attached to this document as Appendix C.

Your vote is very important. To ensure that your shares are voted at the special meeting, please complete, sign and date your proxy card and return it in the enclosed envelope promptly. You can also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares in a “street name” account with a bank, broker or other nominee, you must instruct the “street name” account holder regarding how to vote your shares and you must follow the procedures specified by your “street name” account holder.

BY ORDER OF THE BOARD OF DIRECTORS

[ • ]
Redding, California	Leo J. Graham
[ • ], 2007	Corporate Secretary

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER

The following are some of the questions that you, as a shareholder of North Valley, may have and our answers to those questions. These questions and answers, as well as the following summary, are not meant to be a substitute for the information contained in the remainder of this document, and this information is qualified in its entirety by the more detailed descriptions and explanations contained elsewhere in this document. We urge you to read this document in its entirety prior to making any decision with respect to the vote of your North Valley common stock and the merger agreement.

Q1:	Why do Sterling and North Valley want to merge?

A1:	We want to merge because we each believe the merger will benefit our communities, customers, employees and shareholders. We each have long been committed to serving the various communities that comprise our local customer bases. In addition, for North Valley, the merger will allow its customers access to a number of products and services that cannot be offered to them now on a cost-effective basis, and will expand the number of branch locations available to them.

Q2:	What will North Valley shareholders receive in the merger?

A2:	North Valley shareholders will receive, in exchange for each share of North Valley common stock they hold, including the associated preferred stock purchase rights issued pursuant to the North Valley Shareholder Protection Rights Agreement dated as of September 9, 1999, as amended, consideration equal to 0.7364 shares of Sterling common stock and $2.80 in cash. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Q3:	What is being voted on at the North Valley special meeting?

A3:	North Valley shareholders will be asked to vote on the approval of the merger agreement and the transactions contemplated thereby, including the merger, as well as any adjournment or postponement of the special meeting.

Q4:	Who is entitled to vote at the North Valley special meeting?

A4:	North Valley shareholders of record at the close of business on April 30, 2007 are entitled to receive notice of and to vote on matters that come before the special meeting and any adjournments or postponements of the special meeting. However, a North Valley shareholder may only vote his or her shares if he or she is present in person or is represented by proxy at the special meeting.

Q5:	How do I vote?

A5:	Please carefully read and consider the information contained in this proxy statement/prospectus. Then, please mail your completed and signed proxy card in the enclosed return envelope as soon as possible so that your shares may be voted at the special meeting of shareholders for North Valley. You can also vote by telephone or through the Internet by following the instructions on the proxy card. If you hold your shares in a “street name” account with a bank, broker or other nominee, you must instruct the bank, broker or other nominee regarding how to vote your shares, and you must follow the procedures specified by your bank, broker or other nominee. North Valley shareholders may also attend the special meeting and vote in person. However, even if you are planning to attend the special meeting of North Valley, we request that you complete, sign and return your proxy card. For more detailed information, please see the sections entitled “The Special Meeting of North Valley Shareholders” beginning on page 27.

Q6:	How many votes do I have?

A6:	Each share of North Valley common stock that you own as of the record date entitles you to one vote. As of the close of business on April 30, 2007, there were 7,354,625 outstanding shares of North Valley common stock. As of that date, 5.14% of the outstanding shares of North Valley common stock (excluding vested stock options) were held by directors and executive officers of North Valley and their respective affiliates as a group.

Q7:	What constitutes a quorum at the North Valley special meeting?

A7:	The presence of the holders of a majority of the shares entitled to vote at the North Valley special meeting constitutes a quorum. Presence may be in person or by proxy. You will be considered part of the quorum if you return a signed and dated proxy card, or if you vote in person at the special meeting.

Q8:	Why is my vote important?

A8:	If you are not present, by proxy or in person, at the special meeting, it will be more difficult for North Valley to obtain the necessary quorum to hold its special meeting. In addition, if you fail to vote, by proxy or in person, it will have the same effect as a vote against approval of the merger agreement and the transactions contemplated thereby. The required quorum for the transaction of business at the North Valley special meeting is a majority of the shares of North Valley common stock outstanding on the record date, represented in person or by proxy. The merger agreement must be approved by the holders of a majority of the outstanding shares of North Valley common stock entitled to vote at the North Valley special meeting. If you are the record holder of your shares (meaning a stock certificate has been issued in your name and/or your name appears on North Valleys stock ledger) and you respond but do not indicate how you want to vote, your proxy will be counted as a vote in favor of approval of the merger agreement and any proposal by the North Valley board of directors to adjourn or postpone the special meeting, if necessary. If you hold your shares in a “street name” account with a bank, broker or other nominee, you must instruct the bank, broker or other nominee regarding how to vote your shares, and you must follow the procedures specified by your bank, broker or other nominee. Shares held in a “street name” account with a bank, broker or other nominee that are not voted because you do not properly instruct the bank, broker or other nominee will have the effect of votes against approval of the merger agreement and any proposal by the North Valley board of directors to adjourn or postpone the special meeting.

Failure to properly instruct the bank, broker or other nominee, or instructions to the bank, broker or other nominee to abstain from voting, will have the same effect as a vote against approval of the merger agreement and against any proposal by the North Valley board of directors to adjourn or postpone the special meeting, if necessary.

Q9:	What is the recommendation of the North Valley board of directors?

A9:	The North Valley board of directors unanimously recommends a vote “FOR” approval of the merger agreement and the transactions contemplated thereby.

Q10:	Has North Valley obtained a fairness opinion with respect to the merger?

A10:	Yes. North Valley retained Sandler ONeill & Partners, L.P. (“Sandler ONeill”), a nationally recognized investment banking firm whose principal business specialty is financial institutions, to act as its financial advisor. Sandler ONeill delivered its opinion dated April 10, 2007, to the board of directors of North Valley that, subject to certain assumptions, limitations and qualifications stated therein, the consideration to be received by North Valley shareholders was fair to North Valley shareholders from a financial point of view. Sandler ONeill has updated its fairness opinion as of the date of this proxy statement/prospectus, and a copy of the updated opinion is attached to this proxy statement/prospectus as Appendix B. Sandler ONeill will receive a transaction fee, plus expenses, in connection with its issuance of the fairness opinion and other related financial services rendered. See “The Merger—Opinion of North Valleys Financial Advisor.”

Q11:	What if I return my proxy but do not mark it to show how I am voting?

A11:	If your proxy card is signed and returned without specifying your choice, your shares will be voted “FOR” approval of the merger agreement in accordance with the recommendation of the North Valley board of directors.

Q12:	Can I change my vote after I have mailed my signed proxy card?

A12:	Yes. You can change your vote by revoking your proxy at any time before it is exercised at the North Valley special meeting. You can revoke your proxy in one of three ways:

• notify North Valleys corporate secretary in writing before the voting at the special meeting that you are revoking your proxy;

• submit another proxy with a later date prior to the voting at the special meeting; or

• vote in person at the special meeting.

Q13:	What regulatory approvals are required to complete the merger?

A13:	In order to complete the merger, Sterling must first obtain the prior approval of the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). In addition, the acquisition of North Valley Bank is subject to the receipt of prior approval from the Federal Deposit Insurance Corporation (“FDIC”), the Washington Department of Financial Institutions (“WDFI”), and the California Department of Financial Institutions (“CDFI”). Applications for prior approval of the merger by the Federal Reserve Board, FDIC, WDFI and CDFI were filed by Sterling on or about [ • ] and are currently pending.

Q14:	Do I have dissenters or appraisal rights with respect to the merger?

A14:	Under California law, the shareholders of North Valley have dissenters rights of appraisal under limited circumstances. The provisions of California law regarding dissenters rights of appraisal are summarized in this proxy statement/prospectus under the heading “Dissenters Rights.” In addition, the relevant California statutory provisions regarding dissenters rights are attached to this document as Appendix C.

The shareholders of Sterling do not have dissenters or appraisal rights in connection with the proposed acquisition of North Valley because no vote by the Sterling shareholders is required under Washington law.

Q15:	What are the material U.S. federal income tax consequences of the merger to me?

A15:	The merger will qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, referred to herein as the Code. As a result, we expect that, for U.S. federal income tax purposes, North Valley shareholders generally will not recognize any of the gain or loss in their North Valley common stock for the shares of Sterling common stock that they receive as a result of the merger but will generally recognize gain, but not loss, equal to the lesser of (a) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the North Valley common stock exchanged in the merger or (b) the amount of cash received in the merger. Any gain recognized may be treated as a dividend or capital gain, depending on the shareholders particular circumstances.

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger—Material United States Federal Income Tax Considerations of the Merger” beginning on page 51 of this proxy statement/prospectus.

Q16:	What risks should I consider before I vote on the merger?

A16:	We encourage you to read carefully the detailed information about the merger contained in this document, including the section entitled “Risk Factors” beginning on page 13.

Q17:	When do you expect to complete the merger?

A17:	We are working to complete the merger in the third quarter of 2007. We must first obtain the necessary regulatory approvals and the approval of North Valleys shareholders at the special meeting. In the event of delays, the date for completing the merger can occur as late as November 30, 2007, after which North Valley and Sterling would need to mutually agree to extend the closing date of the merger. We cannot assure you whether or when all the conditions to the merger will be satisfied nor can we predict the exact timing of the closing. It is possible we will not complete the merger.

Q18:	Whom should I contact with questions or to obtain additional copies of this document?

A18:	Sterling Financial Corporation	North Valley Bancorp
	111 North Wall Street	300 Park Marina Circle
	Spokane, Washington 99201	Redding, CA 96001
	Attn: Investor Relations	Attn: Corporate Secretary
	(509) 227-5389	(530) 226-2900

Q19:	Should I send in my stock certificates now?

A19:	No. After the merger is completed, we will send you written instructions for surrendering your stock certificates.

SUMMARY

This summary highlights selected information about the merger but may not contain all of the information that may be important to you. You should carefully read this entire document and the other documents to which this document refers for a more complete understanding of the matters being considered at the North Valley special meeting. See the section entitled “Where You Can Find More Information” beginning on page 85. Unless we have stated otherwise, all references in this document to Sterling are to Sterling Financial Corporation, all references to North Valley are to North Valley Bancorp, and all references to the merger agreement are to the Agreement and Plan of Merger, dated as of April 10, 2007, between Sterling and North Valley, a copy of which is attached as Appendix A to this document. In this document, we often refer to the “combined company,” which means, following the merger, Sterling and its subsidiaries, including North Valleys subsidiaries. Unless otherwise specified, all references to “we,” “us” and “our” in this document mean Sterling and North Valley together, and all references to the “merger” mean the merger of North Valley with and into Sterling.

The Companies

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

Sterling Financial Corporation (“Sterling”) is a bank holding company, the significant operating subsidiaries of which are Sterling Savings Bank and Golf Savings Bank. The principal operating subsidiaries of Sterling Savings Bank are Action Mortgage Company (“Action Mortgage”), INTERVEST-Mortgage Investment Company (“INTERVEST”) and Harbor Financial Services, Inc. (“Harbor Financial”). Sterling Savings Bank commenced operations in 1983 as a Washington State-chartered federally insured stock savings and loan association headquartered in Spokane, Washington. On July 8, 2005, Sterling Savings Bank converted to a commercial bank. The main focus of Golf Savings Bank, a Washington State-chartered savings bank acquired by Sterling in July 2006, is the origination and sale of residential mortgage loans.

Sterling provides personalized, quality financial services and “Perfect Fit” banking products to its customers consistent with its “Hometown Helpful” philosophy. Sterling believes that its dedication to personalized service has enabled it to grow both its retail deposit base and its lending portfolio in the western United States. With $11.4 billion in total assets at March 31, 2007, Sterling originates loans and attracts FDIC insured deposits from the general public through 171 financial service centers located throughout Washington, Oregon, Idaho, California and Montana. In addition, Sterling originates loans through Golf Savings Bank and Action Mortgage residential loan production offices and through INTERVEST commercial real estate lending offices in the western United States. Sterling also markets fixed income and equity products, mutual funds, fixed and variable annuities and other financial products through Harbor Financial service representatives located throughout Sterlings financial service center network. As of March 31, 2007, Sterling had total assets of $11.4 billion, net loans receivable of $8.4 billion, deposits of $7.6 billion and shareholders equity of $1.1 billion. Sterling stock trades on the Nasdaq Global Select Market under the symbol of “STSA.”

North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001
Attn: Corporate Secretary
(530) 226-2900

North Valley is a bank holding company registered with and subject to regulation and supervision by the Federal Reserve Board. Its principal operating subsidiary, North Valley Bank, was organized in September 1972, under the laws of the State of California, and commenced operations in February 1973. North Valley Bank is principally supervised and regulated by the CDFI and conducts a commercial and retail banking business, which includes accepting demand, savings, and money market rate deposit accounts and time deposits, and making commercial, real estate and consumer loans. North Valley Bank also issues cashiers checks and money orders, sells travelers checks and provides safe deposit boxes and other customary banking services. As a state-chartered insured member bank, North Valley Bank is also subject to regulation by the Federal Reserve Board, and its deposits are insured by the FDIC. North Valley Bank does not offer trust services or international banking services.

North Valley Bank operates 26 banking offices in Shasta, Trinity, Humboldt, Del Norte, Yolo, Solano, Sonoma, Placer, and Mendocino Counties, for which it has received all of the requisite regulatory approvals. As of March 31, 2007, North Valley had total assets of $906.7 million, net loans receivable of $641.7 million, deposits of $760.7 million and shareholders equity of $78.1 million. North Valley stock trades on the Nasdaq Global Select Market under the symbol of “NOVB.”

The Merger (Page 32)

We propose a merger in which North Valley will merge with and into Sterling and North Valley Bank, at Sterlings election, will merge with and into either Sterling Savings Bank or Golf Savings Bank. As a result of the merger, North Valley will cease to exist as a separate corporation and North Valley Bank will cease to exist as a separate financial institution.

Immediately after the merger, based on the number of shares of Sterling common stock outstanding as of April 30, 2007, and assuming that all North Valley stock options outstanding on that date were exchanged for fully vested Sterling stock options, as provided in the merger agreement, former North Valley shareholders and option holders would own approximately 11% of the outstanding shares of Sterling common stock as a result of the issuance of shares of Sterling common stock (assuming, for purposes of this calculation, that all Sterling stock options exchanged for North Valley stock options are fully exercised). We expect the merger of North Valley and Sterling to be completed during the third quarter of 2007, although the merger could be delayed to as late as November 30, 2007, after which North Valley and Sterling would need to mutually agree to extend the closing date of the merger.

After careful consideration, the North Valley board of directors unanimously approved and adopted the merger agreement. The North Valley board of directors unanimously recommends that holders of North Valley common stock vote “FOR” approval of the merger agreement, including the transactions contemplated by the merger agreement.

Under the terms of the merger agreement, approval requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of North Valley common stock. No vote of Sterling shareholders is required (or will be sought) in connection with the merger. See the section entitled “The Merger Agreement—Voting Agreements.”

Reasons of North Valley for the merger and recommendation of the North Valley board of directors (Page 37)

The North Valley board of directors believes the merger is in the best interests of North Valley and the North Valley shareholders. The North Valley board of directors has unanimously approved the merger agreement and recommends that North Valley shareholders vote “FOR” the approval of the merger agreement and the consummation of the transactions contemplated by the merger agreement. In approving and adopting the merger agreement and making its recommendation, the North Valley board of directors consulted with North Valley executive management and North Valleys financial and legal advisors and considered a number of strategic, financial and other considerations referred to under the section entitled “The Merger—Reasons of North Valley for the Merger and Recommendation of the North Valley Board of Directors.”

North Valleys financial advisor has said that the merger consideration is fair from a financial point of view to North Valley shareholders (Page 39)

In connection with the proposed merger, North Valleys board of directors considered an oral opinion delivered April 10, 2007, and later confirmed in writing, from its financial advisor, Sandler ONeill, that the consideration to be received by the holders of North Valley common stock in the merger, in accordance with the merger agreement, was fair from a financial point of view to the North Valley shareholders. The full text of the written opinion of Sandler ONeill, updated to the date of this proxy statement/prospectus, is attached as Appendix B to this document. You are urged to read the opinion carefully and in its entirety for a description of the procedures followed, matters considered and limitations on the review undertaken. The opinion of Sandler ONeill does not constitute a recommendation to any shareholder as to how a shareholder should vote or act on any matter relating to the merger.

Consideration to be received in the merger (Page 49)

At the effective time, by virtue of the merger and without any action on your part, each share of North Valley common stock that is issued and outstanding immediately prior to the effective time, including the associated preferred stock purchase rights issued pursuant to the North Valley Shareholder Protection Rights Agreement dated as of September 9, 1999, as amended, will be converted into the right to receive 0.7364 shares of Sterling common stock and $2.80 of cash consideration. All of the shares of North Valley common stock converted into the right to receive shares of Sterling common stock as provided in the merger agreement shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the preferred stock purchase rights associated with the shares of North Valley common stock shall expire and terminate. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger. Furthermore, at the effective date of the merger, North Valley options to purchase North Valley common stock held by North Valley employees and directors will be converted at a fixed exchange ratio of 0.8261 into options to purchase Sterling common stock. As of April 30, 2007, there were outstanding options to purchase an aggregate of 785,783 shares of North Valley common stock at a weighted average exercise price of $10.69 per share. See the section entitled “The Merger—Interests of Certain Persons in the Merger—Stock Options.” The shares of Sterling common stock to be received by those persons deemed to be affiliates of North Valley will be subject to certain sale and transfer restrictions. See the section entitled “The Merger Agreement—Restrictions on Resales by Affiliates.” Shares of Sterling common stock received by all other North Valley shareholders will be unrestricted, freely tradable shares, listed on the Nasdaq Global Select Market.

North Valley shareholders will own approximately 11% of the outstanding shares of Sterling common stock after the merger (Page 49)

The maximum number of shares that will be issued by Sterling in the merger has been fixed at 5,992,029. Based on the number of shares of Sterling common stock outstanding as of April 30, 2007, and assuming no adjustment to the fixed number of Sterling shares, and also assuming that North Valley stock options exercisable for shares of North Valley common stock are exchanged for Sterling stock options exercisable for 0.8261 shares of Sterling common stock, North Valley shareholders will collectively own up to approximately 11% of the outstanding shares of Sterling common stock after the merger. See the section entitled “The Merger—Consideration to be Received in the Merger.”

Stock price information (Page 25)

Sterling common stock is listed on the Nasdaq Global Select Market under the symbol “STSA.” North Valley common stock is listed on the Nasdaq Global Select Market under the symbol “NOVB.”

The following table sets forth the last reported sale prices per share of Sterling common stock and North Valley common stock and the equivalent price per North Valley share, giving effect to the merger on (a) April 10, 2007, the last trading day preceding public announcement of the signing of the merger agreement and (b) [ • ], 2007, the last practicable date prior to the mailing of this proxy statement/prospectus.

North
	Sterling	Valley	Equivalent
	Common	Common	Price per North
	Stock	Stock	Valley Share

April 10, 2007	$30.33	$24.86	$25.14
, 2007	$	$	$

The equivalent price per share data for North Valley common stock has been determined by: (a) multiplying the last reported sale price of a share of Sterling common stock on the date indicated in the table by 0.7364, the number of Sterling shares to be issued in the merger for each outstanding share of North Valley common stock, excluding shares under stock options; plus (b) $2.80, the amount of cash to be paid in the merger for each outstanding share of North Valley common stock. Because the price of Sterling common stock at the time of completion of the merger may be higher or lower than the sale price indicated in the table, the actual equivalent price per North Valley share received by shareholders at the effective time may be more or less than the equivalent price per North Valley share indicated in the table. See the section entitled “Risk Factors—Because the market price of Sterling common stock will fluctuate, North Valley shareholders cannot be sure of the value of the merger consideration they will receive.”

North Valleys directors and executive officers have interests in the merger that differ from, or are in addition to, your interests in the merger (Page 54)

You should be aware that some of the directors and executive officers of North Valley have interests in the merger that are different from, or are in addition to, the interests of North Valley shareholders. These interests include, but are not limited to, the continued employment of and retention benefits payable to certain executive officers after the merger, severance benefits payable to certain executive officers whose employment is not continued after the merger, the payment of certain change in control benefits, the accelerated vesting of options and the indemnification of former North Valley officers and directors by Sterling. The North Valley and Sterling boards of directors were aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated by the merger agreement.

Material United States federal income tax considerations of the merger (Page 51)

The merger will qualify for U.S. Federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Code. As a result, we expect that, for U.S. federal income tax purposes, North Valley shareholders generally will not recognize any of the gain or loss in their North Valley common stock for the shares of Sterling common stock that they receive as a result of the merger but will generally recognize gain, but not loss, equal to the lesser of: (a) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received over the adjusted tax basis in the North Valley common stock exchanged in the merger; or (b) the amount of cash received in the merger. Any gain recognized may be treated as a dividend or capital gain, depending on the shareholders particular circumstances.

For further information concerning U.S. federal income tax consequences of the merger, please see the section entitled “The Merger—Material United States Federal Income Tax Considerations of the Merger” beginning on page 51 of this proxy statement/prospectus.

Tax matters are very complicated and the consequences of the merger to any particular North Valley shareholder will depend on that shareholders particular facts and circumstances. North Valley shareholders are urged to consult their own tax advisors to determine their own tax consequences from the merger.

Payment of dividends (Page 59)

After the merger, you will receive dividends, if any, that Sterling pays on its common stock. Sterling paid quarterly cash dividends of $0.055 per share on January 13, 2006, $0.06 per share on April 13, 2006, $0.065 per share on July 14, 2006, $0.07 per share on October 13, 2006, $0.075 per share on January 12, 2007 and $0.08 per share on April 11, 2007.

On April 24, 2007, Sterling issued a press release announcing a quarterly cash dividend of $0.085 per share payable to Sterling shareholders of record as of June 29, 2007. The dividend is expected to be paid on July 11, 2007. The declaration and payment of the last quarterly dividend on North Valley common stock occurring prior to the effective time of the merger will be coordinated with any declaration of a quarterly dividend on Sterling common stock for the same quarter.

Accounting treatment (Page 54)

The merger will be accounted for as an acquisition of North Valley by Sterling under the purchase method of accounting in accordance with accounting principles generally accepted in the United States.

In order to complete the merger, we must first obtain certain regulatory approvals (Page 51)

In order to complete the merger, Sterling must first obtain the prior written approval of the Federal Reserve Board. The acquisition of North Valley is also subject to the receipt of prior approval from the FDIC, CDFI and WDFI. Applications for prior approval of the merger by the Federal Reserve Board and the FDIC, CDFI and WDFI were filed by Sterling on or about [ • ] and are currently pending.

North Valley shareholders have dissenters rights (Page 82)

The shareholders of North Valley have dissenters rights of appraisal under limited circumstances. Under California law, no dissenters rights are available for shares, including North Valleys, that are listed on the Nasdaq Global Select Market unless there exists with respect to the shares any restriction on transfer imposed by North Valley or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares.

If you dissent from approval of the merger agreement and the conditions mentioned above are met, then your shares of North Valley will not be exchanged for a combination of shares of Sterling common stock and cash in the merger. Your only right will be to receive the fair value of your common stock as determined by mutual agreement between you and North Valley or by appraisal if you are unable to agree. The appraised value may be more or less than the consideration you would receive under the terms of the merger agreement, and will be based upon the value of shares of North Valley common stock without giving effect to the merger. If you exercise dissenters rights, any cash you receive for your North Valley shares that results in a gain or loss will be immediately recognizable for federal income tax purposes. You should be aware that submitting a signed proxy card without indicating a vote with respect to the merger will be deemed a vote “FOR” the merger agreement and a waiver of your dissenters rights. A vote “AGAINST” the merger agreement does not dispense with the other requirements to exercise dissenters rights under California law. If your shares are held in a “street name” account with a bank, broker or other nominee, and you wish to exercise dissenters rights, it is very important that you instruct the bank, broker or other nominee, in a timely manner, that your shares are to be voted “AGAINST” the merger or, in the alternative, that you request, in a timely manner, a proxy from your bank, broker or other nominee that enables you to attend the special meeting and vote your shares in person.

A shareholder electing to dissent from approval of the merger agreement must strictly comply with all procedures required under California law. These procedures are described more fully beginning on page 82 of this proxy statement/prospectus under the caption “Dissenters Rights,” and a copy of the relevant California statutory provisions regarding dissenters rights is included as Appendix C to this proxy statement/prospectus.

The merger agreement (Page 60)

The merger agreement is described beginning on page 60. The merger agreement also is attached as Appendix A to this document. We urge you to read the merger agreement in its entirety because it contains important provisions governing the terms and conditions of the merger.

Additional conditions to consummation of the merger (Page 68)

In addition to the regulatory approvals, the consummation of the merger depends on a number of conditions being met, including, among others:

•	approval of the merger agreement by the holders of a majority of all outstanding shares of North Valleys common stock;

•	authorization of the shares of Sterling common stock to be issued in the merger for listing on the Nasdaq Global Select Market;

•	the filing and effectiveness of a registration statement on Form S-4 with the SEC in connection with the issuance of Sterling common stock in the merger;

•	absence of any order, injunction, or regulatory prohibition to completion of the merger;

•	receipt by each party of an opinion from the partys tax counsel that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code;

•	accuracy of the representations and warranties of North Valley and Sterling, except those that would not have or be reasonably likely to have a material adverse effect on North Valley or Sterling, respectively;

•	performance in all material respects by North Valley and Sterling of all obligations required to be performed by either of them under the merger agreement;

•	the continued effectiveness of voting agreements entered into by certain North Valley shareholders, including: Michael J. Cushman, William W. Cox, Royce L. Friesen, Dan W. Ghidinelli, Kevin D. Hartwick, Roger B. Kohlmeier, Martin A. Mariani, Dolores M. Vellutini and J.M. Wells, Jr.; and

•	receipt by Sterling of resignations from each director of North Valley and each of its subsidiaries.

Where the law permits, either Sterling or North Valley could elect to waive a condition to its obligation to complete the merger although that condition has not been satisfied. We cannot be certain whether or when the conditions to the merger will be satisfied or waived or that the merger will be completed.

In addition, after North Valleys shareholders have approved the merger agreement, we may not amend the merger agreement to reduce the amount or change the form of consideration to be received by the North Valley shareholders in the merger without the approval of North Valley shareholders.

We may decide not to complete the merger (Page 69)

North Valley and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of North Valley have voted to approve the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	if any governmental entity that must grant a required regulatory approval has denied such approval and the denial has become final and nonappealable;

•	if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of that party set forth in the merger agreement;

•	failure to complete the merger by November 30, 2007, unless the failure of the closing to occur by that date is due to the material breach by the party seeking to terminate the merger agreement to perform or observe the covenants or obligations of that party;

•	if the other party has materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement, and the party seeking to terminate is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement, and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of North Valley contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the North Valley special meeting, unless the failure was caused by North Valley or a party to a voting agreement entered into in connection with the merger agreement.

Sterling, without the consent of North Valley, can terminate:

•	if the board of directors of North Valley fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation;

•	if North Valley receives a superior proposal, as defined in the merger agreement, and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of the superior proposal, its own written proposal or offer in response to the superior proposal that North Valleys board of directors concludes in good faith is no less favorable to the shareholders of North Valley as the superior proposal; or

•	if a tender offer or exchange offer for 25% or more of the outstanding shares of North Valley common stock is commenced (other than by Sterling or a subsidiary thereof), and the board of directors of North Valley recommends that the shareholders of North Valley tender their shares in the tender or exchange offer or otherwise fails to recommend that the shareholders reject the tender offer or exchange offer within a ten business day period.

North Valley, without the consent of Sterling, can terminate:

•	if North Valley receives a superior proposal and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of the superior proposal, its own written proposal or offer in response to the superior proposal that North Valleys board of directors concludes in good faith is no less favorable to the shareholders of North Valley as the superior proposal; or

•	if the average closing price of Sterlings common stock during a specified period just prior to the closing date is less than $28.23, and the Sterling common stock price has also declined from a price of $33.21 per share such that the percentage decline of the Sterling common stock price from $33.21 reflects underperformance of Sterlings common stock by at least 15% relative to the price performance of a weighted average index of a certain group of financial institution holding companies. Sterling, however, would then have the option to avoid the termination by increasing the consideration paid to North Valley shareholders, as provided in the merger agreement.

Under some circumstances, either North Valley or Sterling will be required to pay a termination fee to the other if the merger agreement is terminated (Page 70)

•	North Valley must pay Sterling a termination fee of $8 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (1) the North Valley board of directors failing to recommend the approval of the merger or changing or publicly announcing its intention to change its recommendation and the North Valley shareholders failing to approve the merger; (2) North Valley breaching its nonsolicitation or related obligations as provided in the merger agreement; (3) North Valley receiving a superior proposal, as defined in the merger agreement, and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of such superior proposal, its own written proposal or offer in response to such superior proposal that North Valleys board of directors concludes in good faith is no less favorable to the shareholders of North Valley as the superior proposal; or (4) the board of directors recommending that North Valley shareholders tender their shares in a tender or exchange offer or failing to recommend that the North Valley shareholders reject such an offer.

•	North Valley must pay Sterling a termination fee of $2 million (which amount may be increased to $8 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by North Valley of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within 30 days following written notice to North Valley, or which breach, by its nature, cannot be cured prior to the closing date;

•	Sterling must pay North Valley a termination fee of $5 million if North Valley terminates the merger agreement and elects to receive such fee as a result of Sterling soliciting or accepting any offer from any third party that involves Sterling in a business combination with such third party unless such offer is conditioned upon the performance of all obligations under the merger agreement in a manner such that the value of the consideration to be paid to the North Valley shareholders under the merger agreement is not thereby reduced; and

•	Sterling must pay North Valley a termination fee of $2 million if North Valley terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Sterling of any of the covenants and agreements or representations or warranties it made in the merger agreement, such that any of its closing conditions would not be satisfied by the closing date, and the breach is not cured within

30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date.

Comparison of Shareholder Rights (Page 77)

The conversion of your shares of North Valley common stock into the right to receive shares of Sterling common stock in the merger will result in differences between your rights as a North Valley shareholder, which are governed by the California Corporations Code (“CCC”) and North Valleys articles of incorporation and bylaws, and your rights as a Sterling shareholder, which are governed by the Washington Business Corporations Act (“WBCA”) and Sterlings amended and restated articles of incorporation and bylaws.

North Valleys Special Meeting (Page 27)

Meeting Information and Vote Requirements.

The special meeting of North Valleys shareholders will be held on [ • ], 2007, at 5:30 p.m., local time, at the administrative offices of North Valley, 300 Park Marina Circle, Redding, California 96001, unless adjourned or postponed. At this meeting, North Valleys shareholders will be asked to:

•	approve the principal terms of the Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling Financial Corporation and North Valley Bancorp and the transactions contemplated thereby, including the merger of North Valley Bancorp with and into Sterling Financial Corporation and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank. The merger agreement provides the terms and conditions under which it is proposed that North Valley merge with Sterling, as described in this proxy statement/prospectus; and

•	approve any proposal of the North Valley board of directors to adjourn or postpone the special meeting.

No other business may be properly brought before the special meeting.

You may vote at the special meeting if you owned North Valley common stock as of the close of business on April 30, 2007. You may cast one vote for each share of North Valley common stock you owned at that time.

The required quorum for the transaction of business at the North Valley special meeting is a majority of the shares of North Valley common stock outstanding on the record date, April 30, 2007, represented in person or by proxy. Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of North Valley common stock. The affirmative vote of the holders of a majority of the outstanding shares of North Valley common stock present in person or by proxy and voting at the special meeting may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement to solicit further proxies for that proposal.

RISK FACTORS

By voting in favor of the merger, you will be choosing to invest in the common stock of Sterling, into which North Valley will merge under the terms of the merger agreement. An investment in the combined companys common stock contains a high degree of risk. In addition to the other information included in this proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” on page 18, you should carefully consider the matters described below in determining whether to approve the principal terms of the merger agreement.

Risks Related to the Merger

Because the market price of Sterling common stock will fluctuate, North Valley shareholders cannot be sure of the value of the merger consideration they will receive.

Upon completion of the merger, each share of North Valley common stock will be converted into the right to receive merger consideration equal to 0.7364 shares of Sterling common stock and $2.80 in cash pursuant to the terms of the merger agreement. Any change in the market price of Sterling common stock prior to completion of the merger will affect the value of the merger consideration that North Valley shareholders will receive upon completion of the merger. Accordingly, at the time of the North Valley special meeting and prior to the closing of the merger, North Valley shareholders will not necessarily know or be able to calculate the actual value of the merger consideration they would receive upon completion of the merger. Although North Valley will have the right to terminate the merger agreement in the event of a specified decline in the market value of Sterling common stock and a specified decline relative to the performance of a designated market index unless Sterling elects to increase the aggregate merger consideration (see “The Merger Agreement Termination of the Merger Agreement”), neither company is otherwise permitted to terminate the merger agreement or resolicit the vote of North Valleys shareholders solely because of changes in the market prices of either companys stock. Stock price changes may result from a variety of factors, including general market and economic conditions, changes in our respective businesses, operations and prospects, and regulatory considerations. Many of these factors are beyond the control of our companies. You should obtain current market prices for shares of Sterling common stock and for shares of North Valley common stock.

If Sterling is unable to integrate the combined operations successfully, its business and earnings may be negatively affected.

The merger involves the integration of companies that have previously operated independently. Successful integration of North Valleys operations will depend primarily on Sterlings ability to consolidate operations, systems and procedures and to eliminate redundancies and costs. No assurance can be given that Sterling will be able to integrate its post-merger operations without encountering difficulties including, without limitation, the loss of key employees and customers, the disruption of its respective ongoing businesses or possible inconsistencies in standards, controls, procedures and policies. Estimated cost savings and revenue enhancements are projected to come from various areas that Sterlings management has identified through the due diligence and integration planning process. The elimination and consolidation of duplicate tasks are projected to result in annual cost savings. If Sterling has difficulties with the integration, it might not fully achieve the economic benefits it expects to result from the merger. In addition, Sterling may experience greater than expected costs or difficulties relating to the integration of the business of North Valley, and/or may not realize expected cost savings from the merger within the expected time frame.

The fairness opinion obtained by North Valley from its financial advisor will not reflect changes in circumstances between the date of this proxy statement/prospectus and the completion of the merger.

Changes in the operations and prospects of Sterling or North Valleys general market and economic conditions, and other factors that may be beyond the control of Sterling and North Valley and on which the fairness opinion of Sandler ONeill was based, may alter the value of Sterling or North Valley or the prices of shares of Sterling common stock or North Valley common stock by the time the merger is completed. The Sandler ONeill fairness opinion does not speak as of the date on which the merger will be completed or as of any date other than the date of the opinion. Because North Valley does not currently anticipate asking its financial advisor to further update its opinion, the [ • ], 2007 updated opinion included as Appendix B does not address the fairness of the merger consideration, from a financial point of view, at the time the merger is completed. For a description of the opinion that North Valley received from its financial advisor, please refer to “The Merger—Opinion of North Valleys Financial Advisor.” For a description of the other factors considered by the board of directors of North Valley in determining to approve the merger, please refer to “The Merger—Reasons of North Valley for the Merger and Recommendation of the North Valley Board of Directors.”

The merger agreement limits North Valleys ability to pursue alternatives to the merger.

The merger agreement contains non-solicitation provisions that, subject to limited exceptions, limit North Valleys ability to discuss, facilitate or commit to competing third-party proposals to acquire all or a significant part of North Valley. Although North Valleys board of directors is permitted to take certain actions in connection with the receipt of a competing acquisition proposal if it determines in good faith that the failure to do so would violate its fiduciary duties, taking such actions could and other actions (such as withdrawing or modifying its recommendation to North Valley shareholders that they vote in favor of approval of the merger agreement) would, entitle Sterling to terminate the merger agreement and receive a termination fee of $8 million. See “The Merger—Termination of the Merger Agreement” and “— Termination Fee.” These provisions might discourage a potential competing acquiror that might have an interest in acquiring all or a significant part of North Valley from considering or proposing that acquisition even if it were prepared to pay consideration with a higher per share price than that proposed in the merger, or might result in a potential competing acquiror proposing to pay a lower per share price to acquire North Valley than it might otherwise have proposed to pay.

North Valleys directors and executive officers might have additional interests in the merger.

In deciding how to vote on the proposal to approve the merger agreement, you should be aware that North Valleys directors and executive officers might have interests in the merger that are different from, or in addition to, the interests of North Valley shareholders generally. See the section entitled “The Merger—Interests of Certain Persons in the Merger.” North Valleys board of directors was aware of these interests and considered them when it recommended approval of the merger agreement.

The merger is subject to the receipt of consents and approvals from regulatory and other authorities that may impose conditions that could have an adverse effect on Sterling.

Before the merger may be completed, various approvals or consents must be obtained from various bank regulatory and other authorities. These authorities may impose conditions on the completion of the merger or require changes to the terms of the merger. While Sterling and North Valley do not currently expect that any conditions or changes would be imposed, there can be no assurance that they will not be, and such conditions or changes could have the effect of delaying completion of the merger or imposing additional costs on or limiting the revenues of Sterling following the merger, any of which might have a material adverse effect on Sterling following the merger.

North Valley shareholders will own approximately 11% of the combined company after the merger and will have less influence over management.

After completion of the merger, the North Valley shareholders will own approximately 11% of the combined company, a significantly smaller percentage of Sterling than their 100% ownership of North Valley. The merger agreement provides that Sterling will take all action necessary to appoint J.M. (“Mike”) Wells, Jr., the current chairman of the North Valley board of directors, to membership on the Sterling board of directors upon completion of the merger, and if Mr. Wells should become unwilling or unable to serve on the Sterling board of directors, Sterling has agreed to take all action necessary to appoint one of the other members of the North Valley board of directors to serve on the Sterling board of directors. The currently authorized number of members on the Sterling board of directors is nine. The term of office for Mr. Wells (or his alternate) has not been determined.

The future issuance of Sterling common stock could have a dilutive effect on the shares issued to the North Valley shareholders in the merger.

The Sterling articles of incorporation currently authorize the issuance of up to 100,000,000 shares of common stock, par value $1.00 per share, and up to 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 30, 2007, there were 51,265,711 shares of common stock outstanding and a maximum of 5,992,029 shares of common stock will be issued to North Valley shareholders pursuant to the terms of the merger agreement. No shares of preferred stock are currently outstanding. The merger agreement does not restrict Sterlings ability to issue the additional authorized and unissued shares of common stock, or the authorized and unissued shares of preferred stock, after the merger has been completed. Shares of common stock may be issued by Sterling to obtain equity capital, to effect further acquisitions, to grant awards under stock option plans, or to use for stock dividends or in stock splits. In July 2006, Sterling filed a “shelf” registration statement with the SEC on Form S-3 for the issuance of up to $100 million in common stock and preferred stock. To date, no shares have been issued under the registration statement. Sterlings articles of incorporation provide that no holder of Sterlings capital stock shall have any preemptive rights to acquire any of Sterlings securities. When and if Sterling issues additional shares of common stock, the per share voting power and shareholders equity represented by the shares issued to North Valley shareholders in the merger may be diluted, and the amounts available for distribution as dividends on the shares issued to North Valley shareholders may also be diluted.

Risks Related to Sterling Following Completion of the Merger

Unless otherwise specified, references to “we,” “our” and “us” in this subsection means Sterling and its subsidiaries on a consolidated basis. In addition to the risks related to Sterling following completion of the merger set forth below, you should also consider the other risk factors listed in Item 1A. of the Sterling Annual Report on Form 10-K for the year ended December 31, 2006, as filed with the SEC and included in Sterlings 2006 annual report to shareholders.

As a bank holding company, our earnings are dependent upon the performance of our bank and non-bank subsidiaries as well as by business, economic and political conditions.

Sterling is a legal entity separate and distinct from its subsidiaries, including Sterling Savings Bank and Golf Savings Bank, although the principal source of Sterlings cash is dividends from Sterling Savings Bank. Our right to participate in the assets of any subsidiary upon that subsidiarys liquidation, reorganization or otherwise will be subject to the claims of the subsidiarys creditors, which will take priority except to the extent that we may be a creditor with a recognized claim.

Sterling Savings Bank and Golf Savings Bank are also subject to restrictions under federal law that limit the transfer of funds to us or to other affiliates, whether in the form of loans, extensions of credit, investments, asset purchases or otherwise. Transfers by Sterling Savings Bank or Golf Savings Bank to us or any other affiliate are limited in amount to 10% of each banks capital and surplus. Furthermore, such loans and extensions of credit are required to be collateralized.

Earnings are impacted by business and economic conditions in the United States and abroad. These conditions include short-term and long-term interest rates, inflation, monetary supply, fluctuations in both debt and equity capital markets, and the strength of the U.S. economy and the local economies in which we operate. Business and economic conditions that negatively impact household or corporate incomes could decrease the demand for our products and increase the number of customers who fail to pay their loans.

We have shifted our focus to community banking.

We are increasing our commercial banking, consumer and construction lending, while placing an increased emphasis on attracting greater volumes of retail deposits. Commercial banking, consumer and construction loans generally produce higher yields than residential mortgage loans. These types of loans, however, generally involve a higher degree of risk than the financing of residential real estate, primarily because the collateral may be difficult to obtain or liquidate in the event of default. Construction lending is subject to risks including: construction delays; cost overruns; insufficient collateral; and the inability to obtain permanent financing in a timely manner.

Commercial banking and construction loans are more expensive to originate than residential mortgage loans. As a result, our operating expenses are likely to increase as we increase our lending in these areas. Additionally, we are likely to experience higher levels of loan losses than we would on residential mortgage loans. There can be no assurance that our emphasis on community banking will be successful or that any increase in the yields on commercial banking, consumer and construction loans will offset higher levels of expense and losses on such loans.

We have a high concentration of loans secured by real estate.

Our loans, with limited exceptions, are secured by either real estate, marketable securities or corporate assets. A significant portion of our loans are residential construction loans. At March 31, 2007, approximately 30% of Sterlings total loan portfolio consisted of construction loans, approximately 33% of which were for speculative endeavors. Additionally, 20% of Sterlings loan portfolio consisted of multifamily residential and commercial property loans at March 31, 2007. A reduction in the demand for new construction or multifamily residential and commercial property loans could have a negative impact on Sterling. In addition, 33% of the loans in North Valleys portfolio as of March 31, 2007 were construction loans.

Our ability to continue to originate these types of loans may be impaired by adverse changes in local and regional economic conditions in the real estate markets, or by acts of nature. Due to the concentration of real estate collateral, these events could have a material adverse impact on the value of the collateral, resulting in losses or delinquencies. Our residential mortgage and home equity loans are primarily secured by residential property in the Pacific Northwest. As a result, conditions in the real estate markets generally, and the Pacific Northwest economy specifically, can materially impact the ability of our borrowers to repay their loans and affect the value of the collateral securing these loans. Customer demand for loans secured by real estate could be reduced by a weaker economy, an increase in unemployment, a decrease in real estate values or an increase in interest rates.

Competition may adversely affect our ability to attract and retain customers at current levels.

The banking and financial services businesses in our market areas are highly competitive. Competition in the banking, mortgage and finance industries may limit our ability to attract and retain customers. We face competition from other banking institutions, savings banks, credit unions and other financial institutions. We also compete with non-bank financial service companies in the market areas within the states that we serve and out-of-state financial intermediaries that have opened loan production offices or that solicit deposits in our market areas. There also has been a general consolidation of financial institutions in recent years, which results in new competitors and larger competitors in our market areas.

In particular, our competitors include major financial companies whose greater resources may provide them a marketplace advantage. Areas of competition include interest rates for loans and deposits, efforts to obtain deposits and the range and quality of services provided. Because we have fewer financial and other resources than larger institutions with which we compete, we may be limited in our ability to attract customers. In addition, some of the current commercial banking customers may seek alternative banking sources as they develop needs for credit facilities larger than we can accommodate. If we are unable to attract and retain customers, we may be unable to continue our loan and deposit growth, and our results of operations and financial condition may otherwise be negatively impacted.

We may not be able to successfully implement our internal growth strategy.

We have pursued and intend to continue to pursue an internal growth strategy, the success of which will depend primarily on generating an increasing level of loans and deposits at acceptable risk levels and terms without proportionate increases in non-interest expenses. There can be no assurance that we will be successful in implementing our internal growth strategy. Furthermore, the success of our growth strategy will depend on maintaining sufficient regulatory capital levels and on continued favorable economic conditions in the western United States.

There are risks associated with integrating acquisitions.

On July 5, 2006, Sterling completed the acquisition of Golf Savings Bank; on November 30, 2006, Sterling completed the acquisition of FirstBank Northwest; and on February 28, 2007, Sterling completed the acquisition of Sonoma National Bank. Risks associated with the integration of multiple acquisitions within a relatively short time period that may affect Sterling include, without limitation: (1) the businesses might not be combined successfully, or a combination may take longer, be more difficult, time-consuming or costly to accomplish than expected; (2) the expected growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected; (3) operating costs, customer losses and business disruption following the merger, including adverse effects on relationships with employees, may be greater than expected; (4) adverse governmental or regulatory policies may be enacted; (5) the interest rate environment may further compress margins and adversely affect net interest income; (6) results may be adversely affected by continued diversification of assets and adverse changes to credit quality; (7) competition from other financial services companies in Sterlings markets could adversely affect operations; and (8) an economic slowdown could adversely affect credit quality and loan originations.

There are risks associated with potential acquisitions.

We may make opportunistic acquisitions of other banks or financial institutions from time to time that further our business strategy. These acquisitions could involve numerous risks including lower than expected performance or higher than expected costs, difficulties in the integration of operations, services, products and personnel, the diversion of managements attention from other business concerns, changes in relationships with customers and the potential loss of key employees. Any acquisitions will be subject to regulatory approval, and there can be no assurance that we will be able to obtain the necessary approvals. We may not be successful in identifying further acquisition candidates, integrating acquired institutions or preventing deposit erosion or loan quality deterioration at acquired institutions. Competition for acquisitions in our market area is highly competitive, and we may not be able to acquire other institutions on attractive terms. There can be no assurance that we will be successful in completing future acquisitions, or if such transactions are completed, that we will be successful in integrating acquired businesses into our operations. Our ability to grow may be limited if we are unable to successfully make future acquisitions.

We are expanding our lending activities in riskier areas.

We have identified commercial real estate, commercial business and consumer loans as areas for increased lending emphasis. While increased lending diversification is expected to increase interest income, non-residential loans carry greater risk of payment default than residential real estate loans. As the volume of these loans increases, credit risk increases. In the event of substantial borrower defaults, our provision for loan losses would increase and therefore earnings would be reduced.

Sterling may not be able to replace key members of management or attract and retain qualified relationship managers in the future.

Sterling depends on the services of existing management to carry out its business and investment strategies. Sterlings ability to implement its business strategies is closely tied to the strengths of the chief executive officer and other key officers who have extensive experience in the banking industry, which may be difficult to replace. As Sterling expands, it will need to continue to attract and retain additional management and other qualified staff. In particular, because Sterling plans to continue to expand its locations, products and services, Sterling will need to continue to attract and retain qualified banking personnel and investment advisors. Competition for qualified personnel is significant in Sterlings geographic market areas. The loss of the services of any management personnel, or the inability to recruit and retain qualified personnel in the future, could have an adverse effect on Sterlings results of operations, financial conditions and prospects.

Sterling could be held responsible for environmental liabilities of properties acquired through foreclosure.

If Sterling is forced to foreclose on a defaulted mortgage loan to recover its investment, under certain circumstances it could be subject to environmental liabilities related to the underlying real property. Hazardous substances or wastes, contaminants, pollutants or sources thereof may be discovered on properties during its ownership or after a sale to a third party. The amount of environmental liability could exceed the value of real property. There can be no assurance that Sterling would not be fully liable for the entire cost of any removal and clean-up on an acquired property, that the cost of removal and clean-up would not exceed the value of the property, or that costs could be recovered from any third party. In addition, Sterling may find it difficult or impossible to sell the property prior to or following any environmental remediation.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This document, including information included or incorporated by reference in this document, may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Sterling and North Valley intend for all forward-looking statements to be covered by the safe harbor provisions for forward looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, (1) statements about the benefits of the merger, including future financial and operating results, cost savings, enhancements to revenue and accretion to reported earnings that may be realized from the merger; (2) statements about our respective plans, objectives, expectations and intentions and other statements that are not historical facts; (3) statements about expectations regarding the timing of the closing of the merger and the ability to obtain regulatory approvals on a timely basis; and (4) other statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” or words of similar meaning. These forward-looking statements are based on current beliefs and expectations of Sterlings and North Valleys respective executive management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and beyond Sterlings and North Valleys control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

•	our businesses may not be combined successfully, or the combination may take longer to accomplish than expected;

•	the growth opportunities and cost savings from the merger may not be fully realized or may take longer to realize than expected;

•	operating costs, customer losses and business disruption following the merger, including adverse effects of relationships with employees, may be greater than expected;

•	adverse governmental or regulatory policies may be enacted;

•	the interest rate environment may change, causing margins to compress and adversely affecting net interest income;

•	the global financial markets may experience increased volatility;

•	we may experience adverse changes in our credit rating;

•	we may experience competition from other financial services companies in our markets; and

•	an economic slowdown may adversely affect credit quality and loan originations.

Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed under “Risk Factors” beginning on page 13 and in Sterlings reports filed with the SEC.

ALL SUBSEQUENT WRITTEN AND ORAL FORWARD-LOOKING STATEMENTS CONCERNING THE PROPOSED TRANSACTION OR OTHER MATTERS ATTRIBUTABLE TO STERLING OR NORTH VALLEY OR ANY PERSON ACTING ON BEHALF OF STERLING OR NORTH VALLEY ARE EXPRESSLY QUALIFIED IN THEIR ENTIRETY BY THE CAUTIONARY STATEMENTS ABOVE. NEITHER STERLING NOR NORTH VALLEY UNDERTAKE ANY OBLIGATION TO UPDATE ANY FORWARD-LOOKING STATEMENTS TO REFLECT CIRCUMSTANCES OR EVENTS THAT OCCUR AFTER THE DATE THE FORWARD-LOOKING STATEMENTS ARE MADE, EXCEPT AS REQUIRED BY LAW.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF STERLING

Sterling is providing the following information to aid you in your analysis of the financial aspects of the merger. Sterling derived the information as of and for the five years ended December 31, 2006 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that Sterling has presented in its prior filings with the SEC. The historical consolidated financial data for the three months ended March 31, 2007 and 2006 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation at these dates and for these periods have been made.

The operating results for the three months ended March 31, 2007 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2007. This information is only a summary, and you should read it in conjunction with Sterlings consolidated financial statements and notes thereto contained in Sterlings 2006 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 85.

	Three Months Ended
	March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Interest income	$174,902	$116,179	$550,855	$387,811	$319,761	$214,727	$197,313
Interest expense	(94,286)	(57,223)	(286,943)	(171,276)	(122,945)	(89,807)	(96,965)

Net interest income	80,616	58,956	263,912	216,535	196,816	124,920	100,348
Provision for losses on loans	(4,225)	(4,650)	(18,703)	(15,200)	(12,150)	(10,500)	(11,867)

Net interest income after provision for losses on loans	76,391	54,306	245,209	201,335	184,666	114,420	88,481
Non-interest income	23,448	12,917	69,340	59,569	47,799	33,735	29,080
Non-interest expenses	(65,669)	(44,240)	(206,373)	(170,281)	(148,370)	(94,564)	(80,943)

Income before income taxes	34,170	22,983	108,176	90,623	84,095	53,591	36,618
Income tax provision	(11,249)	(7,567)	(34,230)	(29,404)	(27,790)	(18,678)	(11,031)

Net income	$22,921	$15,416	$73,946	$61,219	$56,305	$34,913	$25,587

Earnings per share:
Basic	$0.51	$0.44	$2.03	$1.77	$1.66	$1.45	$1.19
Diluted	0.50	0.44	2.01	1.75	1.62	1.42	1.16
Cash dividends declared per share	$0.080	$0.060	$0.270	$0.105	$0.000	$0.000	$0.000
Weighted average shares outstanding:
Basic	45,238,924	34,946,649	36,423,095	34,633,952	33,931,509	23,980,113	21,496,008
Diluted	45,833,530	35,255,602	36,841,866	35,035,029	34,708,794	24,590,172	22,115,723
Financial Ratios:
Book value per share	$21.73	$14.51	$18.63	$14.54	$13.65	$10.21	$9.38
Return on average assets	0.91%	0.81%	0.88%	0.87%	0.88%	0.88%	0.80%
Return on average shareholders equity	10.3%	12.1%	13.0%	12.4%	13.2%	14.4%	13.9%
Shareholders equity to total assets	9.8%	6.5%	8.0%	6.7%	6.8%	5.9%	5.8%
Operating efficiency	63.1%	61.6%	61.9%	61.7%	60.7%	59.6%	62.5%
Net interest margin (tax equivalent)	3.41%	3.32%	3.33%	3.30%	3.34%	3.36%	3.38%
Nonperforming assets to total assets	0.17%	0.13%	0.11%	0.11%	0.20%	0.50%	0.59%
Statistical Data:
Number of:
Employees (full-time equivalent)	2,570	1,832	2,405	1,789	1,624	1,121	953
Full service branches	171	142	166	140	135	86	79

	March 31,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance Sheet Data:
Total assets	$11,399,621	$7,844,504	$9,834,492	$7,562,377	$6,944,234	$4,280,787	$3,508,210
Loans receivable, net	8,370,625	5,253,734	7,021,241	4,889,365	4,253,887	2,907,892	2,391,611
Mortgage-backed securities	1,633,265	1,867,540	1,687,672	1,960,582	2,036,920	983,736	743,610
Investments	250,832	179,203	225,974	167,957	167,665	89,448	86,558
Deposits	7,574,058	5,085,302	6,746,028	4,806,301	3,863,296	2,455,076	2,014,096
FHLB advances	1,605,060	1,371,152	1,308,617	1,443,462	1,635,933	1,026,031	874,515
Reverse repurchase agreements and funds purchased	707,733	660,420	616,354	611,676	780,012	363,137	249,769
Other borrowings	252,230	129,166	240,226	110,688	131,822	137,998	127,682
Shareholders equity	1,113,729	508,720	783,416	506,685	469,844	250,348	203,656
Capital Ratios:(1)
Total (to risk-weighted assets)
Sterling	10.9%	10.1%	11.1%	10.5%	N/A	N/A	N/A
Sterling Savings Bank	10.9%	10.1%	10.8%	10.2%	10.7%	10.9%	11.0%
Golf Savings Bank	12.9%	N/A	11.6%	N/A	N/A	N/A	N/A
Tier I (to risk-weighted assets)
Sterling	9.9%	9.2%	10.0%	9.5%	N/A	N/A	N/A
Sterling Savings Bank	9.8%	9.1%	9.7%	9.2%	9.7%	9.9%	10.0%
Golf Savings Bank	12.3%	N/A	10.9%	N/A	N/A	N/A	N/A
Tier I leverage (to average assets)
Sterling	9.2%	7.2%	8.7%	7.4%	N/A	N/A	N/A
Sterling Savings Bank	9.2%	7.2%	8.6%	7.2%	6.6%	7.4%	7.6%
Golf Savings Bank	9.5%	N/A	6.9%	N/A	N/A	N/A	N/A

(1)	Sterling did not have regulatory capital ratio requirements prior to its conversion to a bank holding company. Golf Savings Banks capital ratios have not been disclosed for periods prior to Sterlings acquisition of Golf Savings Bank in July 2006.

SELECTED CONSOLIDATED FINANCIAL INFORMATION OF NORTH VALLEY

North Valley is providing the following information to aid you in your analysis of the financial aspects of the merger. North Valley derived the information as of and for the five years ended December 31, 2006 from its historical audited consolidated financial statements for these fiscal years. The audited consolidated financial information contained herein is the same historical information that North Valley has presented in its prior filings with the SEC. The historical consolidated financial data for the three months ended March 31, 2007 and 2006 is derived from unaudited consolidated financial statements. However, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation at these dates and for these periods have been made.

The operating results for the three months ended March 31, 2007 are not necessarily indicative of the operating results that may be expected for any future interim period or the year ending December 31, 2007. This information is only a summary, and you should read it in conjunction with North Valleys consolidated financial statements and notes thereto contained in North Valleys 2006 Annual Report on Form 10-K, which has been incorporated by reference into this document. See the section entitled “Where You Can Find More Information” on page 85.

	Three Months Ended March 31,		Years Ended December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands, except per share amounts)

Income Statement Data:
Interest income	$14,496	$13,627	$57,179	$50,678	$38,937	$35,100	$38,902
Interest expense	(4,159)	(3,234)	(14,685)	(9,703)	(7,507)	(7,527)	(9,792)

Net interest income	10,337	10,393	42,494	40,975	31,430	27,573	29,110
Provision for losses on loans	0	0	(975)	(930)	(271)	0	(1,795)

Net interest income after provision for losses on loans	10,337	10,393	41,519	40,045	31,159	27,573	27,315
Non-interest income	3,134	2,798	12,650	11,214	9,456	11,265	9,313
Non-interest expenses	(10,230)	(10,016)	(39,615)	(37,592)	(28,658)	(27,262)	(24,728)

Income before income taxes	3,241	3,175	14,554	13,667	11,957	11,576	11,900
Income tax provision	(1,037)	(1,046)	(4,158)	(4,518)	(3,578)	(3,605)	(3,836)

Net income	$2,204	$2,129	$10,396	$9,149	$8,379	$7,971	$8,064

Earnings per share:
Basic	$0.30	$0.28	$1.41	$1.23	$1.24	$1.19	$1.15
Diluted	0.29	0.27	1.36	1.17	1.17	1.13	1.11
Cash dividends declared per share	$0.10	$0.10	$0.40	$0.40	$0.40	$0.40	$0.33
Weighted average shares outstanding:
Basic	7,340,456	7,506,916	7,379,959	7,423,968	6,779,804	6,715,043	7,040,758
Diluted	7,635,369	7,824,140	7,637,623	7,797,510	7,163,512	7,079,163	7,245,085
Financial Ratios:
Book value per share	$10.62	$9.73	$10.34	$9.58	$8.95	$7.10	$7.20
Return on average assets	1.00%	0.96%	1.15%	1.01%	1.08%	1.19%	1.30%
Return on average shareholders equity	11.7%	12.0%	14.5%	13.4%	16.5%	16.7%	17.3%
Shareholders equity to total assets	8.6%	8.1%	8.3%	7.8%	7.6%	6.8%	7.6%
Operating efficiency	75.9%	75.9%	71.8%	72.0%	70.1%	70.2%	64.4%
Net interest margin (tax equivalent)	5.33%	5.34%	5.40%	5.22%	4.67%	4.74%	5.39%
Nonperforming assets to total assets	0.16%	0.22%	0.15%	0.18%	0.25%	0.44%	0.36%
Statistical Data:
Number of:
Employees (full-time equivalent)	420	420	429	416	370	318	343
Full service branches	25	25	25	25	24	21	21

	March 31,		December 31,
	2007	2006	2006	2005	2004	2003	2002
	(Dollars in thousands)

Balance Sheet Data:
Total assets	$906,744	$905,604	$905,673	$918,415	$866,231	$677,693	$656,080
Loans receivable, net	641,748	619,715	650,962	616,648	546,128	372,660	437,843
Investments	124,832	156,845	133,653	164,349	219,094	192,500	111,930
Deposits	760,699	747,090	750,288	746,690	711,654	598,314	555,053
Other borrowings	25,000	43,500	37,500	56,500	57,594	9,459	32,888
Shareholders equity	78,111	73,384	75,491	71,801	65,448	46,053	50,029
Capital Ratios:
Total (to risk-weighted assets)
North Valley Bancorp	12.2%	12.0%	11.9%	11.9%	11.7%	13.8%	12.6%
North Valley Bank	12.0%	11.5%	11.6%	11.6%	11.6%	12.9%	12.1%
Tier I (to risk-weighted assets)
North Valley Bancorp	10.6%	10.3%	10.2%	10.1%	10.6%	12.3%	11.3%
North Valley Bank	11.0%	10.5%	10.6%	10.6%	10.5%	11.7%	10.9%
Tier I leverage (to average assets)
North Valley Bancorp	10.4%	9.4%	9.7%	8.9%	7.9%	8.5%	8.6%
North Valley Bank	10.6%	9.4%	10.0%	9.2%	7.5%	8.4%	8.6%

UNAUDITED PRO FORMA COMPARATIVE PER SHARE DATA FOR THE YEAR ENDED
DECEMBER 31, 2006 AND THE PERIOD ENDED MARCH 31, 2007

The following table summarizes unaudited per share information for Sterling and North Valley on a historical basis and a pro forma combined basis for Sterling. For purposes of the pro forma financial information provided below, it has been assumed that the merger was completed on January 1, 2007 and January 1, 2006, respectively, for income statement purposes, and on March 31, 2007 and December 31, 2006, respectively, for balance sheet purposes. Sterlings and North Valleys fiscal year end is December 31st. Therefore, the following information should be read in conjunction with the audited consolidated financial statements of Sterling as of and for the year ended December 31, 2006, contained in Sterlings Annual Report on Form 10-K, which has been incorporated by reference into this document, and the audited consolidated financial statements of North Valley as of and for the year ended December 31, 2006, contained in North Valleys Annual Report on Form 10-K, which has been incorporated by reference into this document. The following pro forma information has been prepared in accordance with the rules and regulations of the SEC and accordingly includes the effects of purchase accounting. It does not reflect cost savings, synergies or certain other adjustments that may result from the merger of North Valley into Sterling. This information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the merger had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined company.

The historical book value per share is computed by dividing total shareholders equity by the number of shares of common stock outstanding at the end of the period. The pro forma basic earnings per share of the combined company is computed by dividing the pro forma net income available to holders of the combined companys common stock by the sum of: (a) the weighted average number of shares outstanding for Sterling, and (b) the period end Sterling equivalent outstanding shares for North Valley. The proforma diluted earnings per share is computed by dividing the pro forma net income available to holders of the combined companys common stock by the sum of: (a) the weighted average number of shares outstanding for Sterling; (b) the period end Sterling equivalent outstanding shares for North Valley; and (c) the dilutive stock options outstanding. The pro forma combined book value per share is computed by dividing total pro forma shareholders equity by the pro forma number of shares of common stock outstanding at the end of the periods presented.

				Per Equivalent
		North	Pro Forma	North Valley
	Sterling	Valley	Combined	Share

Earnings for the three months ended March 31, 2007:
Basic	$0.51	$0.30	$0.50	$0.37
Diluted	0.50	0.29	0.49	0.36
Earnings for the year ended December 31, 2006:
Basic	2.03	1.41	2.02	1.48
Diluted	2.01	1.36	1.97	1.45
Cash dividends declared per share:
For the three months ended March 31, 2007	0.08	0.10	0.09	0.06
For the year ended December 31, 2006	0.27	0.40	0.32	0.20
Historical book value:
As of March 31, 2007	21.73	10.62	22.74	16.75
As of December 31, 2006	18.63	10.34	20.20	14.88

MARKET PRICE DATA AND DIVIDEND INFORMATION

Comparative Market Price Information

The following table presents trading information for Sterling common stock on the Nasdaq Global Select Market and North Valley common stock on the Nasdaq Global Select Market on April 10, 2007, the last trading day prior to the announcement of the signing of the merger agreement, and on [ • ], 2007, the last practicable trading day for which information was available prior to the date of the printing of this proxy statement/prospectus.

	Closing Sales Price
			North Valley
	Sterling	North Valley	Equivalent(1)

Price per share:
April 10, 2007	$30.33	$24.86	$25.14
[ • ], 2007	[ • ]	[ • ]	[ • ]

(1)	The equivalent price per share data for North Valley common stock has been determined by (a) multiplying the last reported sale price of a share of Sterling common stock on the date indicated in the table by 0.7364, the number of Sterling shares to be issued in the merger for each outstanding share of North Valley common stock, excluding shares under stock options, plus (b) $2.80, the amount of cash to be paid in the merger for each outstanding share of North Valley common stock.

You should obtain current market quotations for Sterling common stock. The market price of Sterling common stock will likely fluctuate between the date of this document and the date on which the merger is completed and after the merger. Because the market price of Sterling common stock is subject to fluctuation, the value of the shares of Sterling common stock that you may receive in the merger may increase or decrease prior to and after the merger.

Historical Market Prices and Dividend Information

Sterling.

Sterling common stock is listed on the Nasdaq Global Select Market under the symbol “STSA.” As of April 30, 2007, there were 51,265,711 outstanding shares of Sterling common stock held by approximately 2,220 shareholders of record.

The board of directors of Sterling from time to time evaluates the payment of cash dividends. If the merger is completed, dividends will be paid only as and when declared by the Sterling board of directors. The timing and amount of any future dividends will depend upon earnings, cash and capital requirements, the financial condition of Sterling and its subsidiaries, applicable government regulations and other factors deemed relevant by Sterlings board of directors. Sterling has declared and paid the following cash dividends:

	Per Share
Date Paid	Amount	Total

October 2005	$0.050	$1.7 million
January 2006	0.055	1.9 million
April 2006	0.060	2.1 million
July 2006	0.065	2.3 million
October 2006	0.070	2.6 million
January 2007	0.075	3.2 million
April 2007	0.080	4.1 million

On April 24, 2007, Sterling issued a press release announcing a quarterly cash dividend of $0.085 per share payable to shareholders of record as of June 29, 2007. The dividend is expected to be paid on July 11, 2007.

North Valley.

North Valley common stock is listed on the Nasdaq Global Select Market under the symbol “NOVB.” The following table sets forth, for the calendar quarters indicated, the high and low sales prices per share of North Valley common stock as reported on the Nasdaq Global Select Market.

As of April 30, 2007, there were 7,354,625 outstanding shares of North Valley common stock held by approximately 910 holders of record.

The board of directors of North Valley from time to time evaluates the payment of cash dividends. The timing and amount of any future dividends will depend upon earnings, cash requirements, capital requirements, the financial condition of North Valley and its subsidiaries, applicable government regulations and other factors deemed relevant by North Valleys board of directors. North Valley has declared and paid the following cash dividends:

	Per Share
Date Paid	Amount	Total

January 2006	$0.10	$749,000
April 2006	0.10	751,000
July 2006	0.10	726,000
October 2006	0.10	728,000
January 2007	0.10	729,000
April 2007	0.10	734,000

On May 24, 2007, North Valley issued a press release announcing a quarterly cash dividend of $0.10 per share payable to shareholders of record as of June 15, 2007. The dividend is expected to be paid on July 2, 2007.

 Sterling and North Valley Quarterly Stock Price and Dividend Paid Information.

	Sterling Common Stock			North Valley Common Stock
	High	Low	Dividends(1)	High	Low	Dividends(1)

2007
Quarter ended March 31	$34.64	$30.11	$0.080	$26.00	$17.57	$0.100
2006
Quarter ended December 31	35.04	31.68	0.075	18.98	17.25	0.100
Quarter ended September 30	33.78	29.50	0.070	17.71	15.75	0.100
Quarter ended June 30	32.35	28.31	0.065	18.00	15.90	0.100
Quarter ended March 31	29.91	24.50	0.060	18.10	17.41	0.100
2005
Quarter ended December 31	26.78	21.86	0.055	18.10	14.86	0.100
Quarter ended September 30	27.39	21.66	0.050	19.52	17.08	0.100
Quarter ended June 30	25.12	21.69	0.000	19.00	16.75	0.100
Quarter ended March 31	26.75	23.36	0.000	19.96	18.90	0.100

(1)	The dividends paid are listed by the quarterly periods during which the dividends were declared.

THE SPECIAL MEETING OF NORTH VALLEY SHAREHOLDERS

Date, Time, Place and Purpose of North Valleys Special Meeting

The special meeting of North Valleys shareholders will be held at 5:30 p.m., local time, on [ • ], at the administrative offices of North Valley, 300 Park Marina Circle, Redding, California 96001. At the special meeting, the shareholders of North Valley will consider and vote upon (a) approval of the principal terms of the merger agreement included as Appendix A and the transactions contemplated thereby, including the merger of North Valley with and into Sterling and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank; and (b) approval of any proposal by the North Valley board of directors to adjourn or postpone the special meeting, if necessary, to solicit additional proxies in favor of the merger agreement.

Pursuant to the merger agreement, North Valley will merge with and into Sterling. The merger agreement also provides that Sterling may elect to merge North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank. We expect to complete the merger of North Valley with and into Sterling by no later than November 30, 2007.

If we complete the merger, North Valley shareholders will receive a combination of cash and shares of Sterling common stock as merger consideration for each share of North Valley common stock they own, as described in “The Merger—Consideration to be Received in the Merger.” Shares of Sterling common stock received by persons who are deemed to be “affiliates” of North Valley will be subject to certain sale and transfer restrictions as described in “The Merger—Restrictions on Resales by Affiliates.” The shares of Sterling common stock received by all other North Valley shareholders will be unrestricted freely traded stock, listed on the Nasdaq Global Select Market.

All information contained in this proxy statement/prospectus with respect to North Valley has been supplied by North Valley. All information contained in this proxy statement/prospectus with respect to Sterling has been supplied by Sterling.

This proxy statement/prospectus is first being sent to holders of North Valley common stock on or about [ • ] and is accompanied by a form of proxy that is being solicited by the North Valley board of directors for use at the special meeting and any adjournment or postponement thereof.

Voting and Proxy Procedure

Shareholders Entitled to Vote.

The close of business on April 30, 2007 is the record date for determining North Valley shareholders entitled to receive notice of and to vote at the special meeting. On the record date, there were 7,354,625 shares of North Valley common stock outstanding held by 910 holders of record. North Valley has no other class of voting securities outstanding. Each holder of North Valley common stock is entitled to one vote for each share of North Valley common stock in that holders name on North Valleys books as of the record date on any matter submitted to the vote of the North Valley shareholders at the special meeting.

If you hold your shares of North Valley common stock in a “street name” account with a bank, broker or other nominee, you will need proof of ownership to be admitted to the special meeting. A recent brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of North Valley common stock held in a “street name” account in person at the special meeting, you will need a written proxy in your name signed by the broker, bank or other nominee who holds your shares.

Voting Your Shares.

If you are the record owner of your shares (i.e., your shares are not held in a “street name” account with a bank, broker or other nominee), you can vote your shares using one of the following methods:

•	Complete and return a written proxy card;

•	Vote by telephone using the toll-free number shown on the proxy card; or

•	Vote through the Internet by following the instructions shown on the proxy card.

Votes submitted through the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on [ • ], 2007. Internet and telephone voting are available 24 hours a day, and if you use one of those methods, you do not need to return a proxy card.

If your shares are held in a “street name” account with a bank, broker or other nominee, you must instruct your bank, broker or other nominee regarding how to vote your shares by following the procedures specified by your bank, broker or other nominee.

You can also vote in person at the special meeting. Submitting your voting instructions by any of the methods mentioned above will not affect your right to attend the special meeting and vote in person, provided you follow the proxy revocation procedures set forth below or, if your shares are held in a “street name” account, you obtain a written proxy in your name from the bank, broker or other nominee who holds your shares.

Quorum.

The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of North Valley common stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the special meeting for purposes of determining the existence of a quorum and will be counted as a vote “AGAINST” the merger agreement and the merger. Broker non-votes are shares held by brokers or other nominees who are present in person or represented by proxy, but which are not voted on a particular matter because under applicable rules, the broker or nominee cannot vote on the matter in the absence of instructions from the beneficial owner.

Proxies; Proxy Revocation Procedures.

The North Valley board of directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the special meeting. When a proxy card is returned properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. If a shareholder of record attends the special meeting and wishes to vote in person, he or she may vote by ballot. Where no instructions are indicated, proxies will be voted in accordance with the recommendations of the North Valley board of directors. The board recommends a vote:

•	“FOR” approval of the principal terms of the Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling Financial Corporation and North Valley Bancorp and the transactions contemplated thereby, including the merger of North Valley Bancorp with and into Sterling Financial Corporation and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank; and

•	“FOR” any proposal of the North Valley board of directors to adjourn or postpone the special meeting.

North Valley shareholders may revoke a proxy at any time by: (1) sending written notice of revocation to the corporate secretary of North Valley prior to the voting at the special meeting; (2) executing and delivering a proxy for the special meeting bearing a later date; or (3) attending the special meeting and voting in person. Attendance at the special meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person thereby revoking a prior granted proxy.

Proxies that do not provide the proxy holders with direction in voting on the merger agreement or with respect to adjournments will be voted in favor of the merger agreement and in favor of granting authority to adjourn the special meeting, in accordance with the recommendation of the board of directors of North Valley. North Valley shareholders who do not vote “AGAINST” the merger and comply with the requirements of Chapter 13 of the California Corporations Code, included as Appendix C to this proxy statement/prospectus, will not be eligible to assert their dissenters rights, as described in the section entitled “Dissenters Rights.”

Participants in the North Valley Bancorp Employee Stock Ownership Plan.

If you hold shares through the North Valley Bancorp Employee Stock Ownership Plan, as amended and restated effective January 1, 2006 (the “ESOP”), the proxy card represents a voting instruction to the trustee as to the number of shares in your plan account. Each participant in the ESOP may direct the trustee as to the manner in which shares of North Valley common stock allocated to the participants plan account are to be voted. Shares allocated to accounts for which no voting instructions are given will be voted by the trustee in the same proportion as the shares for which voting instructions have been received by the trustee, as provided in the ESOP. The deadline for returning your voting instructions to the trustee is [ • ], 2007.

Vote Required.

Under the terms of the merger agreement, and as required by California law, approval of the merger agreement requires the affirmative vote, in person or by proxy, of a majority of the outstanding shares of North Valley common stock. As of April 30, 2007, the directors and executive officers of North Valley and North Valley Bank and their affiliates collectively hold 5.14% of the outstanding shares entitled to vote. The directors of North Valley and North Valley Bank have agreed to vote all of their shares of North Valleys common stock in favor of the merger agreement. See the section entitled “The Merger Agreement—Voting Agreements.” Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of North Valley common stock, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the merger.

The affirmative vote of the holders of a majority of the shares of North Valley common stock present in person or by proxy may authorize the adjournment or postponement of the special meeting, if necessary, for the purpose of soliciting additional proxies, or for any other reason, whether or not a quorum is present. No proxy that is voted against the approval of the merger agreement will be voted in favor of adjournment or postponement for the purpose of soliciting further proxies for the merger proposal.

Adjournments

Although it is not anticipated, the special meeting may be adjourned for the purpose of soliciting additional proxies in favor of the merger agreement. Any adjournment of the special meeting may be made without notice, other than by an announcement made at the special meeting, by approval of the holders of a majority of the shares of North Valley common stock present in person or represented by proxy at the special meeting, whether or not a quorum exists. Any adjournment of the special meeting for the purpose of soliciting additional proxies will not alter the rights of North Valleys shareholders who have already sent in their proxies to revoke the earlier dated proxies at any time prior to their use.

Proxy Solicitation

The accompanying proxy is being solicited by the board of directors of North Valley. North Valley will bear the entire cost of solicitation of proxies from holders of its shares. In addition to the solicitation of proxies by mail, certain officers, directors and employees of North Valley, without extra remuneration, may also solicit proxies in person, by telephone, facsimile or otherwise. North Valley will pay printing, postage and mailing costs for preparation and mailing of this proxy statement/prospectus. All other costs related to the proposed merger, including legal and accounting fees, shall be borne by the party incurring the costs. In addition, North Valley may, at its discretion, engage the services of a proxy solicitation firm to assist in distributing proxy materials and in the solicitation of proxies from record and beneficial owners of North Valley common stock, and North Valley will pay the total expense of these services.

Security Ownership of Management

The following table sets forth certain information regarding ownership of North Valleys common stock with respect to each director of North Valley and North Valley Bank, and certain named executive officers of North Valley, as well as for all other executive officers of North Valley and North Valley Bank and for all current directors and executive officers as a group. All of the shares of common stock of North Valley shown in the following table are owned both of record and beneficially, except as indicated in the notes to the table, as of April 30, 2007. The table should be read with the understanding that more than one person may be the beneficial owner or possess certain attributes of beneficial ownership with respect to the same securities. Therefore, careful attention should be given to the footnote references set forth in the column “Percent of Class.” For the purpose of this disclosure and the disclosure of ownership of shares by management, shares are considered to be “beneficially” owned if the person has or shares the power to vote or direct the voting of the shares, the power to dispose of or direct the disposition of the shares, or the right to acquire beneficial ownership (as so defined) within 60 days of April 30, 2007.

		Beneficial	Percent of
Beneficial Owner	Position	Ownership(1)	Class(2)

William W. Cox(6)	Director, North Valley Bancorp North Valley Bank	61,418	*
Michael J. Cushman(5)	President and Chief Executive Officer and Director, North Valley Bancorp North Valley Bank	185,400	2.47%
Royce L. Friesen(3)	Director, North Valley Bancorp North Valley Bank	234,157	3.17%
Dante W. Ghidinelli(3)(7)	Director, North Valley Bancorp North Valley Bank	279,103	3.77%
Leo J. Graham(5)	General Counsel and Corporate Secretary North Valley Bancorp North Valley Bank	9,214	*
Kevin D. Hartwick(3)(8)	Director, North Valley Bancorp North Valley Bank	248,268	3.35%
Roger B. Kohlmeier(3)	Director, North Valley Bancorp North Valley Bank	214,502	2.92%
Gary S. Litzsinger(5)	Executive Vice President and Chief Risk Officer North Valley Bancorp North Valley Bank	5,580	*
Scott R. Louis(5)	Executive Vice President and Chief Operating Officer North Valley Bancorp North Valley Bank	2,620	*
Martin A. Mariani	Director, North Valley Bancorp North Valley Bank	15,258	*
Roger D. Nash(5)	Executive Vice President and Chief Credit Officer North Valley Bancorp North Valley Bank	5,120	*

		Beneficial	Percent of
Beneficial Owner	Position	Ownership(1)	Class(2)

Dolores M. Vellutini(3)(9)	Director, North Valley Bancorp North Valley Bank	298,727	4.03%
Kevin R. Watson(5)	Executive Vice President and Chief Financial Officer North Valley Bancorp North Valley Bank	5,440	*
J.M. Wells, Jr.(10)	Chairman, North Valley Bancorp North Valley Bank	168,222	2.27%
All Directors and Executive Officers as a group (14 persons)(12)(13)(14)		839,819	10.74%

(1)	Includes shares beneficially owned, directly and indirectly, together with associates. Subject to applicable community property laws and shared voting and investment power with a spouse, sole investment and voting power is held by the beneficial owner of all shares unless noted otherwise. Includes stock options granted pursuant to the North Valley Bancorp 1989 Director Stock Option Plan, the North Valley Bancorp 1998 Employee Stock Incentive Plan and the North Valley Bancorp 1999 Director Stock Option Plan with: 49,200 shares exercisable within 60 days of April 30, 2007 by Mr. Cox, 158,201 shares exercisable within 60 days of April 30, 2007 by Mr. Cushman; 27,000 shares exercisable with 60 days of April 30, 2007 by Mr. Friesen; 49,500 shares exercisable within 60 days of April 30, 2007 by Mr. Ghidinelli; 8,791 shares exercisable within 60 days of April 30, 2007 by Mr. Graham; 53,801 shares exercisable within 60 days of April 30, 2007 by Mr. Hartwick; 5,580 shares exercisable within 60 days of April 30, 2007 by Mr. Litzsinger; 2,620 shares exercisable within 60 days of April 30, 2007 by Mr. Louis; 5,120 shares exercisable within 60 days of April 30, 2007 by Mr. Nash; 53,801 shares exercisable within 60 days of April 30, 2007 by Ms. Vellutini; 5,440 shares exercisable within 60 days of April 30, 2007 by Mr. Watson; and 43,000 shares exercisable within 60 days of April 30, 2007 by Mr. Wells;. Includes shares allocated under the North Valley ESOP through December 31, 2005, with: 2,542 shares allocated to Mr. Cushman and 273 shares allocated to Mr. Graham. No shares have been allocated under the North Valley ESOP for Messrs. Louis and Litzsinger. Final ESOP allocations for the year ended December 31, 2006 were not completed prior to April 30, 2007.

(2)	Includes stock options exercisable within 60 days of April 30, 2007. An “*” indicates less than 1%.

(3)	Includes 178,642 shares representing 2.43% of the total shares outstanding as of April 30, 2007 for each of Messrs. Friesen, Ghidinelli, Hartwick, Kohlmeier and Ms. Vellutini relative to the North Valley Bancorp Employee Stock Ownership Plan. Messrs. Friesen, Ghidinelli, Hartwick, Kohlmeier and Ms. Vellutini constitute the ESOP Administrative Committee and the ESOP Trustee is Delaware Charter Guarantee & Trust Company, conducting business as Principal Trust Company. Messrs. Friesen, Ghidinelli, Hartwick, Kohlmeier and Ms. Vellutini, as members of the Administrative Committee, disclaim beneficial ownership with respect to all of those shares. Michael J. Cushman, Scott R. Louis, Gary S. Litzsinger and Leo J. Graham are participants in the ESOP.

(4)	Intentionally omitted.

(5)	Michael J. Cushman is president and chief executive officer of North Valley and North Valley Bank; Leo J. Graham is general counsel and corporate secretary of North Valley and North Valley Bank; Gary S. Litzsinger is executive vice president and chief risk officer of North Valley and North Valley Bank; Scott R. Louis is executive vice president and chief operating officer of North Valley and North Valley Bank; Roger D. Nash is executive vice president and chief credit officer of North Valley and North Valley Bank; Kevin R. Watson is executive vice president and chief financial officer of North Valley and North Valley Bank.

(6)	Includes 915 shares held by Mr. Coxs spouse and as to which Mr. Cox disclaims beneficial ownership.

(7)	Includes 20,861 shares held by Mr. Ghidinelli as trustee for the Balma Grandchildren Trust.

(8)	Includes 420 shares held in custodian accounts for Mr. Hartwicks children.

(9)	Includes 210 shares held by Ms. Vellutinis spouse and 12,695 shares held by Ms. Vellutinis son as to which Ms. Vellutini disclaims beneficial ownership.

(10)	Includes 115,420 shares held by The Wells Family Trust, of which Mr. Wells is trustee. Includes 1,750 shares held by Mr. Wells spouse and as to which Mr. Wells disclaims beneficial ownership. Includes 8,052 shares held by the Estate of Jean M. Wells, of which Mr. Wells is the executor.

(11)	Intentionally omitted.

(12)	This group includes all current executive officers and directors of North Valley and its subsidiary, North Valley Bank.

(13)	See footnotes 5, 6, 8, 9 and 10. Excludes 178,642 shares representing 2.43% of total shares outstanding relative to Messrs. Friesen, Ghidinelli, Hartwick, Kohlmeier and Ms. Vellutini as the Administrative Committee of the ESOP. Includes 11,700 shares subject to options exercisable within 60 days of April 30, 2007 by the directors under the 1989 Director Stock Option Plan; 264,602 shares subject to options exercisable within 60 days of April 30, 2007 by the directors under the 1999 Director Stock Option Plan; and 183,252 shares subject to options exercisable within 60 days of April 30, 2007 by Messrs. Cushman, Graham, Litzsinger, Louis, Nash and Watson under the 1998 Employee Stock Incentive Plan.

(14)	In calculating the percentage of ownership, all shares which the identified person has the right to acquire by the exercise of options are deemed to be outstanding for the purpose of computing the percentage of class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.

Significant Shareholders

To the knowledge of North Valley, no person or entity is the beneficial owner of more than 5% of the outstanding shares of North Valleys common stock, except as described in the following table.

	Name and Address	Amount and Nature
Title of Class	of Beneficial Owner	of Beneficial Ownership	Percent of Class(1)
Common Stock	Welling Management Company LLP 75 State Street Boston, MA 02109	366,100	5.02%

(1)	Number of shares and percentage are based on information contained in Amendment No. 6 to Schedule 13G, as filed by Wellington Management Company LLP with the SEC on February 14, 2007.

THE MERGER

General

The boards of directors of Sterling and North Valley have unanimously approved the merger agreement providing for the merger of North Valley with and into Sterling, with Sterling being the surviving entity, and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank, with Sterling Savings Bank or Golf Savings Bank being the surviving institution. North Valleys wholly owned subsidiaries, North Valley Trading Company and Bank Processing, Inc., will become wholly owned subsidiaries of Sterling. North Valleys special purpose entities, North Valley Capital Trust  I, North Valley Capital Trust II, North Valley Capital Trust III, and North Valley Capital Statutory Trust IV, will also become subsidiaries of Sterling. North Valley Banks sole subsidiary, North Valley Basic Securities, which is inactive, will become a subsidiary of either Sterling Savings Bank or Golf Savings Bank. We expect to complete the merger of North Valley with and into Sterling during the third quarter of 2007, subject to receipt of required regulatory approvals, the approval of North Valley shareholders, and satisfaction of the conditions to closing specified in the merger agreement.

Background of the Merger

North Valley was incorporated as a California corporation in 1980 for the purpose of becoming a bank holding company for North Valley Bank, a California corporation which had been operating as a California state-chartered commercial bank since February 1973. North Valley Bank has maintained its headquarters office in Redding, California, since its inception in 1973, and the head office of North Valley has been at the same location since 1980. North Valley is registered under the Bank Holding Company Act of 1956, as amended, and is subject to regulation and supervision by the Federal Reserve Board. In addition to North Valley Bank, North Valley owns 100% of North Valley Trading Company, Inc. (an inactive California corporation), North Valley Capital Trust  I, North Valley Capital Trust II, North Valley Capital Trust III, and North Valley Capital Statutory Trust IV (business trusts formed to issue trust preferred securities). On October 11, 2000, North Valley completed its acquisition of Six Rivers National Bank, a national banking association headquartered in Eureka, California. On January 2, 2002, Six Rivers National Bank was converted from a national bank to a California state-chartered bank under the name Six Rivers Bank, and on January 1, 2004, Six Rivers Bank was merged with and into North Valley Bank. Since April 18, 2005, the former branches of Six Rivers Bank have been operated as branches of North Valley Bank. On August 31, 2004, North Valley completed its acquisition of Yolo Community Bank, a California state-chartered bank headquartered in Woodland, California. On February 11, 2005, the name of Yolo Community Bank was changed to NVB Business Bank, and on June 30, 2006, NVB Business Bank was merged with and into North Valley Bank. As of March 31, 2007, North Valley had total assets of $906.7 million, net loans receivable of $641.7 million, deposits of $760.7 million and shareholders equity of $78.1 million.

North Valley Bank was incorporated as a California corporation in September 1972 and commenced operations as a California state-chartered commercial bank in 1973. North Valley Bank is principally supervised and regulated by the CDFI. North Valley Bank conducts a commercial and retail banking business through its 26 banking offices in Shasta, Trinity, Humboldt, Del Norte, Yolo, Solano, Sonoma, Placer and Mendocino Counties. Its operations include accepting demand, savings, and money market rate deposit accounts and time deposits, and making commercial, real estate and consumer loans. North Valley Bank also issues cashiers checks and money orders, sells travelers checks and provides safe deposit boxes and other customary banking services. In addition, certain securities broker-dealer services and standardized investment advice are made available to customers of North Valley Bank through a contractual arrangement with Essex Corporation, a New York corporation, and Essex National Securities, Inc., a registered broker-dealer. North Valley Bank is a member of the Federal Reserve Bank of San Francisco and its deposits are insured by the FDIC up to the applicable legal limits. As a state-chartered, insured member bank, North Valley Bank is also subject to supervision and regulation by the FDIC and the Federal Reserve Board.

In the normal course of its business, North Valley has from time to time received unsolicited oral inquiries from various sources regarding possible interest in a business combination transaction. The general policy of the board of directors has been to not respond to these unsolicited oral inquiries. At the same time, in the context of its annual budgeting and planning process, the board of directors has periodically discussed and evaluated strategic alternatives and whether they would be in the best interests of shareholders. Discussions have included the possibility of making further acquisitions, such as the acquisition of Six Rivers National Bank in 2000 and the acquisition of Yolo Community Bank in 2004, and whether to remain independent or to consider a combination with some other financial institution. Discussion of these topics has typically involved a review of current and projected market conditions, the results of operations of North Valley and North Valley Bank, certain peer group performance comparisons, reported merger and acquisition activity, and selected industry information and analysis provided to the board of directors by its financial advisors.

During 2005 and 2006, North Valley was approached informally by financial institutions expressing preliminary interest in discussing a business combination transaction with North Valley. These verbal inquiries were considered by executive management and reported to the chairman of the board of directors, who kept the board of directors informed. The board of directors believed that it would be in the best interests of North Valley and its shareholders to remain independent and therefore did not authorize executive management to make any written response to these inquiries. At the annual retreat of the board of directors, held on September 22, 2006, in connection with consideration of the Strategic Plan and 2007 Budget for North Valley, the board of directors discussed these inquiries, in addition to other strategic alternatives. At the retreat, the board discussions were principally focused on the highly competitive banking market in which North Valley currently operates (competition for deposits and loans, in particular), the current level of new bank formations and bank mergers in northern California, and the current and projected interest rate environment for commercial banks. These discussions also examined the importance of operational scale and financial resources in the current banking environment. North Valleys board of directors took notice of the possibility that a business combination with a larger financial institution, having more resources, higher lending limits, a more geographically diversified customer base and product offerings, and with more liquidity in its common stock, could produce a stronger financial institution and increase value for North Valleys shareholders. At the conclusion of the retreat on September 22, 2006, the board of directors instructed executive management to keep the board informed regarding the receipt of unsolicited inquiries from representatives of other financial institutions who might express interest in a possible business combination with North Valley, without making any change in the boards general position that North Valley should remain independent.

From the time of the board retreat held on September 22, 2006, and continuing to mid-January 2007, North Valley received multiple unsolicited inquiries regarding possible interest in a combination with another financial institution. These unsolicited inquiries were reviewed by executive management and, as appropriate, discussed with J.M. Wells, Jr., chairman of the board of directors, and reported to the full board of directors.

A special meeting of the board of directors was held on January 30, 2007, in order to re-visit the subject of strategic planning alternatives in the current banking environment with its executive management and representatives of Sandler ONeill, a nationally recognized investment banking firm whose principal business specialty is representing financial institutions. From time to time, Sandler ONeill has consulted with North Valleys board of directors and executive management regarding strategic planning alternatives, securities portfolio management and other corporate matters. At the special meeting on January 30, 2007, Sandler ONeill presented information on west coast bank merger and acquisition activity and the potential strengths and weaknesses of various financial institutions that had previously indicated an interest in finding a potential business combination partner. On the same day, January 30, 2007, the board received an unsolicited expression of interest letter from a California-based financial institution, inquiring about a possible combination. The board of directors considered that letter, as well as the unsolicited verbal inquiries previously received from other financial institutions, in the context of the information and data presented by Sandler ONeill, and determined that it would be in the best interests of the shareholders of North Valley to follow up on certain inquiries in order to investigate, on a confidential and preliminary basis, the viability of the combinations being suggested by those financial institutions. After further discussion, the board of directors identified four financial institutions (including the financial institution that submitted an expression of interest letter on January 30, 2007) to be contacted for the purpose of confirming their interest in proceeding with an exchange of financial information under the terms of a confidentiality agreement. Sandler ONeill was authorized to contact each of the four institutions on behalf of North Valley, and North Valleys legal counsel was instructed to prepare a form of confidentiality agreement for that purpose. The board of directors also scheduled another special meeting of the board for February 21, 2007, at which time North Valleys executive management, legal counsel and Sandler ONeill would discuss the results of the contacts made with the designated institutions.

From February 1, 2007 to February 21, 2007, Sandler ONeill contacted the four financial institutions designated by the board of directors. Sterling was one of the four financial institutions contacted. Three of the financial institutions executed a confidentiality agreement with North Valley and were provided with a package of selected financial information on the financial condition and results of operations of North Valley. Sterling was one of the three financial institutions and signed a confidentiality agreement with North Valley on February 6, 2007. The fourth financial institution declined interest. On February 14, 2007, Mike Cushman, chief executive officer of North Valley and North Valley Bank, and J.M. Wells, Jr., chairman of the board of directors of North Valley and North Valley Bank, met informally with Harold B. Gilkey, chairman and chief executive officer of Sterling. At this meeting, they confirmed a mutual interest in proceeding with preliminary discussions regarding a possible business combination (as evidenced by the confidentiality agreement signed between Sterling and North Valley).

On February 21, 2007, the North Valley board of directors held a special meeting to review and discuss letters received from three financial institutions, each letter expressing an interest in proceeding with discussions about a possible business combination with North Valley, including a letter from Sterling dated February 20, 2007. These letters were received from the same three financial institutions that were provided selected financial information under the terms of confidentiality agreements. Sandler ONeill attended the special meeting and provided the board of directors with an analysis of the positives and negatives of the potential deal structure represented by each expression of interest letter. After discussion, the board of directors decided to seek clarification of certain points addressed in the letters.

On February 23, 2007, the North Valley board of directors held a special meeting to continue the boards discussion of the expression of interest letters, including a revised expression of interest letter submitted by Sterling on February 22, 2007. At this meeting, Sandler ONeill reported that an investment banking firm representing another financial institution (not among the four financial institutions identified by the board of directors for further contact after the board meeting held on January 30, 2007) had recently made telephone contact with Sandler ONeill to convey the interest of their client in discussing a business combination transaction with North Valley. This telephone call was confirmed in a letter sent to North Valley by the investment banking firm on February 27, 2007. Sandler ONeill provided the board of directors with a summary of the financial condition and results of operations of this financial institution, together with an analysis of the positives and negatives in a potential business combination with North Valley. Following further evaluation of the expression of interest letters, North Valleys board of directors determined that it would be in the best interests of North Valley and its shareholders to give priority to a further review of the letter from Sterling. Accordingly, the board of directors authorized executive management to contact Sterling and facilitate a continuation of Sterlings due diligence investigation of North Valley and, at the same time, the North Valley board of directors authorized and directed executive management and legal counsel to commence a more in-depth due diligence investigation of Sterling.

On February 26, 2007, Sterlings board of directors discussed the proposed acquisition of North Valley at a regularly scheduled board meeting. Subsequently, during the week of March 5, 2007, a due diligence team representing Sterling visited Redding, California, and conducted an on-site review of North Valley and North Valley Bank. Sterling also conducted additional subsequent due diligence investigation of North Valley materials provided to Sterling and its counsel. Following its due diligence investigation of North Valley, Sterling determined that it was still interested in an acquisition of North Valley.

On March 12, 2007, the board of directors of North Valley held a special meeting to discuss the status and results to date of the due diligence process authorized by the board on February 23, 2007. The board authorized executive management to continue with its due diligence investigation of Sterling and to continue its discussions with Sterling in order to explore the potential terms and conditions of a proposed business combination. Thereafter, from March 14 through 16, 2007, a North Valley due diligence team, accompanied by legal counsel, conducted an on-site due diligence investigation of Sterling and its subsidiaries, in Spokane, Washington. In the course of that visitation, legal counsel to Sterling provided the North Valley team with an initial discussion draft of a proposed Agreement and Plan of Merger, referred to herein as the merger agreement.

On March 22, 2007, the North Valley board of directors held a special meeting to further consider the status and results of the due diligence reviews being conducted by Sterling and North Valley and to review the initial discussion draft of a proposed merger agreement. The board discussed the terms and conditions represented by the discussion draft with its executive management, legal counsel and Sandler ONeill at the meeting. After a review of possible alternative provisions, the board of directors directed its legal counsel and Sandler ONeill, in coordination with its executive management, to attempt to negotiate revisions to the draft merger agreement, subject to further review by the board of directors.

On March 27, 2007, Sterling Savings Banks board of directors discussed the proposed combination at a regularly scheduled board meeting.

On March 30, 2007, the North Valley board of directors held a special meeting with its legal counsel and Sandler ONeill to discuss the status of negotiations with Sterling and to review a revised draft of the proposed merger agreement prepared by Sterlings legal counsel in response to the comments and changes submitted by North Valleys legal counsel. Executive management also reported to the board of directors about its ongoing negotiations with Sterling and the results of its due diligence investigation of Sterling during the month of March. The board determined that the revised draft of the proposed merger agreement required further changes and directed executive management, Sandler ONeill and its legal counsel to continue negotiations with Sterling.

On April 5, 2007, the North Valley board of directors held a special meeting to discuss with its executive management and legal counsel the latest developments regarding negotiations with Sterling and to review the changes made to the draft merger agreement since the last meeting of the board of directors, including changes reflected in a revised draft distributed by legal counsel for Sterling on April 3, 2007, and a further revised draft distributed on April 4, 2007. The board also reviewed and discussed the proposed exhibits to the draft merger agreement and the regulatory approvals required in connection with the transaction. The board of directors and executive management also discussed the impact of the proposed business combination on the shareholders, customers and employees of North Valley. The board of directors determined that certain issues required further revision of the proposed agreements and instructed North Valley legal counsel and executive management to continue negotiations with Sterling. On April 6, 2007, the chairman of the North Valley board of directors, and North Valleys general counsel and outside legal counsel contacted Sterling legal counsel to discuss issues identified by the board of directors. As a result of these negotiations, Sterlings legal counsel prepared and distributed a further revised draft of the proposed merger agreement.

On April 10, 2007, the board of directors of North Valley and North Valley Bank met in a joint special meeting with its executive management, legal counsel and Sandler ONeill to review the proposed final form of the merger agreement and exhibits thereto. After extensive review and discussion of the proposed final form of the merger agreement and exhibits, followed by an updated review of the financial results and projections of North Valley and its available strategic alternatives and an evaluation of various factors relevant to consummation of the proposed business combination, and based upon the advice of legal counsel and the opinion of Sandler ONeill that the merger consideration was fair from a financial point of view to the holders of North Valley common stock, the directors of North Valley and North Valley Bank voted unanimously to approve the merger agreement and to authorize its execution and delivery to Sterling. In addition, the board of directors of North Valley voted unanimously to authorize and approve the execution and delivery of a letter agreement confirming the engagement of Sandler ONeill as financial advisor to North Valley, effective as of January 30, 2007, and the execution and delivery of an Amendment One to the North Valley Bancorp Shareholder Protection Rights Agreement with Mellon Investor Services LLC to provide that neither Sterling nor any of its affiliates will become an “acquiring person,” as that term is defined in the rights agreement, solely as a result of the public announcement, execution, delivery, or performance of the merger agreement, voting agreements, or the other transactions contemplated by the merger agreement, and that those rights will terminate at the effective time of the merger. It was understood that the board of directors of Sterling would hold a special meeting later on the same day in order to authorize and approve the execution and delivery of the merger agreement with North Valley.

The Sterling board of directors also met on April 10, 2007. Prior to the meeting, the proposed definitive agreement and related materials had been distributed to Sterlings board for its review. During this meeting, Sterlings chief executive officer, chief financial officer and legal counsel summarized the material terms of the proposed transaction, and Sterlings chief executive officer led Sterlings board of directors in a discussion of the merits, risks and the strategic reasons for and against the transaction. After a thorough discussion, Sterlings board of directors unanimously approved the definitive merger agreement and other relevant documents and the contemplated transaction. In connection with its deliberations regarding the merger agreement and the transactions contemplated thereby, the Sterling board considered the proposed term of the merger agreement that provided for a member of North Valleys board joining Sterlings board. Mr. Gilkey reported that he had interviewed those North Valley directors who had indicated interest and willingness to serve on Sterlings board, and had discussed his interviews with the Sterling boards nominating committee. He then discussed those North Valley directors with the board. After a thorough discussion, the board determined to appoint North Valley director J.M. Wells, Jr. to join the Sterling board subject to consummation of the transaction, with the appointment to be effective following consummation of the transaction. At the conclusion of the arms length negotiations between representatives of Sterling and North Valley, and pursuant to the resolutions adopted by each companys board of directors, Sterling and North Valley entered into the definitive agreement, dated as of April 10, 2007.

On April 11, 2007, prior to the opening of trading on the Nasdaq Global Select Market, a joint press release announcing the execution of the merger agreement was issued by North Valley and Sterling.

Reasons of North Valley for the Merger and Recommendation of the North Valley Board of Directors

The board of directors of North Valley believes the proposed merger with Sterling is fair and in the best interests of the shareholders, as well as its employees and the communities served by North Valley Bank. In reaching this conclusion, the board of directors discussed the proposed merger with its executive management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. The directors unanimously recommend that North Valley shareholders vote in favor of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement.

In approving the merger with Sterling, the North Valley board of directors considered numerous factors. The primary factors that favor the merger include, but are not limited to, the following:

•	Future Prospects of North Valley. Based on its understanding of the business, operations, financial condition, earnings, management and future prospects of North Valley, and in consultation with its financial advisor, the North Valley board of directors, believes that a business combination with Sterling will enable North Valley shareholders to participate in a combined company that would have enhanced future prospects compared to those that North Valley is likely to achieve on a stand-alone basis. The board believes that a larger company will provide additional products and services to better grow and retain North Valleys customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis, in a financial institution with offices in Washington, Oregon, Idaho, Montana and California.

•	Results of Due Diligence by North Valley. The North Valley boards understanding of the business, operations, financial condition, earnings, management and future prospects of Sterling, taking into account North Valleys due diligence investigation of Sterling, including, but not limited to, debt service and other existing financial obligations, the financial obligations to be incurred in connection with the proposed transaction and other likely financial obligations of Sterling and the possible effect of such obligations.

•	Competitive Issues. The current and prospective economic and competitive environment facing the financial services industry generally, including the continued consolidation in the industry and the increased importance of operational scale and financial resources in maintaining efficiency and remaining competitive over the long term.

•	Impact on Constituencies. The economic effects of the proposed transaction on North Valley and North Valley Bank, their employees, loan and deposit customers, creditors, and other elements of the communities in which North Valley Bank operates.

•	Complementary Business. The complementary nature of the respective markets, customers and asset/liability mix of North Valley and Sterling, including the Sterling banking offices in Sonoma, Marin and Contra Costa Counties, California (formerly the banking offices of Sonoma National Bank).

•	Continuity of Operations and Personnel. The likelihood of Sterling retaining key officers and employees and the resulting continuity of banking operations after the merger because Sterling and North Valley Bank do not have overlapping branches.

•	Products and Services. North Valley Bank customers would be afforded new or enhanced products and services not previously available. Examples of enhancements include larger credit relationships, more advanced cash management services, a broader array of commercial real estate conduits, and all-in-one residential construction loans.

•	Financial Presentations. The reports of North Valleys executive management and the financial presentation by Sandler ONeill to the North Valley board of directors concerning the operations, financial condition and prospects of Sterling and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics.

•	Value. The value to be received by holders of North Valley common stock pursuant to the merger agreement in relation to the historical trading prices of North Valley common stock, as compared to other similar transactions of a comparable nature in the view of Sandler ONeill, as compared to the future prospects of North Valley, as well as the possibility of a more active trading market, providing increased liquidity for holders of Sterling common stock relative to the current trading liquidity of North Valley common stock.

•	Cash Dividends. Sterling has for the past seven consecutive quarters offered its shareholders a cash dividend. Receiving Sterling stock as consideration in the merger, North Valley shareholders would benefit from anticipated future cash dividends paid by Sterling.

•	Fairness Opinion. The opinion delivered to the North Valley board of directors by Sandler ONeill that, as of the date of the opinion and based upon and subject to the considerations in its opinion, the merger consideration was fair, from a financial point of view, to holders of North Valley common stock.

•	Terms of the Merger. The review by the North Valley board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement, including the exchange ratio and cash consideration offered by Sterling.

•	Approvals. The likelihood of receiving regulatory approvals in a timely fashion and the likelihood that the merger would be completed.

•	Corporate Values. The belief of the North Valley board of directors that the two companies share a common vision of the importance of customer service and that executive management and employees of North Valley and Sterling possess complementary skills and expertise.

•	Reorganization. The expectation that the merger will constitute a reorganization under Section 368(a) of the Code.

In the course of its deliberations regarding the merger, the North Valley board of directors also considered the following factors, which the board of directors determined did not outweigh the expected benefits to North Valley and its shareholders:

•	Integration Issues. The challenges of combining the businesses, assets and workforces of North Valley and Sterling, which could affect our post-merger success, and the ability to achieve anticipated cost savings and other potential synergies, as well as the ongoing challenges to Sterling of combining its operations with those of Sonoma National Bank (acquired in March 2007), Golf Savings Bank (acquired in July 2006), and FirstBank Northwest (acquired in November 2006).

•	Fixed Exchange Ratio. The fixed exchange ratio component of the merger consideration will not adjust to compensate for potential declines in the stock price of Sterling prior to completion of the merger except under certain circumstances which would require that, among other things, Sterlings common stock decreases in value to a greater extent than a predetermined weighted average index of a certain group of financial institution holding companies specified in the merger agreement.

•	Insider Interests. The interests of North Valley executive officers and directors with respect to the merger apart from their interests as holders of North Valley common stock, and the risk that these interests might influence their decision with respect to the merger, as described below in “The Merger—Interests of Certain Persons in the Merger.”

•	Competing Transactions. The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by Sterling as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with North Valley from proposing such a transaction.

•	Operational Restrictions. The restrictions contained in the merger agreement on the operation of North Valleys business during the period between the signing of the merger agreement and completion of the merger.

•	Risk of Termination. The possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of North

Valley common stock and North Valley operating results, particularly in light of the costs incurred in connection with the transaction.

The foregoing discussion of the information and factors considered by the North Valley board of directors is not exhaustive, but includes all material factors considered by the board. In view of the wide variety of factors considered by the North Valley board of directors in connection with its evaluation of the merger and the complexity of these matters, the board did not consider it practical to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. The North Valley board of directors evaluated the factors described above, including asking questions of its executive management, Sandler ONeill, and its legal advisors, and reached a consensus that the merger was in the best interests of North Valley and its shareholders. In considering the factors described above, individual members of the board of directors may have given different weights to different factors. The North Valley board of directors considered these factors as a whole, and overall considered them to be favorable to, and to support its determination. It should be noted that this explanation of the boards reasoning (and all other information presented in this section) is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section of this proxy statement/prospectus entitled “Cautionary Statement Regarding Forward-Looking Statements.”

After carefully evaluating the above factors, the board of directors of North Valley has determined that the merger, the merger agreement and the transactions contemplated thereby are advisable and in the best interests of North Valley and its shareholders. The board of directors has also determined that the merger agreement and the transactions contemplated thereby are consistent with, and in furtherance of, the long-term best interests of North Valley and its shareholders. Accordingly, the North Valley board of directors unanimously approved the merger agreement and unanimously recommends that the North Valley shareholders vote “FOR” approval of the merger agreement.

Fairness Opinion of North Valleys Financial Advisor

By letter dated as of January 30, 2007, North Valley retained Sandler ONeill to act as its financial advisor in connection with a possible business combination with a second party. Sandler ONeill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler ONeill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler ONeill acted as financial advisor to North Valley in connection with the proposed merger and participated in certain of the negotiations leading to the merger agreement. At the April 10, 2007 meeting at which North Valleys board considered and approved the merger agreement, Sandler ONeill delivered to the board its oral opinion, and subsequently confirmed in writing that, as of such date, the merger consideration was fair to North Valleys shareholders from a financial point of view. The full text of Sandler ONeills updated opinion is attached as Appendix B to this document. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler ONeill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the opinion. North Valley shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.

Sandler ONeills opinion speaks only as of the date of the opinion. The opinion is directed to the North Valley board and speaks only to the fairness from a financial point of view of the merger consideration to North Valley shareholders. It does not address the underlying business decision of North Valley to engage in the merger or any other aspect of the merger and is not a recommendation to any North Valley shareholder as to how such shareholder should vote at the special meeting with respect to the merger, the form of consideration such shareholder should elect or any other matter.

In connection with rendering its April 10, 2007 opinion, Sandler ONeill reviewed and considered, among other things:

•	the merger agreement;

•	certain publicly available financial statements and other historical financial information of North Valley that Sandler ONeill deemed relevant;

•	certain publicly available financial statements and other historical financial information of Sterling that Sandler ONeill deemed relevant;

•	internal financial projections for North Valley for the year ending December 31, 2007 and estimated growth and performance for the years ending December 31, 2008 through 2010, in each case as provided by, and reviewed with, senior management of North Valley;

•	internal financial projections for Sterling for the year ending December 31, 2007 and a estimated growth and performance for the years ending December 31, 2008 through 2010, in each case as provided by and reviewed with senior management of Sterling;

•	the pro forma financial impact of the merger on Sterling, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Sterling;

•	the publicly reported historical price and trading activity for North Valleys and Sterlings common stock, including a comparison of certain financial and stock market information for North Valley and Sterling and similar publicly available information for certain other companies, the securities of which are publicly traded;

•	the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler ONeill considered relevant.

Sandler ONeill also discussed with certain members of the senior management of North Valley the business, financial condition, results of operations and prospects of North Valley and held similar discussions with certain members of the senior management of Sterling regarding the business, financial condition, results of operations and prospects of Sterling.

In performing its review, Sandler ONeill relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided to it by North Valley or Sterling or their respective representatives or that was otherwise reviewed by Sandler ONeill and assumed such accuracy and completeness for purposes of rendering its opinion. Sandler ONeill further relied on the assurances of senior management of North Valley and Sterling that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Sandler ONeill was not asked to undertake, and did not undertake, an independent verification of any of such information and Sandler ONeill did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler ONeill did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of North Valley or Sterling or any of their subsidiaries, or the collectibility of any such assets, nor was Sandler ONeill furnished with any such evaluations or appraisals. Sandler ONeill did not make an independent evaluation of the adequacy of the allowance for loan losses of North Valley or Sterling, nor did Sandler ONeill review any individual credit files relating to North Valley or Sterling. Sandler ONeill assumed, with North Valleys consent, that the respective allowances for loan losses for both North Valley and Sterling were adequate to cover such losses.

With respect to the financial projections for North Valley and Sterling provided by and reviewed with the senior management of North Valley and Sterling and used by Sandler ONeill in its analyses, North Valleys and Sterlings respective management officers confirmed to Sandler ONeill that they reflected the best currently available estimates and judgments of the respective future financial performances of North Valley and Sterling, respectively, and Sandler ONeill assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Sterling, such management officers confirmed to Sandler ONeill that they reflected the best currently available estimates and judgments of such management officers and Sandler ONeill assumed that such performances would be achieved. Sandler ONeill expresses no opinion as to such financial projections or the assumptions on which they are based. Sandler ONeill has also assumed that there has been no material change in North Valleys or Sterlings assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler ONeill. Sandler ONeill has assumed in all respects material to its analysis that North Valley and Sterling will remain as going concerns for all periods relevant to its analyses, that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the merger will be a tax-free reorganization for federal income tax purposes. Finally, with North Valleys consent, Sandler ONeill has relied upon the advice North Valley has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement.

Sandler ONeills opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to them as of, the date hereof. Events occurring after the date hereof could materially affect Sandler ONeills opinion. Sandler ONeill has not undertaken to update, revise, reaffirm or withdraw its opinion in respect of events occurring after the date hereof. Sandler ONeill is expressing no opinion herein as to what the value of Sterlings common stock will be when issued to North Valleys shareholders pursuant to the merger agreement or the prices at which North Valleys and Sterlings common stock may trade at any time.

Financial Analysis of Sandler ONeill.

The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Sandler ONeill believes that its analysis must be considered as a whole and that selecting portions of the factors and analyses considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying their respective opinions. Also, no company included in the comparative analyses described below is identical to North Valley or Sterling and no transaction is identical to the merger. In performing its analysis, Sandler ONeill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of North Valley, Sterling and Sandler ONeill. The analyses performed by Sandler ONeill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler ONeill prepared its analysis solely for purposes of rendering its opinion and provided such analysis to the North Valley board of directors at the boards April 10, 2007 meeting. Estimates on the values of companies did not purport to be appraisals or necessarily reflect the prices at which companies or their securities might actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler ONeills analyses do not necessarily reflect the value of North Valleys common stock or Sterlings common stock or the prices at which North Valleys or Sterlings common stock may be sold at any time. The analyses of Sandler ONeill and its opinion were among a number of factors taken into consideration by North Valleys board in making its decision to adopt the plan of merger contained in the merger agreement and the analyses described below should not be viewed as determinative of the decision made by North Valleys board.

The following is a summary of the material analyses performed by Sandler ONeill, but is not a complete description of all the analyses underlying Sandler ONeills opinion.

Summary of Proposal.

Sandler ONeill reviewed the financial terms of the proposed transaction. Pursuant to the merger agreement, the per share deal value is equal to the sum of (a) $2.80 cash plus (b) the product of 0.7364 times the per share value of the closing price of Sterling shares at the close of trading on the effective date; provided however, that the maximum number of shares of Sterling common stock that may be issued in the merger shall be 5,992,029 shares. Based on Sterlings closing price of $30.34 on April 9, 2007, Sandler ONeill calculated an implied transaction value of $25.14 per share. Based upon per-share financial information for North Valley for the twelve months ended December 31, 2006, Sandler ONeill calculated the following ratios:

 Transaction Ratios

Deal price/last 12 months earnings per share	18.5	x
Deal price/tax adjusted last 12 months earnings per share(1)	19.3	x
Deal price/stated book value per share	243%
Deal price/tangible book value per share	314%
Tangible book premium/core deposits(2)	20.5%
Premium to current market price(3)	3.5%
Premium to 12/29/06 market price(4)	36.1%

(1)	Based on a normalized tax rate of 32%

(2)	Core deposits are defined as total deposits less jumbo CDs.

(3)	Based on North Valleys closing price of $24.30 on April 9, 2007

(4)	Based on North Valleys closing price of $18.48 on December 29, 2006.

The aggregate transaction value to those holding North Valley common shares and options was approximately $196 million. Sandler ONeill calculated that North Valley shareholders would own approximately 10% of Sterlings common shares outstanding upon consummation of the merger (taking into account the estimated impact of shares to be issued in conjunction with Sterlings recently completed acquisition of Northern Empire Bancshares).

Stock Trading History.

Sandler ONeill reviewed the history of the publicly reported trading prices of North Valleys and Sterlings common stock.

For the one-year period and three-year period ended April 9, 2007, Sandler ONeill compared the relative performance of North Valleys and Sterlings common stock with the following:

•	the S&P 500 Index;

•	the S&P Bank Index;

•	the Nasdaq Bank Index;

•	a North Valley comparable peer group(1)—a weighted average (by market capitalization) composite of publicly traded regional commercial banks selected by Sandler ONeill and comparable to North Valley, and

•	a Sterling comparable peer group(2)—a weighted average (by market capitalization) composite of publicly traded comparable western commercial banks selected by Sandler ONeill and comparable to Sterling.

During the one-year period ended April 9, 2007, North Valley outperformed its comparable peer group as well as the S&P 500 Index, S&P Bank Index and Nasdaq Bank Index. The relative performances were as follows:

 North Valley Stock Performance for the One-Year Period Ended April 9, 2007

	Beginning Index Value	Ending Index Value
	April 5, 2006	April 9, 2007

North Valley	100.00%	137.68%
North Valley comparable peer group(1)	100.00	91.19
S&P 500 Index	100.00	110.14
S&P Bank Index	100.00	103.66
Nasdaq Bank Index	100.00	99.89

During the same time period, Sterling generally outperformed its comparable peer group, the Nasdaq Bank Index and the S&P Bank Index and underperformed the S&P 500 Index. The relative performances were as follows:

 Sterling Stock Performance for the One-Year Period Ended April 9, 2007

	Beginning Index Value	Ending Index Value
	April 5, 2006	April 9, 2007

Sterling	100.00%	104.62%
Sterling comparable peer group(2)	100.00	93.49
S&P 500 Index	100.00	110.14
S&P Bank Index	100.00	103.66
Nasdaq Bank Index	100.00	99.89

During the three-year period ended April 9, 2007, North Valley generally outperformed the S&P 500 Index, the Nasdaq Bank Index and the S&P Bank Index and underperformed its comparable peer group. The relative performances were as follows:

 North Valley Stock Performance for the Three-Year Period Ended April 9, 2007

	Beginning Index Value	Ending Index Value
	April 5, 2004	April 9, 2007

North Valley	100.00%	133.88%
North Valley comparable peer group(1)	100.00	138.84
S&P 500 Index	100.00	125.56
S&P Bank Index	100.00	117.26
Nasdaq Bank Index	100.00	109.15

During the same period, Sterling generally outperformed the S&P 500 Index, the Nasdaq Bank Index, the S&P Bank Index and its comparable peer group. The relative performances were as follows:

 Sterling Stock Performance for the Three-Year Period Ended April 9, 2007

	Beginning Index Value	Ending Index Value
	April 5, 2004	April 9, 2007

Sterling	100.00%	140.82%
Sterling comparable peer group(2)	100.00	112.78
S&P 500 Index	100.00	125.56
S&P Bank Index	100.00	117.26
Nasdaq Bank Index	100.00	109.15

(1)	Companies included in the North Valley comparable peer group can be found in the Comparable Company Analysis section below.

(2)	Companies included in the Sterling comparable peer group can be found in the Comparable Company Analysis section below.

Comparable Company Analysis.

Sandler ONeill used publicly available information to compare selected financial and market trading information for North Valley and Sterling to comparable peer groups selected by Sandler ONeill.

The selected North Valley peer group consisted of the following companies:

American River Bankshares	First Northern Community Bancorp
Bank of Commerce Holdings	Heritage Commerce Corp
Bank of Marin	Heritage Oaks Bancorp
Bridge Capital Holdings	Pacific Continental Corporation
Capital Corp of the West	PremierWest Bancorp
Central Valley Community Bancorp	Sierra Bancorp
Columbia Bancorp	TriCo Bancshares
Community Valley Bancorp

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2006 and market trading information as of April 9, 2007. The table below compares the data for North Valley and the median data for the comparable peer group.

 North Valley Comparable Peer Group Analysis

		North Valley
		Peer Group
	North Valley	Median

Market capitalization (in millions)	$178	$192
Total assets (in millions)	$906	$877
Tangible equity/tangible assets	6.57%	8.12%
LTM return on average assets	1.15%	1.44%
LTM return on average tangible equity	19.9%	17.1%
LTM net interest margin	5.40%	5.58%
LTM efficiency ratio	70.0%	57.8%
Price/Tangible book value per share	304%	241%
Price/LTM earnings per share	17.9x	15.9x
Price/Estimated 2007 earnings per share	16.8x	14.3x

The selected Sterling peer group consisted of the following companies:

Bank of Hawaii Corp	First Community Bancorp
Cathay General Bancorp	Greater Bay Bancorp
Central Pacific Financial Corp	Pacific Capital Bancorp
City National Corp	SVB Financial Group
CVB Financial Corp	UCBH Holdings Inc
East West Bancorp Inc	Umpqua Holdings Corp

The analysis compared publicly available financial information as of and for the twelve-month period ended December 31, 2006 and market trading information as of April 9, 2007. The table below compares the data for Sterling and the median data for the comparable peer group.

 Sterling Comparable Peer Group Analysis

		Sterling
		Peer Group
	Sterling(1)	Median

Market capitalization (in millions)	$1,553	$1,666
Total assets (in millions)	$9,829	$7,433
Tangible equity/tangible assets	5.31%	7.38%
LTM return on average assets	0.88%	1.48%
LTM return on average tangible equity	18.2%	22.0%
LTM net interest margin	3.30%	4.40%
LTM efficiency ratio	61.1%	50.6%
Price/tangible book value per share	251%	297%
Price/LTM earnings per share	15.1x	15.5x
Price/Estimated 2007 earnings per share	13.0x	14.7x

(1)	Market capitalization is pro forma for shares issued in recent acquisition.

Analysis of Selected Merger Transactions.

Sandler ONeill reviewed 77 merger transactions announced from January 1, 2005 through April 9, 2007 involving commercial banks in the United States with announced transaction values greater than $100 million but less than $500 million. Sandler ONeill also reviewed ten merger transactions announced from January 1, 2005 through April 9, 2007 involving commercial banks in California with announced transaction values greater than $100 million but less than $500 million.

Sandler ONeill reviewed the following multiples:

•	transaction price at announcement to last twelve months reported earnings per share;

•	transaction price at announcement to estimated earnings per share;

•	transaction price at announcement to book value per share;

•	transaction price at announcement to tangible book value per share;

•	tangible book premium to core deposits at announcement; and

•	current market price premium at announcement.

As illustrated in the following table, Sandler ONeill compared the proposed merger multiples to the median multiples of comparable transactions.

Comparable Transaction Multiples

		Median	Median
		Nationwide	California
	North Valley/	Group	Group
	Sterling	Multiple	Multiple

Transaction price/Last twelve months earnings per share	18.5x	23.1x	19.1x
Transaction price/Last twelve months tax adjusted earnings per share	19.3x	23.1x	19.1x
Transaction price/book value per share	243%	300%	269%
Transaction price/tangible book value per share	314%	328%	311%
Tangible book premium/core deposits(1)	20.5%	28.1%	30.7%
Premium to current market price(2)	3.5%	26.3%	17.9%

(1)	Core deposits exclude time deposits with account balances greater than $100,000 and brokered CDs.

(2)	Based on North Valleys closing price of $24.30 per share as of April 9, 2007. If based on North Valleys closing price of $18.48 on December 29, 2006, the premium would have been 36.1%.

Net Present Value Analysis.

Sandler ONeill performed an analysis that estimated the present value of the projected future stream of after-tax net income of North Valley through December 31, 2010 under various circumstances, assuming that North Valley performed in accordance with the internal financial projections for the year ended December, 31 2007 and achieved the estimated growth and performance projections for the years ended December 31, 2008, 2009 and 2010, in both cases, prepared by and reviewed with North Valley senior management. The analysis assumed that North Valley paid an annual cash dividend of $0.40. To approximate the terminal value of North Valley common stock at December 31, 2010, Sandler ONeill applied price to earnings multiples ranging from 14x to 20x and multiples of price to tangible book value ranging from 200% to 350%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 11% to 15% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of North Valley common stock.

Sandler ONeill also varied North Valleys forecasted net income using a range of 25% under forecast to 25% over forecast, and used a discount rate of 13.08% for this analysis.

This analysis resulted in the following reference ranges of indicated per share values for North Valley common stock:

Terminal Value - Earnings per Share Multiples

Discount Rate	14.0x	16.0x	18.0x	20.0x

11.0%	$18.39	$20.85	$23.31	$25.78
12.0%	17.76	20.14	22.51	24.88
13.0%	17.16	19.45	21.74	24.03
14.0%	16.58	18.79	21.00	23.21
15.0%	16.02	18.16	20.30	22.43

Terminal Value - Tangible Book Multiples

Discount Rate	200%	250%	300%	350x

11.0%	$18.96	$23.39	$27.83	$32.26
12.0%	18.31	22.59	26.86	31.14
13.0%	17.69	21.82	25.94	30.07
14.0%	17.10	21.08	25.06	29.04
15.0%	16.53	20.37	24.22	28.06

Terminal Value - Earnings Per Share Multiples
(analysis assumes a 13.08% discount rate)

		14.0x	16.0x	18.0x	20.0x

	−25.0%	$13.11	$14.82	$16.54	$18.25
Under Budget	−20.0%	13.91	15.74	17.57	19.39
	−15.0%	14.71	16.65	18.59	20.54
	−10.0%	15.51	17.57	19.62	21.68
	−5.0%	16.31	18.48	20.65	22.82
Match Budget	0.0%	17.11	19.39	21.68	23.96
	5.0%	17.91	20.31	22.71	25.11
	10.0%	18.71	21.22	23.74	26.25
	15.0%	19.51	22.14	24.76	27.39
Exceed Budget	20.0%	20.31	23.05	25.79	28.53
	25.0%	21.11	23.96	26.82	29.68

Sandler ONeill also performed an analysis that estimated the present value of the projected future stream of after-tax net income of Sterling through December 31, 2010, under various circumstances, assuming that Sterling performed in accordance with internal earnings per share estimates for the year ended December 31, 2007 and achieved the growth and performance projections for the years ended December 31, 2008, 2009 and 2010, in both cases, provided by and reviewed with Sterling senior management. The analysis assumed that Sterling paid an annual cash dividend to its shareholders equivalent to 13% of the years earnings. To approximate the terminal value of Sterling common stock at December 31, 2010, Sandler ONeill applied price to earnings multiples ranging from 13x to 18x and price to tangible book multiples ranging from 200% to 325%. The income streams and terminal values were then discounted to present values using different discount rates ranging from 10% to 14% chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Sterling common stock. Sandler ONeill also varied Sterlings forecasted net income using a range of 25% under forecast to 25% over forecast, and used a discount rate of 12.50% for this analysis.

This analysis resulted in the following reference ranges of indicated per share values for Sterling common stock:

Terminal Value - Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x

10.0%	$30.28	$32.52	$34.77	$37.01	$39.25	$41.49
11.0%	29.22	31.38	33.54	35.71	37.87	40.03
12.0%	28.20	30.29	32.38	34.46	36.55	38.64
13.0%	27.23	29.25	31.26	33.27	35.29	37.30
14.0%	26.30	28.25	30.19	32.13	34.08	36.02

Terminal Value - Tangible Book Multiples

Discount Rate	200%	225%	250%	275x	300x	325x

10.0%	$30.88	$34.60	$38.31	$42.03	$45.75	$49.46
11.0%	29.80	33.38	36.97	40.55	44.13	47.72
12.0%	28.76	32.22	35.68	39.14	42.59	46.05
13.0%	27.77	31.11	34.45	37.78	41.12	44.46
14.0%	26.82	30.05	33.27	36.49	39.71	42.93

Terminal Value - Earnings Per Share Multiples
(analysis assumes a 12.50% discount rate)

		13.0x	14.0x	15.0x	16.0x	17.0x	18.0x

	−25.00%	$21.05	$22.58	$24.12	$25.66	$27.20	$28.73
Under Budget	−20.00%	22.38	24.02	25.66	27.30	28.94	30.58
	−15.00%	23.71	25.45	27.20	28.94	30.68	32.42
	−10.00%	25.04	26.89	28.73	30.58	32.42	34.27
	−5.00%	26.38	28.32	30.27	32.22	34.17	36.11
Match Budget	0.00%	27.71	29.76	31.81	33.86	35.91	37.96
	5.00%	29.04	31.19	33.35	35.50	37.65	39.80
	10.00%	30.37	32.63	34.88	37.14	39.39	41.65
	15.00%	31.71	34.06	36.42	38.78	41.14	43.49
Exceed Budget	20.00%	33.04	35.50	37.96	40.42	42.88	45.34
	25.00%	34.37	36.93	39.50	42.06	44.62	47.18

In connection with its analysis, Sandler ONeill considered and discussed with the North Valley board how the present value analyses would be affected by changes in the underlying assumptions, including variations with respect to net income. Sandler ONeill noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis.

Sandler ONeill analyzed certain potential pro forma effects of the merger, assuming:

•	the merger closes December 31, 2007;

•	North Valleys shares are exchanged for aggregate consideration of approximately 5.4 million shares of Sterling common stock and approximately $20.6 million in cash;

•	unexercised stock options to purchase shares of North Valley common stock are converted into options to purchase Sterling common stock;

•	North Valleys internal financial projections for the year ended December 31, 2007, and internal growth and performance projections for the years ended December 31, 2008, 2009 and 2010, in both cases, as provided by and reviewed with North Valley senior management;

•	Sterlings earnings per share estimates for the years ended December 31, 2007 and internal growth and performance projections for the years ended December 31, 2008, 2009 and 2010, in both cases, as provided by and reviewed with Sterling senior management;

•	certain purchase accounting adjustments (including amortizable identifiable intangibles created in the merger), charges and transaction costs associated with the merger; and

•	purchase accounting adjustments and cost savings are consistent with the estimates determined by Sterling senior management.

For each of the years ended December 31, 2008, 2009 and 2010, Sandler ONeill compared the earnings per share of Sterling common stock to the earnings per share of the combined company common stock using the foregoing assumptions. The analyses indicated that the merger would be accretive to Sterlings projected 2008, 2009 and 2010 earnings per share. The actual results achieved by the combined company may vary from projected results and the variations may be material.

 Impact to Sterling Diluted EPS

Accretion/(Dilution)

2008 Estimated EPS Impact	0.8%
2009 Estimated EPS Impact	0.5%
2010 Estimated EPS Impact	0.4%

Miscellaneous.

North Valley has agreed to pay Sandler ONeill a transaction fee in connection with the merger of approximately $2,023,037, of which $505,759 has been paid and the balance of which is contingent, and payable, upon closing of the merger. North Valley has also paid Sandler ONeill $250,000 for rendering its opinion, which will be credited against the portion of the transaction fee due upon closing of the merger. North Valley has also agreed to reimburse certain of Sandler ONeills reasonable out-of-pocket expenses incurred in connection with its engagement and to indemnify Sandler ONeill and its affiliates and their respective partners, directors, officers, employees, agents, and controlling persons against certain expenses and liabilities, including liabilities under the securities laws.

Sandler ONeill has in the past provided investment banking services to Sterling. Sandler ONeill may provide investment banking services to Sterling, and receive compensation for such services in the future, including during the period prior to the closing of the merger. In the ordinary course of their respective broker and dealer businesses, Sandler ONeill may purchase securities from and sell securities to North Valley and Sterling and their affiliates. Sandler ONeill may also actively trade the debt and/or equity securities of North Valley or Sterling or their affiliates for their own accounts and for the accounts of their customers and, accordingly, may at any time hold a long or short position in such securities.

Consideration to be Received in the Merger

At the effective time of the merger, Sterling will issue 0.7364 shares of Sterling common stock and $2.80 in cash for each outstanding share of North Valley common stock, including the associated preferred stock purchase rights issued pursuant to the North Valley Shareholder Protection Rights Agreement dated as of September 9, 1999, as amended (see description in next paragraph below), provided, however, that the maximum number of shares of Sterling common stock that may be issued shall be 5,992,029. All of the shares of North Valley common stock converted into the right to receive shares of Sterling common stock as provided in the merger agreement shall no longer be outstanding and shall automatically be canceled and shall cease to exist and the preferred stock purchase rights associated with the shares of North Valley common stock shall expire and terminate. A North Valley shareholder may also receive cash in lieu of a fractional share of common stock of Sterling. Except for the shares to be received by certain North Valley affiliates, which will have certain sale restrictions as described below in “The Merger—Restrictions on Resales by Affiliates,” the Sterling shares of common stock received by North Valley shareholders will be unrestricted freely tradable shares, listed on the Nasdaq Global Select Market.

On September 9, 1999, North Valley entered into a Shareholder Protection Rights Agreement with its transfer agent and registrar, Mellon Investor Services LLC, and established a class of preferred stock known as Series A Junior Participating Preferred Stock. On the same date, North Valley declared a dividend of one right for each outstanding share of common stock. Each right entitles the holder to purchase from North Valley, upon the occurrence of specified events involving a change in control of North Valley, one 1/100th of a share of the Series A Junior Participating Preferred Stock. The issuance of this Preferred Stock would have the general effect of delaying, deferring or preventing a change in control of North Valley without further action of its shareholders (a so-called “poison pill” which is a device often used by corporations to counter any future “unfriendly” takeover attempt). On April 10, 2007, as required by the terms of the merger agreement with Sterling, North Valley entered into Amendment One to Shareholder Protection Rights Agreement with Mellon Investor Services LLC. This amendment prevented the issuance of Preferred Stock upon the execution of the merger agreement by excluding Sterling and the merger agreement from the definition of an “Acquiring Person” under the Rights Agreement.

Exchange of Certificates; Letter of Transmittal

As soon as reasonably practicable after the effective time of the merger, Sterling shall cause American Stock Transfer & Trust (the “Exchange Agent”) to mail to each holder of a certificate formerly representing shares of North Valley common stock a letter of transmittal with instructions as to how to surrender their certificates in exchange for cash and certificates representing the shares of Sterling common stock, as provided in the merger agreement. Each holder of North Valley share certificates who surrenders a certificate, and duly submits executed transmittal materials to American Stock Transfer & Trust Company, as Exchange Agent, shall be entitled to a certificate representing Sterling common stock and cash as merger consideration. It is expected that a check representing the amount of cash and cash in lieu of a fractional share, if any, shall be mailed to each so entitled North Valley shareholder within 30 days following the Exchange Agents receipt of the shareholders North Valley share certificate or certificates and duly executed letter of transmittal.

Reasons of Sterling for the Merger

The merger will enable Sterling to expand and strengthen its community banking presence in northern California. During its deliberation regarding the approval of the merger agreement, the board of directors of Sterling considered a number of factors and assumptions, including, but not limited to, the following:

•	North Valleys strong existing customer base and reputation for providing quality customer service;

•	the compatibility of the merger with Sterlings long-term community banking strategy;

•	North Valleys branch locations in northern California that complement Sterlings existing footprint;

•	the ability of the combined company to offer a broader array of products and services to North Valleys customers;

•	North Valleys financial performance is expected to make the transaction accretive to earnings in 2008;

•	potential opportunities to reduce operating costs and enhance revenue; and

•	Sterling managements prior record of integrating acquired financial institutions.

Sterling based these factors and assumptions on its present assessment of where savings could be realized based upon the present independent operations of North Valley. Actual savings in some or all of these areas could be higher or lower than currently expected.

In reaching its decision to approve the merger agreement, Sterlings board of directors also considered the risks associated with the transaction, and, after due consideration, concluded that the potential benefits of the proposed transaction outweighed the risks associated with the proposed transaction, and would be in the best interest of the Sterling shareholders.

The foregoing factors and assumptions considered by Sterlings board of directors are not intended to be exhaustive. In view of the variety of factors and the amount of information considered, Sterlings board of directors did not find it practicable to, and did not, quantify, rank or otherwise assign relative weights to the specific factors it considered in approving the transaction. In addition, individual members of Sterlings board of directors may have given different weights to different factors. Sterlings board of directors considered all of these factors as a whole, and overall considered them to be favorable to and to support its determination. The board did not obtain a fairness opinion of an investment banking firm or other advisor in making this determination.

Regulatory Approvals Required for the Merger

The closing of the merger is conditioned upon the receipt of all approvals of regulatory authorities required for the merger. Under the terms of the merger agreement, Sterling and North Valley have agreed to use their reasonable best efforts to obtain all necessary permits, consents, approvals and authorizations from any governmental authority necessary, proper or advisable to consummate the merger.

The merger of Sterling and North Valley is subject to prior approval by the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended, or the BHCA. An application for approval of the merger with the Federal Reserve Board was filed by Sterling on or about [ • ]. The acquisition of North Valley Bank is also subject to the receipt of prior approval from the FDIC, the CDFI and the WDFI. An application to the FDIC was filed by Sterling on or about [ • ]. Applications to the CDFI and the WDFI were filed by Sterling on or about [ • ]. All applications are currently pending.

Material United States Federal Income Tax Considerations of the Merger

The following is a discussion of the anticipated material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of shares of North Valley common stock who exchange their North Valley shares for cash and shares of Sterling common stock in the merger. This discussion addresses only those holders who hold their shares of North Valley common stock as capital assets. This discussion does not address all of the U.S. federal income tax consequences that may be relevant to particular holders in light of their individual circumstances or to holders who are subject to special rules, such as, without limitation:

•	a partnership, subchapter S corporation or other pass-through entity;

•	a foreign person, foreign entity or U.S. expatriate;

•	a mutual fund, bank, thrift or other financial institution;

•	a tax-exempt organization or pension fund;

•	an insurance company;

•	a trader in securities that elects mark-to-market;

•	a dealer in securities or foreign currencies;

•	a person who received his or her shares of North Valley common stock through a benefit plan or a tax-qualified retirement plan or through the exercise of employee stock options or similar derivative securities or otherwise as compensation;

•	a person who may be subject to the alternative minimum tax provisions of the Code;

•	a person whose functional currency is not the U.S. dollar;

•	a person who exercises dissenters rights;

•	a person who holds North Valley common stock as part of a hedge, appreciated financial position, straddle, synthetic security, conversion transaction or other integrated investment; and

•	the ESOP and the participants of the ESOP.

The following discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect. It is not binding on the Internal Revenue Service (“IRS”). In addition, this discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of North Valley common stock that is:

•	a U.S. citizen or resident, as determined for federal income tax purposes;

•	a corporation, or entity taxable as a corporation, created or organized in or under the laws of the United States; or

•	otherwise subject to U.S. federal income tax on a net income basis.

Holders of North Valley common stock should consult their own tax advisors as to the specific tax consequences to them of the merger in light of their particular circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws and of changes in those laws.

In the opinion of Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and in the opinion of Kirkpatrick & Lockhart Preston Gates Ellis, L.L.P., special tax counsel to North Valley, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and North Valley will be a party to the reorganization within the meaning of Section 368(b) of the Code. The resulting tax consequences subject to the reservations noted above, are as follows:

Exchange of North Valley Common Stock for Sterling Common Stock and Cash.

•	a U.S. holder who receives part cash and part Sterling common stock in exchange for shares of North Valley common stock generally will recognize gain, but not loss, equal to the lesser of: (a) the excess, if any, of the fair market value of the Sterling common stock and the amount of cash received by the holder (excluding cash received in lieu of a fractional share, which would be taxed as discussed below) over that holders adjusted tax basis in the North Valley common stock exchanged in the merger; or (b) the amount of cash received by the holder in the merger (excluding cash received in lieu of fractional shares, which will be taxed as discussed below);

•	the gain recognized by a U.S. holder of North Valley common stock in the merger generally will constitute capital gain, unless, as discussed below, the holders receipt of cash has the effect of a distribution of a dividend for U.S. federal income tax purposes, in which case the gain will be treated as ordinary dividend income to the extent of the holders ratable share of current and accumulated earnings and profits as calculated for U.S. federal income tax purposes;

•	for a U.S. holder who acquired different blocks of North Valley common stock at different times and at different prices, realized gain or loss for purposes of determining the recognized gain, if any, generally must be calculated separately for each identifiable block of shares exchanged in the merger;

•	any capital gain recognized by a U.S. holder of North Valley common stock generally will constitute long-term capital gain (taxed at a maximum federal rate of 15% in the case of an individual) if the holders holding period for the North Valley common stock exchanged in the merger is more than one year as of the date of the merger, and otherwise will constitute short-term capital gain;

•	the aggregate tax basis of the shares of Sterling common stock received by a U.S. holder in exchange for North Valley common stock in the merger will be the same as the aggregate tax basis of the holders North Valley common stock exchanged therefor (less any tax basis attributable to a fractional share for which cash is received), decreased by the amount of cash received by the holder in the merger (excluding any cash received in lieu of a fractional share) and increased by the amount of gain recognized by the holder in the merger (including any portion of the gain that is treated as a dividend and excluding any gain recognized as a result of cash received in lieu of a fractional share); and

•	the holding period of the shares of Sterling common stock received in the merger generally will include the holding period for the shares of North Valley common stock exchanged in the merger.

Potential Treatment of Cash as a Dividend.

In general, the determination of whether gain recognized by a U.S. holder of North Valley common stock will be treated as capital gain or a dividend distribution will depend upon whether, and to what extent, the merger reduces the holders deemed percentage stock ownership interest in Sterling. For purposes of this determination, a U.S. holder of North Valley common stock will be treated as if it first exchanged all of the shareholders North Valley common stock solely for Sterling common stock (instead of the combination of Sterling common stock and cash actually received) and then Sterling immediately redeemed a portion of that Sterling common stock in exchange for the cash the holder received in the merger. The gain recognized by the holder by the deemed redemption will be treated as capital gain if, with respect to the holder, the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend.”

In general, the deemed redemption will be “substantially disproportionate” with respect to a U.S. holder of North Valley common stock if the percentage described in (b) below is less than 80% of the percentage described in (a) below. Whether the deemed redemption is “not essentially equivalent to a dividend” with respect to a U.S. holder of North Valley common stock will depend on the shareholders particular circumstances. In order for the deemed redemption to be “not essentially equivalent to a dividend,” the deemed redemption must result in a “meaningful reduction” in the holders deemed percentage stock ownership of Sterling common stock. In general, that determination requires a comparison of: (a) the percentage of the outstanding voting stock of Sterling that the U.S. holder of North Valley common stock is deemed actually and constructively to have owned immediately before the deemed redemption by Sterling; and (b) the percentage of the outstanding voting stock of Sterling actually and constructively owned by the holder immediately after the deemed redemption by Sterling. In applying the foregoing tests, a U.S. holder of North Valley common stock may, under constructive ownership rules, be deemed to own stock in addition to stock actually owned by it, including stock owned by other persons and stock subject to an option held by the holder or by other persons. Because the constructive ownership rules are complex, each U.S. holder of North Valley common stock should consult his or her own tax advisor as to the applicability of these rules. The IRS has indicated that a minority shareholder in a publicly traded corporation whose relative stock interest is minimal and who exercises no control with respect to corporate affairs is considered to have a “meaningful reduction” if that shareholder has any reduction in its percentage stock ownership under the foregoing analysis. Because the determination whether the deemed redemption is “substantially disproportionate” or “not essentially equivalent to a dividend” will depend on the shareholders particular circumstances, each U.S. holder of North Valley common stock should consult his or her own tax advisor as to the applicability of these rules.

In the event that the gain recognized by a U.S. holder of North Valley common stock is treated as a dividend distribution, it appears that such income should constitute qualified dividend income and hence would be taxed at the tax rate applicable to long-term capital gain (a maximum federal rate of 15% in the case of an individual) provided certain holding period requirements are satisfied.

Cash Received in Lieu of a Fractional Share.

To the extent that a North Valley shareholder receives cash in lieu of a fractional share of common stock of Sterling, the shareholder will be deemed to have received that fractional share in the merger and then to have received the cash in redemption of that fractional share. The shareholder generally will recognize gain or loss equal to the difference between the cash received and the portion of the shareholders tax basis in the shares of North Valley common stock surrendered allocable to that fractional share. This gain or loss generally will be long-term capital gain or loss if the holding period for the applicable share of North Valley common stock is more than one year as of the date of the merger.

Backup Withholding.

Cash payments received in the merger by a U.S. holder may, under certain circumstances, be subject to information reporting and backup withholding at a rate of 28% of the cash payable to the holder, unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules. Any amounts withheld from payments to a holder under the backup withholding rules are not additional tax and will be allowed as a refund or a credit against the U.S. holders U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Reporting Requirements.

A North Valley shareholder will be required to retain records pertaining to the merger and will be required to file with the shareholders U.S. federal income tax return for the year in which the merger takes place a statement setting forth certain facts relating to the merger.

TAX MATTERS REGARDING THE MERGER ARE VERY COMPLICATED, AND THE TAX CONSEQUENCES OF THE MERGER TO ANY PARTICULAR NORTH VALLEY SHAREHOLDER WILL DEPEND ON THAT SHAREHOLDERS PARTICULAR SITUATION. NORTH VALLEY SHAREHOLDERS ARE STRONGLY URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY OF FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGE IN THE TAX LAWS TO THEM.

Accounting Treatment

Sterling expects the costs related to the merger to be approximately $15.7 million and the merger will be accounted for as a purchase for financial accounting purposes in accordance with accounting principles generally accepted in the United States. For purposes of preparing Sterlings consolidated financial statements, Sterling will establish a new accounting basis for North Valleys assets and liabilities based upon their fair values, the merger consideration and the costs of the merger as of the acquisition date. Sterling will record any excess of cost over the fair value of the net assets, including any intangible assets with definite lives, of North Valley as goodwill. A final determination of the intangible asset values and required purchase accounting adjustments, including the allocation of the purchase price to the assets acquired and liabilities assumed based on their respective fair values, has not yet been made. Sterling will determine the fair value of North Valleys assets and liabilities and will make appropriate purchase accounting adjustments including the calculation of any intangible assets with definite lives, upon completion of the acquisition. Goodwill will be periodically reviewed for impairment. Other intangible assets will be amortized against the combined companys earnings following completion of the merger.

Interests of Certain Persons in the Merger

In considering the recommendation of the North Valley board of directors, you should be aware that some members of North Valleys board and senior management have certain interests in the transactions contemplated by the merger agreement, as described below, that are different from or in addition to the interests of shareholders generally and that may create potential conflicts of interest. The North Valley board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby.

Board of Directors.

The merger agreement provides that Sterling shall appoint J.M. Wells, Jr., the current chairman of North Valleys board of directors, to Sterlings board of directors, and if Mr. Wells should become unwilling or unable to serve on Sterlings board of directors, then Sterling shall take all action necessary to appoint one of the other members of North Valleys board of directors to Sterlings board of directors. All other North Valley directors will be invited to serve as an advisory board member to Sterling Savings Bank for a term of at least one year from the effective date of the merger.

Stock Ownership.

As of April 30, 2007, the directors and executive officers of North Valley, together with their affiliates, beneficially owned (assuming the exercise of their outstanding options) a total of 839,819 shares of North Valley common stock, including options exercisable within 60 days of the record date, representing 10.74% of all outstanding shares of North Valley common stock The directors and executive officers of North Valley will receive the same consideration in the merger for their shares as the other shareholders of North Valley and will also receive options to purchase Sterling common stock in exchange for their outstanding options to purchase North Valley common stock.

Stock Options.

All outstanding North Valley stock options at the time of the merger shall be automatically converted into options to purchase shares of Sterling common stock subject to the terms of the North Valley Bancorp 1989 Director Stock Option Plan, the 1998 Employee Stock Incentive Plan and the 1999 Director Stock Option Plan (together, the “North Valley Stock Option Plans”), under which such options were granted. The North Valley Stock Option Plans will be assumed by Sterling as of the effective time of the merger. The merger agreement provides that the amount and exercise price of the converted options shall be determined based upon the Option Exchange Ratio of 0.8261. See “The Merger—Treatment of Options.” The merger agreement provides that all outstanding options will become fully vested and exercisable as of the effective time of the merger and that Sterling shall make all filings under federal and state securities laws so as to permit the sale of the Sterling common stock received by the optionees upon such exercise following the effective time of the merger. The following executive officers will have options for North Valley shares vested early as a result of the merger: Michael J. Cushman (29,335 shares); Kevin R. Watson (11,760 shares); Scott R. Louis (5,480 shares); Roger D. Nash (10,480 shares); Gary S. Litzsinger (7,468 shares) and Leo J. Graham (9,967 shares). As of April 30, 2007, there were options outstanding and held by all North Valley officers and employees (including officer-director Michael J. Cushman) to purchase a total of 434,281 shares of North Valley common stock at an average strike price of $13.61, of which 321,118 option shares were fully vested and 113,163 option shares will become fully vested upon a change in control. All of the outstanding North Valley options held by the North Valley non-employee directors are currently 100% vested. As of April 30, 2007, there were fully vested options outstanding and held by the North Valley non-employee directors to purchase a total of 351,502 shares of North Valley common stock at an average strike price of $7.08.

North Valley Change in Control Obligations.

North Valley is a party to employment agreements with Michael J. Cushman, Kevin R. Watson, Scott R. Louis, Leo J. Graham, Roger D. Nash, Gary S. Litzsinger and Sharon L. Benson, which generally provide for payments upon a change in control in accordance with the North Valley Bancorp Salary Continuation Plan. Under the Salary Continuation Plan, each of these executives is entitled to a lump sum payment equal to two times the executives compensation (except for Mr. Cushman, who is entitled to 2.99 times his compensation) following a change in control. However, the Salary Continuation Plan prohibits the payment of any benefit to a participant to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code. See “Salary Continuation Plan,” below, for a description of the retirement type benefits provided under this Plan.

If all potential change in control obligations of North Valley were paid upon completion of the merger, the estimated cash payment would be approximately $3,436,518, of which approximately $2,715,972 in aggregate amount would be paid to Messrs. Cushman, Watson, Louis, Graham, Nash and Litzsinger and Ms. Benson.

Severance Payments.

North Valley has adopted a severance policy in connection with the merger with Sterling. The severance policy applies to any North Valley employee whose employment is terminated within 180 days after the effective date of the merger. Pursuant to the severance policy and the merger agreement, those North Valley employees, who are not otherwise entitled to receive severance payments under any employment or severance agreement, will receive severance in the amount of two to three months salary for certain executives based on years of service and two to six weeks salary based on years of service for all other employees.

Employment Agreements.

Michael J. Cushman, Scott R. Louis and Roger D. Nash have executed employment agreements with Sterling Savings Bank that shall be effective as of the closing date of the merger. Each agreement provides for a term of three years, subject to early termination with or without cause at the option of either party. Messrs. Cushman, Louis and Nash will be entitled to annual base salaries of $200,000, $154,000 and $154,000, respectively, and will be eligible for discretionary bonuses in accordance with Sterlings standard practices for employees at the senior vice president level. Additionally, as consideration for entering into the employment agreement and taking a salary reduction from his base salary while at North Valley, Mr. Cushmans agreement provides that Sterling will contribute $259,500 to its deferred compensation plan on behalf of Mr. Cushman, which shall vest in substantially equal monthly amounts over the term of the employment agreement, if Mr. Cushman remains employed by Sterling for the entire term. Messrs. Cushman, Louis and Nash are also entitled to no less than four weeks paid vacation and to participate in Sterlings employee benefit plans and perquisite programs that are commensurate with other employees at the senior vice president level.

Employee Stock Ownership Plan.

Under the merger agreement, the North Valley ESOP will terminate at the effective time. The ESOP constitutes a tax qualified retirement plan and retirement trust under the Code and the Employer Retirement Income Security Act of 1974. Amounts held in participant accounts (including shares which had theretofore been allocated to participant accounts) will then be distributed to participants in accordance with the terms of the ESOP, after the ESOP has obtained a favorable determination letter from the Internal Revenue Service. Executive officers Michael J. Cushman, Scott R. Louis, Gary S. Litzsinger and Leo J. Graham are participants in the ESOP.

401(k) Plan.

The North Valley Bancorp 401(k) Plan (the “401(k) Plan”), originally adopted in 1984, covers all North Valley employees who have completed 1,000 hours of service during a 12-month period and are age 21 or older. Voluntary employee contributions are partially matched by North Valley. Under the merger agreement, Sterling has the discretion to require that the 401(k) Plan either (a) be terminated immediately before the effective time or (b) be merged at or after the effective time into a Sterling plan. If the 401(k) Plan is terminated, amounts held in participant accounts will be distributed to participants in accordance with the terms of the 401(k) Plan after the 401(k) Plan has obtained a favorable determination letter from the Internal Revenue Service. If the 401(k) Plan is merged into a Sterling plan, participant accounts will be transferred into the Sterling plan, and participants will receive participation and vesting credit under such plan for their North Valley service. Plan participants will be notified prior to the effective time regarding whether the 401(k) Plan will be terminated or merged.

Executive Deferred Compensation Plan.

The Executive Deferred Compensation Plan (“EDCP”), adopted by the directors of North Valley and its subsidiaries effective January 1, 2001 and most recently restated effective January 1, 2007, is a non-qualified executive benefit plan in which the eligible executive voluntarily elects to defer some or all of his or her current compensation in exchange for North Valleys promise to pay a deferred benefit. The deferred compensation is credited with interest under the EDCP and the accrued liability is paid to the executive at retirement. Unlike a 401(k) plan or a pension plan, an EDCP is a non-qualified plan. Accordingly, the EDCP is selectively made available only to certain highly compensated employees and executives without regard to the nondiscrimination requirements of qualified plans. The EDCP is also an unfunded plan, which means there are no specific assets set aside to fund the EDCP. North Valley has purchased life insurance policies in order to fund the payment of its obligations under the EDCP, but the executive has no rights under the EDCP beyond those of a general creditor of North Valley. The deferred amount is not taxable income to the individual until received and is not a tax-deductible expense to North Valley until paid.

The EDCP provides for full vesting of deferred amounts since the executive is setting aside his or her current compensation. If the individual leaves North Valley, the account balance would be paid according to the terms specified in the EDCP and applicable Benefit Election Form. If the individual were to die prior to or during retirement, the promised benefits would be paid to the individuals beneficiary or estate.

As of December 31, 2006, North Valleys aggregate accrued obligations under the EDCP were $287,000. All of the North Valley executive officers (Messrs. Cushman, Watson, Louis, Nash, Litzsinger and Graham) participate in the EDCP.

Salary Continuation Plan.

The Salary Continuation Plan (“SCP”) was developed to provide supplemental retirement benefits to certain of North Valleys executives based on a formula. The formula generally provides, after 10 years of service and employment through age 65, a target annual benefit in the amount commencing at age 65 equal to 60% of the executives compensation, payable over the executives life or 20 years, whichever is longer (“SCP Retirement Benefit”). A lesser SCP Retirement Benefit is provided at early retirement and/or if the executive has less than 10 years of service. Alternative forms of benefits of actuarially equivalent value are available at the executives election. The SCP Retirement Benefits become fully vested as a result of a change in control.

The SCP is the plan through which the change in control benefits described above under “North Valley Change in Control Obligations” are provided. In addition, assuming closing of the merger, the SCP is expected to provide, as a SCP Retirement Benefit, the following payments: (1) Michael J. Cushman is expected to receive a lump sum payment of approximately $1,428,534 as soon as practicable after January 1, 2008; (2) Kevin R. Watson is expected to receive a lump sum payment of approximately $287,338 as soon as practicable after the closing of the merger; (3) Scott R. Louis is expected to receive annual payments of $25,000 commencing at age 65 and ending with death (or for 15 years, if longer); (4) Leo J. Graham is expected to receive a lump sum payment of approximately $976,178 as soon as practicable after closing of the merger; (5) Roger D. Nash is expected to receive annual payments of $25,000 commencing at age 65 and ending with death (or for 15 years, if longer); (6) Gary S. Litzsinger is expected to receive a lump sum payment of approximately $246,892 as soon as practicable after closing of the merger; and (7) Sharon L. Benson is expected to receive annual payments of $67,600 as soon as practicable after closing of the merger and ending with death (or for 20 years, if longer).

North Valley acquired prepaid life insurance policies to fund its anticipated future obligations under the SCP. North Valley will use the cash value of these policies to pay the SCP Retirement Benefits. For any executive electing a deferred form of distribution and on whose life a life insurance policy is maintained, if the executive dies before receiving all benefits due under the plan, the balance of the benefit is paid to the executives beneficiary out of insurance policy proceeds.

As of December 31, 2006, North Valleys aggregate accrued obligations under the SCP were $4,403,000 (includes obligations to retirees under old plans).

Director Deferred Fee Plan.

The Director Deferred Fee Plan (“DDFP”), adopted by the directors of North Valley and its subsidiaries effective January 1, 2001 and most recently restated effective January 1, 2007, is a non-qualified deferred compensation plan in which each eligible director may voluntarily elect to defer some or all of his or her current fees in exchange for North Valleys promise to pay a deferred benefit. The deferred fees are credited with interest under the DDFP and the accrued liability is paid to the director at retirement. Unlike a 401(k) plan or a pension plan, the DDFP is a non-qualified plan. The DDFP is also an unfunded plan, which means there are no specific assets set aside to fund the plan. North Valley has purchased life insurance policies in order to fund the payment of its obligations under the DDFP, but the director has no rights under the DDFP beyond those of a general creditor of North Valley. The deferred amount is not taxable income to the individual until received and is not a tax-deductible expense to North Valley until paid.

If North Valley has an insurance policy on the directors life and if the director dies before his or her DDFP account is paid in full, the directors account is payable out of the death benefit proceeds.

The DDFP provides for full vesting of deferred amounts since the director is setting aside his or her current fees. If the individual leaves North Valley, the account balance would be paid according to the terms specified in the DDFP and applicable Benefit Election Form. If the individual were to die prior to or during retirement, the promised benefits would be paid to the individuals beneficiary or estate.

As of December 31, 2006, North Valleys aggregate accrued obligations under the Directors Deferred Fee Plan were $2,351,000. North Valley directors Cox, Friesen, Ghidinelli, Hartwick, Mariani, Vellutini and Wells participate in the DDFP.

Employee Benefits.

Sterling has agreed to provide those employees of North Valley who continue as employees of Sterling or any of its subsidiaries with employee benefit plans substantially comparable in the aggregate to those provided to similarly situated employees of Sterling and its subsidiaries.

Director Benefits.

As a member of Sterlings board of directors, Mr. Wells, or an alternate member of the North Valley board of directors if Mr. Wells becomes unwilling or unable to serve, will be entitled to receive the same compensation paid to non-employee members of the Sterling board of directors as compensation for their service on the board. Directors of Sterling who are not employees of Sterling are paid an annual fee of $20,000 plus a fee, which is currently $3,000, for every meeting attended. Directors serving on committees of the Sterling board of directors also receive a fee of $500 for every committee meeting attended unless they serve as the chair of such committee, in which case they receive a fee of $1,000 for every committee meeting attended. Directors receive reimbursement for travel and other expenses incurred in connection with board business.

Nonemployee directors of Sterling also receive annual grants of non-qualified stock options. Such options have an exercise price equal to the fair market value of the Sterling common stock on the date of grant and generally expire ten years from the date of grant. In the event that a nonemployee Sterling director is removed from office for cause, all options granted to the nonemployee director pursuant to the automatic grants of non-qualified stock options described above expire immediately upon removal.

Indemnification and Protection of North Valley Directors and Officers.

The merger agreement provides that, upon completion of the merger, Sterling will indemnify and hold harmless, and provide advancement of expenses to, all past and present officers, directors and employees of North Valley and its subsidiaries, to the fullest extent permitted by applicable laws, relating to lawsuits or claims arising from facts and events occurring prior to completion of the merger.

The merger agreement also provides that Sterling will maintain for a period of six years after completion of the merger the current or comparable directors and officers liability insurance policies maintained by North Valley, or policies of at least the same coverage and amount and containing terms and conditions that are not less advantageous than the current policy, with respect to lawsuits or claims arising from facts and events occurring prior to completion of the merger. The existing indemnification agreements, as amended, between North Valley and its directors and officers will be assumed by Sterling and shall remain in effect after the merger.

Restrictions on Resales by Affiliates

The shares of Sterling common stock to be issued to North Valley shareholders in the merger will be registered under the Securities Act. These shares may be traded freely and without restriction by those shareholders not deemed to be “affiliates” of North Valley. An affiliate of a corporation, as defined by the Securities Act, is a person who directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, that corporation and generally may include North Valleys directors, executive officers and major shareholders. Any subsequent transfer of Sterling common stock by a person who is deemed to be an affiliate of North Valley must be either permitted by the resale provisions of Rule 145 promulgated under the Securities Act or otherwise permitted under the Securities Act. Michael J. Cushman, William W. Cox, Royce L. Friesen, Dan W. Ghidinelli, Kevin D. Hartwick, Roger B. Kohlmeier, Martin A. Mariani, Dolores M. Vellutini and J.M. Wells, Jr., in their capacity as shareholders of North Valley, have entered into individual affiliate agreements with Sterling in which they have agreed not to make any sale, transfer, or other disposition of Sterling stock received pursuant to the merger agreement, in violation of the registration, insider trading and anti-fraud rules of the SEC. Pursuant to the terms of the affiliate agreements, all certificates for shares of Sterling stock issued to persons deemed to be affiliates of North Valley will bear a restrictive legend indicating that the shares may only be transferred in accordance with the terms of the affiliate agreement.

Method of Effecting the Acquisition

Sterling may at any time elect to modify the structure of the transactions contemplated by the merger agreement. However, no change may: (1) have an adverse effect on the tax treatment of North Valleys shareholders as a result of receiving the merger consideration; (2) alter or change the amount or kind of consideration to be issued to holders of the common stock of North Valley, as provided for in the merger agreement; or (3) delay or jeopardize receipt of any required regulatory approvals.

Effective Time

The effective time of the merger will be the time and date when the merger becomes effective, as set forth in the articles of merger that will be filed with the Washington Secretary of State and the California Secretary of State on the closing date of the merger. The closing date will occur on a date to be specified by Sterling and North Valley. Subject to applicable law, this date will be no later than the last day of the month following the latest to occur of: (a) receipt of all required regulatory approvals; or (b) the approval of the merger by the shareholders of North Valley; provided, however, that if the last day of the month is not a business day, then the date shall be no later than the next business day to follow the last day of the month, with the date to be specified in writing by Sterling to North Valley at least five business days prior to such closing, or such other date, place and time as the parties may agree. Sterling and North Valley shall each use their reasonable best efforts to cause all conditions to the closing to be satisfied (unless waived) on or before August 31, 2007.

We anticipate that the merger of North Valley with and into Sterling will be completed during the third quarter of 2007. However, completion of the merger could be delayed if there is a delay in obtaining the required regulatory approvals or in satisfying other conditions to the merger. The date for completing the merger can occur as late as November 30, 2007, after which North Valley and Sterling would need to mutually agree to extend the closing date of the merger. See the sections entitled “The Merger—Regulatory Approvals Required for the Merger” and “The Merger Agreement—Conditions to Consummation of the Merger.”

Treatment of Options

Prior to the effective time, any vested option holder exercising his or her vested options to acquire shares of North Valley common stock will thereafter participate in the merger consideration on the same basis as other North Valley shareholders in the merger. At the effective time, each North Valley stock option then outstanding and unexercised will be converted into a fully vested option to acquire a number of shares of Sterlings common stock equal to the product of the number of North Valleys common stock subject to the stock option multiplied by 0.8261, with any fractional shares of Sterling common stock resulting from such multiplication to be rounded to the nearest whole share.

Declaration and Payment of Dividends

Prior to the effective time, North Valley may not declare or pay any dividends other than a quarterly cash dividend on North Valley common stock in an amount up to $0.10 per share. The declaration and payment of the last quarterly dividend on North Valley common stock occurring prior to the effective time of the merger will be coordinated with any declaration of a quarterly dividend on Sterling common stock for the same quarter. Holders of North Valley common stock will accrue but will not be paid dividends or other distributions declared after the effective time with respect to Sterling common stock into which their shares have been converted until they surrender their North Valley stock certificates for exchange after the effective time. Upon surrender of those certificates after the effective time, the combined company will pay any unpaid dividends or other distributions, without interest. After the effective time, there will be no transfers recorded on the stock transfer books of North Valley of shares of North Valley common stock issued and outstanding immediately prior to the effective time. If certificates representing shares of North Valley common stock are presented for transfer after the effective time, they will be cancelled and exchanged for certificates representing the applicable number of shares of Sterling common stock.

No Fractional Shares

No fractional shares of Sterling common stock will be issued to any shareholder of North Valley upon completion of the merger. For each fractional share that would otherwise be issued, Sterling will pay cash in an amount equal to the fraction of a share of Sterling common stock which the holder would otherwise be entitled to receive, multiplied by the average closing price of Sterling common stock over a five consecutive trading-day period ending on the later of (a) the date that is ten business days before the closing date and (b) the date immediately following the date of approval of the merger by the North Valley shareholders. No interest will be paid or accrued on cash payable to holders of those certificates in lieu of fractional shares.

Stock Matters

None of Sterling, North Valley, the exchange agent or any other person will be liable to any former shareholder of North Valley for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

If a certificate for North Valley stock has been lost, stolen or destroyed, the exchange agent will issue the consideration properly payable under the merger agreement upon the making of an affidavit by the person claiming that loss, theft or destruction and the posting of a bond in an amount reasonably necessary as indemnity against any claim that may be made against Sterling with respect to that lost certificate.

For a description of Sterling common stock and a description of the differences between the rights of the holders of North Valley common stock compared to the rights of the holders of Sterling common stock, see the sections entitled “Description of Sterling Capital Stock” and “Comparison of Rights of North Valley Common Stock and Sterling Common Stock.”

THE MERGER AGREEMENT

The following summary of the material terms and provisions of the merger agreement is qualified in its entirety by reference to the Agreement and Plan of Merger by and between Sterling and North Valley, which is dated as of April 10, 2007. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus and is incorporated by reference herein.

Representations and Warranties

The merger agreement contains substantially similar representations and warranties of Sterling and North Valley as to, among other things:

•	corporate organization and existence;

•	the corporate organization and existence of any subsidiaries;

•	capitalization;

•	corporate power and authority;

•	governmental and third-party approvals required to complete the merger;

•	timely filing of required regulatory reports and absence of regulatory investigations or restrictive agreements with regulators;

•	availability, accuracy and compliance of reports and filings with the Securities and Exchange Commission;

•	brokers fees;

•	absence of certain changes or events;

•	legal proceedings;

•	payment of taxes and filing of tax returns;

•	regulatory agreements;

•	state takeover laws;

•	environmental matters;

•	allowances for losses;

•	compliance with applicable laws;

•	loans;

•	insurance coverage;

•	undisclosed material liabilities;

•	tax treatment of the merger; and

•	information to be contained in securities filings or other documents filed with governmental entities.

In addition, the merger agreement contains further representations and warranties of North Valley as to, among other things:

•	employee benefit matters;

•	validity of, and the absence of defaults under, certain material contracts;

•	properties and assets;

•	intellectual property rights;

•	indemnification;

•	insiders interests; and

•	fairness opinion.

Conduct of Sterling Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, Sterling has agreed that it will not:

•	take any action that is intended or may reasonably be expected to result in: (1) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (2) any of the conditions to the merger not being satisfied; or (3) a violation of any provision of the merger agreement, except, in each case, as may be required by applicable laws;

•	take any action, or amend its articles of incorporation or bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

•	take or omit to take any other action that would materially adversely affect or materially delay the ability of Sterling and North Valley to obtain the required regulatory approvals or otherwise materially adversely affect Sterlings ability to consummate the transactions contemplated by the merger agreement;

•	agree or commit to take any such prohibited action; or

•	solicit or accept any offer from any third party involving Sterling in a business combination with such third party or any other entity, unless the offer is expressly conditioned upon the performance by Sterling (or the successor in interest of Sterling) of all of its obligations under the merger agreement in a manner such that the value of the consideration to be paid to the North Valley shareholders will not be reduced.

Conduct of North Valley Pending the Merger

From the signing of the merger agreement until the effective time of the merger, except as expressly contemplated by the merger agreement, North Valley has agreed that it and each of its subsidiaries shall, among other things:

Ordinary Course of Business.

•	conduct business in the usual, regular and ordinary course in substantially the same manner as previously conducted;

•	pay all debts, taxes and other obligations when due, in each case subject to good faith disputes;

•	use its commercially reasonable efforts to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve relationships with customers, suppliers, distributors, licensors, licensees, and other business contacts;

•	promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any subsidiarys business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to closing set forth in the merger agreement not to be satisfied;

•	use its commercially reasonable efforts to assure that each of its contracts entered into after April 10, 2007 will not require the procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the merger, and to give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

•	maintain each of its leased premises in accordance with the terms of the applicable lease;

•	ensure compliance with all applicable regulations and requirements of the Federal Reserve Board and continue to maintain procedures that North Valley has agreed with the Federal Reserve Board of San Francisco that it will follow; and

•	ensure that the consummation of the transactions contemplated by the merger agreement do not and will not result in the ability of any person to exercise certain “poison pill” shareholder rights, as described in the merger agreement.

In addition, from the signing of the merger agreement to the effective time of the merger, except as expressly contemplated by the merger agreement, North Valley has agreed that it shall not, and shall not permit its subsidiaries to, among other things:

Dividends and Capital Stock.

•	declare or pay any dividends on, or make other distributions in respect of, any capital stock, except (a) quarterly cash dividends to North Valley shareholders of up to $0.10 per share, subject to certain limitations provided in the merger agreement; and (b) cash dividends from North Valley subsidiaries to North Valley or to other North Valley subsidiaries, in conformity with past practice and applicable law;

•	split, combine or reclassify any shares of capital stock or issue, authorize or propose the issuance of any other securities for shares of its capital stock, except upon the exercise or fulfillment of options issued and outstanding as of April 10, 2007, pursuant to the North Valley Stock Option Plans;

•	repurchase, redeem or otherwise acquire, except as provided in the merger agreement, any shares of the capital stock of North Valley or any North Valley subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of North Valley or North Valley Bank; or

•	issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of

North Valley common stock pursuant to stock options or similar rights to acquire North Valley common stock granted pursuant to the North Valley Stock Option Plans and outstanding prior to April 10, 2007.

Amendments to Governing Documents.

•	amend its articles of incorporation, bylaws or other similar governing documents unless required to do so by applicable law or regulation or by regulatory directive.

Alternative Proposals.

•	authorize or permit its representatives to solicit or engage in negotiations relating to an alternative merger or acquisition proposal, except as provided in the merger agreement.

Capital Expenditures.

•	make capital expenditures aggregating in excess of $40,000, except as provided in the merger agreement.

Other Business.

•	enter into any new line of business; and

•	acquire or agree to acquire any business or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business.

Representations and Warranties.

•	take any action that is intended or may reasonably be expected to result in: (1) any of its representations and warranties set forth in the merger agreement being or becoming untrue; (2) any of the conditions to the merger not being satisfied; or (3) a violation of any provision of the merger agreement, except, in each case as may be required by applicable laws.

Accounting Methods.

•	change its methods of accounting in effect at December 31, 2006, except as required by changes in generally accepted accounting principles or regulatory accounting principles as concurred to by North Valleys independent auditors.

Compensation and Benefits.

•	except as required by applicable law or the merger agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any benefit plan or any agreement, arrangement, plan or policy between North Valley or North Valley Bank and one or more of its current or former directors, officers or employees;

•	other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change in control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any plan or agreement as in effect as on April 10, 2007;

•	except as provided in the merger agreement, enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change in control or severance agreement;

•	hire any new employee at an annual compensation in excess of $60,000, except to fill open positions consistent with past practices;

•	pay aggregate expenses of more than $2,500 per person of employees or directors who attend conventions or similar meetings after April 10, 2007;

•	promote any employee to a rank of vice president or more senior; or

•	except as provided in the merger agreement, pay any retention or other bonuses in excess of $25,000 to any individual employee or in excess of an aggregate of $200,000 per calendar quarter.

Indebtedness.

•	incur any indebtedness, with a term greater than one year, for borrowed money, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

•	sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office or other real estate, or file an application pertaining to such action with any governmental entity, except as provided in the merger agreement; and

•	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices.

Loans.

•	make any new loans to, modify the terms of any existing loan to, or engage in any other transactions, other than routine banking transactions, with, any officer, director or greater than 5% shareholder of North Valley or North Valley Bank (or any of their affiliates), or to or with any of their employees, other than loans to employees that are in the ordinary course of business and that are in compliance with applicable laws;

•	make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

•	purchase or originate any: (1) loans except in accordance with existing North Valley lending policies, lending limits and authorities; (2) unsecured consumer loans in excess of $100,000; (3) residential construction loans to any one borrower in excess of $3,000,000 in the aggregate; (4) residential permanent loans in excess of $750,000; (5) raw land loans or acquisition and development loans in excess of $500,000; (6) individual lot loans in excess of $500,000; (7) loans and SBA 504 loans to any one borrower in excess of $2,000,000 per loan and $4,000,000 in the aggregate; (8) non-mortgage loans to any one borrower in excess of $500,000 per loan and $1,500,000 in the aggregate; or (9) income property loans in excess of $2,000,000, except in each case, as provided in the merger agreement;

•	price or reprice any loans inconsistent with current pricing methodology “market rates”; or

•	allow any overadvances for any construction loans.

Investments.

•	make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions; or

•	sell any “held for investment” loans or servicing rights related thereto, or purchase any mortgage loan servicing rights.

Commitments.

•	take or omit to take any action that would be reasonably likely to have a material adverse effect on North Valley, or materially delay the ability of North Valley and Sterling to obtain the required regulatory approvals, or otherwise have or be reasonably likely to have a material adverse effect on North Valleys or North Valley Banks ability to consummate the transactions contemplated by the merger agreement; or

•	redeem, amend or waive any provisions of certain North Valley agreements or implement or adopt any other so-called “poison pill,” shareholder rights plan or other similar plan.

Benefit Plans.

•	use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by North Valley or its subsidiaries effective as of the effective time of the merger, except as provided in the merger agreement. From and after April 10, 2007 to the effective time of the merger, North Valley and Sterling shall consult and cooperate with each other in order to amend, merge, terminate, withdraw from or take other actions with respect to the employee benefit plans, at or as soon as reasonably practicable after the effective time of the merger, in accordance with the applicable plan documents and laws; or

•	pay change in control and severance payments and benefits to certain employees of North Valley and North Valley Bank other than as provided in the merger agreement.

Additional Covenants

North Valley and Sterling have agreed to:

•	promptly advise each other of any change or event not in the ordinary course of business that, individually or in the aggregate, would reasonably be expected to cause any of the closing conditions set forth in the merger agreement not to be satisfied;

•	consult and cooperate with each other in order to formulate the plan of integration for the merger, including, among other things, with respect to conforming immediately prior to the effective time, based upon such consultation, North Valleys loan, accrual and allowance policies to those policies of Sterling to the extent consistent with generally accepted accounting principles;

•	promptly cause a registration statement for the merger to be prepared and filed with the SEC and to use their reasonable best efforts to have the registration statement declared effective by the SEC as soon as possible after the filing thereof. The parties have also agreed to cooperate in responding to any questions or comments from the SEC and in amending the registration statement as necessary;

•	cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the transactions contemplated by the merger agreement and to keep the other apprised of the status of matters relating to such transactions;

•	furnish each other all information concerning each other and their directors, officers and shareholders and other matters as may be reasonably necessary or advisable in connection with the registration statement, this proxy statement/prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or North Valley to any governmental entity in connection with the merger or the other transactions contemplated by the merger agreement;

•	promptly advise each other upon receiving any communication from any governmental entity whose consent or approval is required for consummation of the transactions contemplated by the merger agreement which causes the receiving party to believe that there is a reasonable likelihood that any required regulatory approval will not be obtained or that the receipt of any such approval will be materially delayed;

•	pursuant to a confidentiality agreement dated February 6, 2007 between North Valley and Sterling, keep confidential information they provide each other pursuant to the merger agreement;

•	use their reasonable best efforts (a) to comply with all legal requirements that may be imposed on them with respect to the merger; and (b) obtain (and cooperate with each other to obtain) any consent, authorization, order or approval of, or any exemption by, any governmental entity and any other third party that is required to be obtained in connection with the merger;

•	promptly advise each other of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a material adverse effect on it or cause or constitute a material breach of any of its representations, warranties or covenants contained in the merger agreement;

•	promptly notify each other of any material change in the normal course of business or in the operation of their properties and of any governmental complaints, investigations or hearings, or the institution or the threat of litigation involving it or any of its subsidiaries;

•	cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other and to report the general status of the ongoing operations of that party; and

•	approve, execute and deliver an institution merger agreement for the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank, at Sterlings election.

North Valley and Sterling also agree that:

•	Sterling may elect to modify the structure of the transactions contemplated by the merger agreement so long as: (1) there are no adverse tax consequences to the North Valley shareholders; (2) the consideration to be paid to North Valleys shareholders is not changed or reduced; and (3) such modification will not delay or jeopardize receipt of any required regulatory approvals.

North Valley has further agreed to:

•	afford to the representatives of Sterling, access, during normal business hours throughout the period prior to the effective time of the merger agreement, to all of its and its subsidiaries properties, books, contracts, commitments and records during such period, and to give Sterling notice of all meetings of its board of directors and any board committees so that a Sterling representative may attend portions of the meetings that do not pertain to (a) confidential matters as determined by North Valleys board of directors or (b) the merger agreement or any of the transactions contemplated by the merger agreement;

•	take all steps necessary to duly call, give notice of, convene and hold a special meeting of shareholders within 45 days after this proxy statement/prospectus becomes effective for the purpose of voting upon the adoption or approval of the merger agreement and the merger, and that the board of directors of North Valley shall recommend approval of the merger unless a change of recommendation is permitted as provided in the merger agreement;

•	not submit to a vote of the North Valley shareholders at or prior to the North Valley shareholders meeting any other acquisition proposal;

•	take any further action that is necessary or desirable to effect the purposes of the merger, or to vest Sterling with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the merger;

•	provide to Sterling an estimate of the expenses North Valley expects to incur in connection with the merger, and keep Sterling reasonably informed of material changes in the estimate;

•	use its reasonable best efforts to cause each person who may be deemed to be an affiliate of North Valley to execute and deliver to Sterling an affiliate agreement; and

•	enter into amended indemnification agreements with its current directors and officers to provide that the liability insurance tail policy described in the merger agreement is an adequate substitute for indemnification protections provided by North Valley to its directors and officers under the indemnification agreements.

Sterling has further agreed that it or its subsidiaries, as appropriate, will:

•	use its reasonable best efforts to cause the shares of Sterling common stock to be issued in the merger to be approved for quotation on the Nasdaq Global Select Market, prior to or at the effective time;

•	prior to the effective time, adopt a resolution providing that the receipt by the North Valley insiders of Sterling common stock in exchange for shares of North Valley common stock, and of options to purchase Sterling common stock in exchange for North Valley stock options, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable law;

•	afford to the representatives of North Valley access, during normal business hours during the period prior to the effective time, to Sterlings representatives as North Valley shall reasonably request, and shall make available to North Valley a copy of each report, schedule, and other document filed by it (including by its subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws;

•	credit employees of North Valley or any North Valley subsidiary with periods of service with North Valley or the applicable North Valley subsidiary before the effective time of the merger as if such service had been with Sterling or a Sterling subsidiary, as applicable for participation and vesting in employee benefit pension plans of Sterling;

•	provide credit to employees of North Valley and its subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage that are applicable under the welfare benefit plans of Sterling or its applicable subsidiary, equal to the credit that any such employee had received as of the effective time of the merger towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of North Valley and its subsidiaries;

•	provide each employee of North Valley and its subsidiaries with credit for any co-payment and deductibles paid prior to the effective time of the merger in satisfying any deductible or out-of-pocket requirements under any welfare plan of Sterlings;

•	provide coverage for all pre-existing conditions that were covered under any welfare plan of North Valley or the applicable North Valley subsidiary;

•	permit North Valley employees to begin participating in Sterling employee benefit plans immediately after the effective time without the need to wait for any open enrollment periods or plan entry dates.

•	provide North Valley employees credit for prior service for vacation accruals after the effective time of the merger;

•	provide severance benefits and outplacement assistance to those employees of North Valley and its subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the effective time of the merger unless the employees are entitled to receive severance payments under employment or similar agreements;

•	indemnify and hold harmless the officers, directors and employees of North Valley and its subsidiaries for any liabilities incurred in connection with any matters arising prior to the merger out of their service as an officer, director or employee of North Valley or its subsidiaries or the merger agreement for a period of six years after the merger;

•	cause the persons serving as officers and directors of North Valley and its subsidiaries immediately prior to the effective time of the merger to be covered by a directors and officers liability insurance tail policy for a period of six years with respect to acts or omissions occurring prior to the effective time; and

•	take all action necessary to appoint J.M. Wells, Jr., a current member of North Valleys board of directors, to Sterlings board of directors, and if Mr. Wells should become unwilling or unable to serve on Sterlings board of directors, then Sterling shall take all action necessary to appoint one of the other members of North Valleys board of directors to Sterlings board of directors. All other North Valley directors will be invited to serve as an advisory board member to Sterling Savings Bank for a term of at least one year from the effective date of the merger.

Conditions to Consummation of the Merger

Each partys obligation to effect the merger is subject to the satisfaction or waiver, where permissible, of the following conditions:

•	approval of the merger agreement by a majority of all outstanding shares of North Valley common stock;

•	approval for listing on the Nasdaq Global Select Market of the shares of Sterling common stock that are to be issued to North Valley shareholders in the merger;

•	receipt of required regulatory approvals for the merger and the related transactions and the expiration of all statutory waiting periods in respect thereof;

•	effectiveness of the registration statement, of which this proxy statement/prospectus forms a part, under the Securities Act, with no stop order suspending the effectiveness of the registration statement having been issued and no proceedings for that purpose having been initiated or threatened by the SEC;

•	absence of any order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the merger agreement;

•	receipt by each party of the opinion of its counsel in form and substance reasonably satisfactory to it, dated as of the effective time, that the merger will be treated for U.S. federal income tax purposes as a reorganization under Section 368(a) of the Code;

•	accuracy of the representations and warranties of the other party in all material respects as of the closing date of the merger, and, to the extent representations and warranties speak as of some other date, then those representations and warranties shall be true and correct as of such date, provided, however, that the representations and warranties will be deemed to be true and correct, unless, with certain exceptions, the failure or failures of the representations and warranties to be true and correct have had or can reasonably be expected to have a material adverse effect on the party making the representation; and

•	performance by each party in all material respects of all covenants and agreements required to be performed by it under the merger agreement at or prior to the closing date of the merger.

Sterlings obligation to effect the merger is also subject to satisfaction, or waiver, of the following conditions:

•	receipt by Sterling of voting agreements from Michael J. Cushman, William W. Cox, Royce L. Friesen, Dan W. Ghidinelli, Kevin D. Hartwick, Roger B. Kohlmeier, Martin A. Mariani, Dolores M. Vellutini and J.M. Wells, Jr. that were executed concurrently with the merger agreement;

•	receipt by Sterling of employment agreements and noncompetition agreements from certain individuals as specified in the merger agreement; and

•	Sterling shall have received resignations from each director of North Valley and each of its subsidiaries.

We cannot assure you if or when the required regulatory approvals necessary to consummate the merger will be obtained, or whether all of the other conditions precedent to the merger will be satisfied or waived by the party permitted to do so. If the merger is not completed on or before November 30, 2007, either Sterling or North Valley may terminate the merger agreement, unless the failure to effect the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform or observe covenants and agreements of that party set forth in the merger agreement, or the date is changed by mutual agreement of Sterling and North Valley.

Competing Proposals

Under the terms of the merger agreement, North Valley has agreed that it shall not authorize or permit its officers, directors, employees, agents, advisors and affiliates to, and that it shall direct its subsidiaries to not, initiate, solicit, encourage or knowingly facilitate any takeover proposals or other forms of business combination with a third party. In addition, North Valley has agreed that it shall not, and that it shall direct its subsidiaries to not, negotiate or furnish any nonpublic information in any way in connection with any competing takeover proposals by third parties, unless North Valleys board of directors determines in good faith that (a) the takeover proposal, if consummated, is reasonably likely to result in a transaction more favorable to holders of North Valley common stock than the merger; and (b) after considering the advice of counsel, it has a fiduciary duty to negotiate with or provide nonpublic information to the party who submitted the competing proposal.

Termination of the Merger Agreement

North Valley and Sterling, by mutual consent, can agree at any time not to complete the merger, even if the shareholders of North Valley have approved the merger agreement. Also, either party can decide, without the consent of the other, not to complete the merger in a number of other situations, including:

•	any governmental entity which must grant a required regulatory approval has denied such approval and the denial has become final and nonappealable;

•	any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by the merger agreement, unless the denial or order is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•	failure to complete the merger by November 30, 2007, unless the failure of the closing to occur by that date shall be due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants or obligations under the merger agreement of that party;

•	if the terminating party is not in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and the other party shall have materially breached any of the covenants, agreements, representations or warranties contained in the merger agreement such that the closing conditions would not be satisfied and the breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date; and

•	if the approval of the shareholders of North Valley contemplated by the merger agreement is not obtained by reason of the failure to obtain the vote required at the North Valley special meeting, unless the failure was caused by North Valley or a party to a voting agreement as provided in the merger agreement.

Sterling, without the consent of North Valley, can terminate:

•	if: (a) the board of directors of North Valley fails to recommend to its shareholders the approval of the merger, or changes, or publicly announces its intention to change its recommendation and the North Valley shareholders fail to approve the merger at the meeting held for that purpose; or (b) the board of directors recommends that the North Valley shareholders tender their shares in a tender or exchange offer or fails to recommend that the North Valley shareholders reject the offer; and

•	if North Valley receives a superior proposal, as defined in the merger agreement, and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of the superior proposal, its own written proposal or offer in response to the superior proposal.

North Valley, without the consent of Sterling, can terminate:

•	if the average closing price of Sterlings common stock during the 20-day period just prior to the closing date of the merger is less than $28.23 per share and the Sterling common stock price has also declined from a price of $33.21 per share by 15% or more relative to a weighted average index of a certain group of 20 financial institution holding companies. Sterling, however, will then have the option to avoid the termination by increasing the consideration paid to the North Valley shareholders, as provided in the merger agreement. An adjustment in the consideration can be effected by an increase in the cash portion, the stock portion, or a combination of cash and stock at Sterlings discretion.

Waiver or Amendment of the Merger Agreement

At any time prior to the effective time of the merger, Sterling or North Valley, by action taken or authorized by its board of directors, may, to the extent legally allowed, waive compliance with any provision in the merger agreement that benefits such party or extend the time for performance by the other party. Any waiver or extension shall be valid only if set forth in a written instrument signed on behalf of the waiving party. Sterling and North Valley, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, amend the merger agreement by a written instrument signed on behalf of both parties. However, after the receipt of approval of the merger agreement by the North Valley shareholders, no amendment may be made that reduces the amount or changes the form of the consideration to be received by the North Valley shareholders without their subsequent approval.

Termination Fee

Sterling and North Valley have agreed to pay termination fees in certain events.

•	North Valley must pay Sterling a termination fee of $8 million if Sterling terminates the merger agreement and elects to receive the fee as a result of: (1) the North Valley board of directors failing to recommend the approval of the merger or changing, or publicly announcing its intention to change its recommendation and the North Valley shareholders fail to approve the merger; (2) North Valley breaching its nonsoliciation or related obligations as provided in the merger agreement; (3) North Valley receiving a superior proposal, as defined in the merger agreement, and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of the superior proposal, its own written proposal or offer in response to the superior proposal that North Valleys board of directors concludes in good faith is no less favorable to the shareholders of North Valley as the superior proposal; or (4) the North Valley board of directors recommending that the North Valley shareholders tender their shares in a tender or exchange offer or failing to recommend that the North Valley shareholders reject the offer;

•	North Valley must pay Sterling a termination fee of $2 million (which amount may be increased to $8 million in certain circumstances) if Sterling terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by North Valley of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and the breach is not cured within 30 days following written notice to North Valley, or which breach, by its nature, cannot be cured prior to the closing date of the merger;

•	Sterling must pay North Valley a termination fee of $2 million if North Valley terminates the merger agreement and elects to receive the fee as a result of the willful or intentional material breach by Sterling of any of the covenants, agreements, representations or warranties it made in the merger agreement such that the closing conditions are not satisfied, and the breach is not cured within 30 days following written notice to Sterling, or which breach, by its nature, cannot be cured prior to the closing date of the merger; and

•	Sterling must pay North Valley a termination fee of $5 million if North Valley terminates the merger agreement and elects to receive the fee as a result of Sterling soliciting or accepting any offer from any third party that involves Sterling in a business combination that reduces the value of the consideration to be paid to the North Valley shareholders under the merger agreement.

Nasdaq Listing

Authorization for listing on the Nasdaq Global Select Market of the shares of Sterling common stock to be issued in the merger is a condition to the parties obligation to complete the merger.

Expenses

The merger agreement provides that each of Sterling and North Valley will pay its own costs and expenses incurred in connection with the merger agreement and the transactions contemplated by the merger agreement.

Voting Agreements

Michael J. Cushman, William W. Cox, Royce L. Friesen, Dan W. Ghidinelli, Kevin D. Hartwick, Roger B. Kohlmeier, Martin A. Mariani, Dolores M. Vellutini and J.M. Wells, Jr., in their capacity as shareholders of North Valley, have entered into individual voting agreements with Sterling in which they have agreed to vote all shares of North Valley common stock that they owned or exercised voting power over as of the record date of the North Valley special meeting of shareholders, in favor of the approval and adoption of the merger agreement and the approval of the merger and the other actions contemplated by the merger agreement. As of [ • ], they owned, in the aggregate, [ • ] shares of the common stock of North Valley, allowing them to exercise approximately [ • ]% of the voting power of North Valley common stock.

Employment Agreements

Michael J. Cushman, Scott R. Louis and Roger D. Nash have entered into employment agreements with Sterling Savings Bank that shall be effective as of the closing date of the merger. Each agreement provides for a term of three years, subject to early termination with or without cause at the option of either party. See “Interests of Certain Persons in the Merger—Employment Agreements” on page 54.

Noncompetition Agreements

William W. Cox, Royce L. Friesen, Dan W. Ghidinelli, Kevin D. Hartwick, Roger B. Kohlmeier, Martin A. Mariani, Dolores M. Vellutini and J.M. Wells, Jr., in their capacity as directors and shareholders of North Valley, have entered into individual noncompetition, nonsolicitation and confidentiality agreements with Sterling in which they have agreed to maintain the confidentiality of all information pertaining to the affairs, business, clients or customers of North Valley or Sterling. The agreements also provide that for three years the parties to the agreements shall not directly or indirectly engage in competition with Sterling or solicit former employees and customers of North Valley in any of the counties in California where North Valley conducted business or planned to conduct business as of the effective date of the merger.

REGULATION AND SUPERVISION

The following is not intended to be a complete discussion but is intended to be a summary of some of the more significant provisions of laws applicable to Sterling, North Valley and their respective subsidiaries. This regulatory framework is intended to protect depositors, federal deposit insurance funds and the banking system as a whole, and not to protect security holders. To the extent that the information describes statutory and regulatory provisions, it is qualified in its entirety by reference to those provisions and any amendments thereto.

General

The banking and financial services business in which Sterling and North Valley engage is highly regulated. The regulations are intended, among other things, to protect depositors insured by the FDIC and the entire banking system. The commercial banking business is also influenced by the monetary and fiscal policies of the federal government and the policies of the Federal Reserve Board. The Federal Reserve Board implements national monetary policies intended to, among other objectives, curb inflation and combat recessions by using its open-market operations in United States government securities, by adjusting the required level of reserves for financial intermediaries subject to its reserve requirements and by varying the discount rates applicable to borrowings by depository institutions. The actions of the Federal Reserve Board in these areas influence the growth of bank loans, investments and deposits and also affect interest rates charged on loans and paid on deposits. Indirectly, such actions may also impact the ability of non-bank financial institutions to compete with the banks. The nature and impact of any future changes in monetary policies cannot be predicted.

The laws, regulations and policies affecting financial services businesses are continuously under review by Congress, state legislatures and federal and state regulatory agencies. From time to time, legislation is enacted which has the effect of increasing the cost of doing business, limiting or expanding permissible activities or affecting the competitive balance between banks and other financial intermediaries. Changes in the laws, regulations or policies that impact Sterling and North Valley cannot necessarily be predicted, but they may have a material effect on Sterlings and North Valleys business and earnings.

Bank Holding Company Regulation

As a bank holding company, Sterling is registered with and subject to regulation by the Federal Reserve Board under the Bank Holding Company Act, or BHCA. In accordance with Federal Reserve Board policy, Sterling is expected to act as a source of financial strength to its subsidiary banks, Sterling Savings Bank and Golf Savings Bank, and to commit resources to support the banks in circumstances where it might not otherwise do so. Similarly, under the cross-guarantee provisions of the Federal Deposit Insurance Act, the FDIC can hold any FDIC-insured depository institution liable for any loss suffered or anticipated by the FDIC in connection with: (a) the default of a commonly controlled FDIC-insured depository institution; or (b) any assistance provided by the FDIC to a commonly controlled institution. Under the BHCA, Sterling is subject to periodic examination by the Federal Reserve Board. Sterling is also required to file with the Federal Reserve Board periodic reports of its operations and such additional information regarding Sterling and its subsidiaries as the Federal Reserve Board may require. Pursuant to the BHCA, Sterling is required to obtain the prior approval of the Federal Reserve Board before it acquires all or substantially all of the assets of any bank or ownership or control of voting shares of any bank if, after giving effect to the acquisition, Sterling would own or control, directly or indirectly, more than 5% of such bank.

Under the BHCA, Sterling may not engage in any business other than managing or controlling banks or furnishing services to its subsidiaries that the Federal Reserve Board deems to be so closely related to banking as “to be a proper incident thereto.” Sterling is also prohibited, with certain exceptions, from acquiring direct or indirect ownership or control of more than 5% of the voting shares of any company unless the company is engaged in banking activities or the Federal Reserve Board determines that the activity is so closely related to banking as to be a proper incident to banking. The Federal Reserve Boards approval must be obtained before the shares of any such company can be acquired and, in certain cases, before any approved company can open new offices. Additionally, bank holding companies that meet certain eligibility requirements prescribed by the BHCA and elect to operate as financial holding companies may engage in, or own shares in, businesses or companies engaged in a wider range of non-banking activities, including securities and insurance activities and any other activity that the Federal Reserve Board, in consultation with the Secretary of the Treasury, determines by regulation or order is financial in nature, incidental to any such financial activity or complementary to any such financial activity and does not pose a substantial risk to the safety or soundness of depository institutions or the financial system generally. The BHCA generally does not place territorial restrictions on the domestic activities of non-bank subsidiaries of bank holding companies. As of the date of this proxy statement/prospectus, Sterling does not operate as a financial holding company.

The BHCA and regulations of the Federal Reserve Board also impose certain constraints on the redemption or purchase by a bank holding company of its own shares of stock.

Sterlings earnings and activities are affected by legislation, by regulations and by local legislative and administrative bodies and decisions of courts in the jurisdictions in which Sterling, Sterling Savings Bank and Golf Savings Bank conduct business. For example, these include limitations on the ability of Sterling Savings Bank and Golf Savings Bank to pay dividends to Sterling and Sterlings ability to pay dividends to its shareholders. It is the policy of the Federal Reserve Board that bank holding companies should pay cash dividends on common stock only out of income available over the past year and only if prospective earnings retention is consistent with the organizations expected future needs and financial condition. The policy provides that bank holding companies should not maintain a level of cash dividends that undermines the bank holding companys ability to serve as a source of strength to its banking subsidiaries. Various federal and state statutory provisions limit the amount of dividends that subsidiary banks and savings associations can pay to their holding companies without regulatory approval. In addition to these explicit limitations, the federal regulatory agencies have general authority to prohibit a banking subsidiary or bank holding company from engaging in an unsafe or unsound banking practice. Depending upon the circumstances, the agencies could take the position that paying a dividend would constitute an unsafe or unsound banking practice.

In addition, banking subsidiaries of bank holding companies are subject to certain restrictions imposed by federal law in dealings with their holding companies and other affiliates. Subject to certain exceptions set forth in the Federal Reserve Act, a bank can make a loan or extend credit to an affiliate, purchase or invest in the securities of an affiliate, purchase assets from an affiliate, accept securities of an affiliate as collateral for a loan or extension of credit to any person or company, issue a guarantee or accept letters of credit on behalf of an affiliate only if the aggregate amount of the above transactions of the subsidiary does not exceed 10% of the subsidiarys capital stock and surplus on an individual basis or 20% of such subsidiarys capital stock and surplus on an aggregate basis. Such transactions must be on terms and conditions that are consistent with safe and sound banking practices. A bank and its subsidiaries generally may not purchase a “low-quality asset,” as that term is defined in the Federal Reserve Act, from an affiliate. These restrictions also prevent a holding company and its other affiliates from borrowing from a banking subsidiary of the holding company unless the loans are secured by collateral.

The Federal Reserve Board has cease and desist powers over parent bank holding companies and non-banking subsidiaries where the action of a parent bank holding company or its non-financial institutions represent an unsafe or unsound practice or violation of law. The Federal Reserve Board has the authority to regulate debt obligations, other than commercial paper, issued by bank holding companies by imposing interest ceilings and reserve requirements on such debt obligations.

As a Washington corporation, Sterling is subject to certain limitations and restrictions under applicable Washington corporate law. Similarly, as a California corporation, North Valley is subject to certain limitations and restrictions under applicable California corporate law. For example, state law restrictions in both Washington and California include limitations and restrictions relating to indemnification of directors, distributions to shareholders, transactions involving directors, officers or interested shareholders, maintenance of books, records and minutes, and observance of certain corporate formalities.

Bank Regulation

Sterling Savings Bank, Golf Savings Bank and North Valley Bank are extensively regulated under both federal and state law.

Sterling Savings Bank, as a Washington State-chartered bank, Golf Savings Bank as a Washington State-chartered savings bank, and North Valley Bank, as a California State-chartered bank, each have deposits insured by the FDIC, and each is subject to the supervision and regulation of the FDIC. Sterling Savings bank and Golf Savings Bank are both also supervised and regulated by the WDFI, while North Valley Bank is supervised and regulated by the CDFI. These agencies have the authority to prohibit banks from engaging in what they believe to be unsafe or unsound banking practices. Each banks deposits are insured to a maximum of $100,000 per depositor by the FDIC, and each bank pays semiannual deposit insurance premium assessments to the FDIC.

Community Reinvestment.

Community Reinvestment Act (“CRA”) regulations evaluate banks lending to low and moderate income individuals and businesses across a four-point scale from “outstanding” to “substantial noncompliance,” and are a factor in regulatory review of applications to merge, establish new branches or form bank holding companies. In addition, any bank rated in “substantial noncompliance” with the CRA regulations may be subject to enforcement proceedings. Sterling Savings Bank and Golf Savings Bank currently have a rating of “satisfactory” for CRA compliance.

Deposit Insurance.

The Federal Deposit Insurance Reform Act of 2005 (the “Reform Act”) had the effect of merging the Bank Insurance Fund and the Savings Association Insurance Fund into a new Deposit Insurance Fund (“DIF”). This change was made effective on March 31, 2006. The FDIC released final regulations under the Reform Act on November 2, 2006 that establish a revised risk-based deposit insurance assessment rate system for members of the DIF to insure, among other matters, that there will be sufficient assessment income for repayment of DIF obligations and to further refine the differentiation of risk profiles among institutions as a basis for assessments. Under the new assessment rate system, the FDIC set the assessment rates (effective January 1, 2007) for most institutions from $0.05 to $0.07 per $100 of insured deposits and established a Designated Reserve Ratio (“DRR”) for the DIF during 2007 of 1.25% of insured deposits.

The new assessment rate system consolidates the nine categories of the prior assessment system into four categories (Risk Categories I, II, III and IV) and three Supervisory Groups (A, B and C) based upon the institutions capital levels and supervisory ratings. Risk Category I includes all well capitalized institutions with the highest supervisory ratings. Risk Category II includes adequately capitalized institutions that are assigned to Supervisory Groups A and B. Risk Category III includes all undercapitalized institutions that are assigned to Supervisory Groups A and B and institutions assigned to Supervisory Group C that are not undercapitalized but have a low supervisory rating. Risk Category IV includes all undercapitalized institutions that are assigned to Supervisory Group C. At June 30, 2006, Risk Category I would have included approximately 95% of all insured institutions. To date, Sterling has not been notified of its assignment to a Risk Category or Supervisory Group but Sterling does not expect its assessment for 2007 compared to its assessment for 2006 to increase by an amount that will have a material adverse effect on Sterlings results of operations.

Interstate Banking.

Since 1996, California law implementing certain provisions of prior federal law has (1) permitted interstate merger transactions; (2) prohibited interstate branching through the acquisition of a branch business unit located in California without acquisition of the whole business unit of the California bank; and (3) prohibited interstate branching through de novo establishment of California branch offices. Initial entry into California by an out-of-state institution must be accomplished by acquisition of or merger with an existing whole bank, which has been in existence for at least five years.

Prompt Corrective Action

The Federal Deposit Insurance Corporation Improvement Act, or FDICIA, requires each federal banking agency to take prompt corrective action to resolve the problems of insured depository institutions, including but not limited to those that fall below one or more prescribed minimum capital ratios. Pursuant to FDICIA, the Office of the Comptroller of the Currency, the FDIC and the Federal Reserve Board have promulgated regulations defining the following five categories in which an insured depository institution will be placed, based on the level of its capital ratios: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the prompt corrective action provisions of FDICIA, an insured depository institution generally will be classified as undercapitalized if its total risk-based capital is less than 8% or its Tier 1 risk-based capital or leverage ratio is less than 4%. An institution that, based upon its capital levels, is classified as “well capitalized,” “adequately capitalized” or “undercapitalized” may be treated as though it were in the next lower capital category if the appropriate federal banking agency, after notice and opportunity for hearing, determines that an unsafe or unsound condition or an unsafe or unsound practice warrants such treatment. At each successive lower capital category, an insured depository institution is subject to more restrictions and prohibitions, including restrictions on growth, prohibitions on payment of dividends and restrictions on the acceptance of brokered deposits. Furthermore, if a bank is classified in one of the undercapitalized categories, it is required to submit a capital restoration plan to the federal bank regulator, and the holding company must guarantee the performance of that plan.

In addition to measures taken under the prompt corrective action provisions, commercial banking organizations may be subject to potential enforcement actions by the federal banking agencies for unsafe or unsound practices in conducting their businesses or for violations of any law, rule, regulation or any condition imposed in writing by the agency or any written agreement with the agency. Enforcement actions may include the imposition of a conservator or receiver, the issuance of a cease-and-desist order that can be judicially enforced, the termination of insurance of deposits (in the case of a depository institution), the imposition of civil money penalties, the issuance of directives to increase capital, the issuance of formal and informal agreements, the issuance of removal and prohibition orders against institution-affiliated parties. The enforcement of such actions through injunctions or restraining orders may be based upon a judicial determination that the agency would be harmed if equitable relief was not granted.

Sarbanes-Oxley Act

In July 2002, the Sarbanes-Oxley Act was enacted in response to public concerns regarding corporate accountability. The stated goals of the Sarbanes-Oxley Act are to increase corporate responsibility, to provide for enhanced penalties for accounting and auditing improprieties at publicly traded companies and to protect investors by improving the accuracy and reliability of corporate disclosures pursuant to the securities laws. The Sarbanes-Oxley Act represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. The Sarbanes-Oxley Act generally applies to all companies that file or are required to file periodic reports with the SEC under the Exchange Act.

The Sarbanes-Oxley Act includes new disclosure requirements and corporate governance rules, requires the SEC and securities exchanges to adopt extensive additional disclosure, corporate governance and other related rules, and mandates further studies of certain issues by the SEC and the Comptroller General. In particular, the Sarbanes-Oxley Act establishes: (1) new requirements for audit committees; (2) additional responsibilities regarding financial statements of reporting companies; (3) new standards for auditors and regulation of audits; (4) increased disclosure and reporting obligations for a reporting company and its directors and executive officers; and (5) new civil and criminal penalties for violation of the securities laws. The SEC has enacted rules to implement various of the provisions with respect to, among other matters, disclosure in periodic filings pursuant to the Exchange Act.

USA Patriot Act

In December 2001, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the “Patriot Act”) became effective. The Patriot Act is designed to combat money laundering and terrorist financing while protecting the U.S. financial system. The Patriot Act imposes enhanced policy, record keeping and due diligence requirements on domestic financial institutions. The Patriot Act also amended the Bank Secrecy Act to facilitate access to customer account information by government officials while immunizing banks from liability for releasing such information.

Glass-Steagall Act

The Financial Services Modernization Act of 1999 (the “FSMA”) eliminated most of the remaining depression-era “firewalls” between banks, securities firms and insurance companies which was established by the Banking Act of 1933, also known as the Glass-Steagall Act (“Glass-Steagall). Glass-Steagall sought to insulate banks as depository institutions from the perceived risks of securities dealing and underwriting, and related activities. The FSMA repealed Section 20 of Glass-Steagall, which prohibited banks from affiliating with securities firms. Bank holding companies that can qualify as “financial holding companies” can now acquire securities firms or create them as subsidiaries, and securities firms can now acquire banks or start banking activities through a financial holding company. The FSMA includes provisions that permit national banks to conduct financial activities through a subsidiary that are permissible for a national bank to engage in directly, as well as certain activities authorized by statute, or that are financial in nature or incidental to financial activities to the same extent as permitted to a “financial holding company” or its affiliates. This liberalization of United States banking and financial services regulation applies both to domestic institutions and foreign institutions conducting business in the United States. Consequently, the common ownership of banks, securities firms and insurance firms is now possible, as is the conduct of commercial banking, merchant banking, investment management, securities underwriting and insurance within a single financial institution using a “financial holding company” structure authorized by the FSMA.

Prior to the FSMA, significant restrictions existed on the affiliation of banks with securities firms and on the direct conduct by banks of securities dealing and underwriting and related securities activities. Banks were also (with minor exceptions) prohibited from engaging in insurance activities or affiliating with insurers. The FSMA removed these restrictions and substantially eliminated the prohibitions under the Bank Holding Company Act on affiliations between banks and insurance companies. Bank holding companies, which qualify as financial holding companies through an application process, can now insure, guarantee, or indemnify against loss, harm, damage, illness, disability, or death; issue annuities; and act as a principal, agent, or broker regarding such insurance services.

In order for a commercial bank to affiliate with a securities firm or an insurance company pursuant to the FSMA, its bank holding company must qualify as a financial holding company. A bank holding company will qualify if (a) its banking subsidiaries are “well capitalized” and “well managed” and (b) it files with the Federal Reserve Board a certification to such effect and a declaration that it elects to become a financial holding company. The amendment of the Bank Holding Company Act now permits financial holding companies to engage in activities, and acquire companies engaged in activities, that are financial in nature or incidental to such financial activities. Financial holding companies are also permitted to engage in activities that are complementary to financial activities if the Federal Reserve Board determines that the activity does not pose a substantial risk to the safety or soundness of depository institutions or the financial system in general. These standards expand upon the list of activities “closely related to banking” which have, to date, defined the permissible activities of bank holding companies under the Bank Holding Company Act. To date, Sterling has made no decision as to whether to elect to become a financial holding company.

One further effect of FSMA was to require that federal financial institution and securities regulatory agencies prescribe regulations to implement the policy that financial institutions must respect the privacy of their customers and protect the security and confidentiality of customers non-public personal information. These regulations will require, in general, that financial institutions (1) may not disclose non-public personal information of customers to non-affiliated third parties without notice to their customers, who must have opportunity to direct that such information not be disclosed; (2) may not disclose customer account numbers except to consumer reporting agencies; and (3) must give prior disclosure of their privacy policies before establishing new customer relationships.

DESCRIPTION OF STERLING CAPITAL STOCK

Sterling is authorized to issue capital stock of 100,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 30, 2007, there were 51,265,711 outstanding shares of common stock, held of record by approximately 2,220 shareholders. There are no shares of preferred stock outstanding.

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters to be voted upon by the shareholders. There are no cumulative voting rights. Subject to preferences to which holders of preferred stock issued after the issuance of the common shares in this offering may be entitled, holders of common stock will be entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. In the event of Sterlings liquidation, dissolution or winding up, holders of common stock will be entitled to share in Sterlings assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any shares of preferred stock that may be outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions that apply to the common stock. All shares of common stock outstanding are, and the shares of common stock issued in the merger will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that Sterling may designate in the future.

Preferred Stock

Sterlings board of directors is authorized, subject to any limitations imposed by law, from time to time to issue without shareholder approval, up to a total of 10,000,000 shares of preferred stock, par value $1.00 per share, in one or more series, each series to have rights and preferences, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as the board of directors may determine. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of Sterlings outstanding voting stock. Sterling has no present plans to issue any preferred stock.

Registration Rights

Pursuant to an agreement and plan of merger by and between Sterlings wholly owned subsidiary, INTERVEST, and Peter W. Wong Associates, Inc., or PWWA, dated November 15, 2004, the former shareholders of PWWA are entitled to registration rights for the shares of Sterling common stock that they hold.

COMPARISON OF RIGHTS OF NORTH VALLEY COMMON STOCK
AND STERLING COMMON STOCK

After completion of the merger, the North Valley shareholders will become shareholders of Sterling. Sterling is a Washington corporation and the rights of Sterling shareholders are governed by the WBCA, as well as the articles of incorporation and bylaws of Sterling. North Valley is a California corporation and its shareholders rights are governed by the CCC, as well as its articles of incorporation and bylaws. After the merger, as Sterling shareholders, the rights of former North Valley shareholders will be governed by Sterlings articles of incorporation and bylaws, and the WBCA.

The following discussion summarizes the material differences between the rights of holders of Sterling common stock and holders of North Valley common stock under the articles of incorporation and bylaws of Sterling and the articles of incorporation and bylaws of North Valley. This discussion is not intended to be a complete statement of the differences affecting the rights of shareholders. In addition, the identification herein of certain differences in rights is not intended to imply the absence of other differences of equal or greater importance. The discussion in this section is qualified in its entirety by reference to governing law and the articles of incorporation and bylaws of each corporation and the relevant provisions of the CCC and the WBCA.

Copies of the articles of incorporation and the bylaws are attached as exhibits to North Valleys and Sterlings filings with the SEC. See the sections entitled “Where You Can Find More Information” on page 85.

Authorized Capital Stock

North Valley	The authorized capital stock of North Valley consists of 25,000,000 shares of capital stock, presently classified as follows:

• 20,000,000 shares of common stock, no par value per share; and

• 5,000,000 shares of preferred stock, no par value per share.

As of the close of business on April 30, 2007, there were 7,354,625 shares of North Valley common stock issued and outstanding. Subject to compliance with the CCC, the articles of incorporation and the bylaws, the board of directors may authorize the issuance of additional shares of the authorized common stock. No shares of preferred stock have been issued.

Sterling	The authorized capital stock of Sterling consists of 110,000,000 shares of capital stock, presently classified as follows:

• 100,000,000 shares of common stock, par value $1.00 per share; and

• 10,000,000 shares of preferred stock, par value $1.00 per share.

As of the close of business on April 30, 2007, there were 51,265,711 shares of Sterling common stock issued and outstanding. Sterling is authorized under its articles of incorporation to issue additional shares of authorized capital stock, and set the terms of preferred stock, generally without shareholder approval. An amendment to Sterlings articles to change the authorized capital stock requires the approval of Sterlings board of directors.

Shareholder Rights Agreement

North Valley	The North Valley board of directors is authorized to fix the rights, preferences, privileges and restrictions of the preferred stock and has established a class of preferred stock known as Series A Junior Participating Preferred Stock, in connection with the adoption of a Shareholder Protection Rights Agreement with Mellon Investor Services LLC (its transfer agent and registrar). On September 9, 1999, North Valley declared a dividend of one right for each outstanding share of common stock. Each right entitles the holder to purchase from North Valley, upon the occurrence of specified events involving a change in control of North Valley, one 1/100th of a share of the Series A Junior Participating Preferred Stock. The issuance of such Preferred Stock could have the effect of delaying, deferring or preventing a change in control of North Valley without further action of its shareholders. On April 10, 2007, North Valley and Mellon Investor Services LLC entered into Amendment One to Shareholder Protection Rights Agreement, in order to prevent the issuance of such Preferred Stock upon execution of the merger agreement with Sterling.

Sterling	Sterling has not adopted a shareholder rights agreement.

Notice of Special Meetings

North Valley	Under the bylaws, the shareholders must be given written notice not less than ten nor more than 60 days before the date of any annual or special meeting. Under the articles of incorporation and the bylaws, any action that may be taken at any annual or special meeting may be taken without a meeting and without prior notice, if a consent in writing, setting forth the action so taken, is signed by the holders of outstanding shares having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted. The articles of incorporation provide that action without a meeting can be taken if the board of directors has by resolution first approved any of the action without a meeting.

Sterling	Sterlings articles do not vary from the WBCA, which generally requires that notice of a special shareholders meeting generally be given not less than 10 nor more than 60 days before the date of the meeting. In certain circumstances, such as a special meeting to act on a plan of merger or to amend a corporations articles, notice must be given not less than 20 nor more than 60 days before the date of the meeting.

Special Meetings of Shareholders

North Valley	The bylaws provide that a special meeting of the shareholders may be called at any time by the board of directors, chairman of the board, president or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that special meeting.

Sterling	Special meetings of the shareholders may be called by the board of directors, the chairman of the board, or one or more shareholders holding shares in the aggregate entitled to cast not less than 10% of the votes at that special meeting, but not the president.

Voting Rights

North Valley	Holders of North Valley common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Directors are elected by a plurality of the votes cast.

Sterling	All current Sterling shareholders are entitled to one vote on each matter submitted to a vote at a meeting of shareholders, except as may be otherwise provided by statute.

Shareholder Approval of a Merger, Share Exchange, Sale of Assets, or Dissolution

North Valley	Actions other than the election of directors are approved by the affirmative vote of the majority of the shares represented and voting at a meeting at which a quorum is present, unless a greater number is required by the CCC or the articles of incorporation. The CCC generally requires approval of a merger, consolidation, dissolution or sale of all or substantially all of a California corporations assets by the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on the matter. There is no super-majority or other special voting requirement in the North Valley articles of incorporation applicable to shareholder approval of a merger, consolidation, dissolution or sale of all or substantially all of North Valleys assets.

Sterling	A merger or share exchange, sale of all or substantially all of the corporations assets not in the regular course of business, or dissolution must be approved by two-thirds of the shareholder votes entitled to be cast thereon.

Amendment of the Bylaws

North Valley	The North Valley bylaws may be amended or repealed by the affirmative vote or written consent of a majority of the outstanding shares entitled to vote, provided that any amendment that reduces the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than five, cannot be adopted if the votes cast or consents given opposing the action are equal to or more than 16 2/3% of all outstanding shares entitled to vote. Subject to the rights of shareholders to amend the bylaws, the bylaws may be adopted, amended or repealed by the board of directors, except that only the shareholders can adopt a bylaw or amendment to the bylaws which specifies or changes the number of directors on a fixed number board, specifies or changes the minimum or maximum number of directors on a variable number board, or changes from a fixed number board to a variable number board, or vice versa.

Sterling	Sterlings bylaws may be amended by a majority vote of the full board of directors or by a majority vote of the shares entitled to vote and represented at a meeting where a quorum is present.

Board of Directors

North Valley	The North Valley bylaws provide that the authorized number of directors shall not be less than six or more than 11, unless and until changed by an amendment of the bylaws adopted by the shareholders. The exact number of directors within such range can be fixed from time to time by action of the board of directors, or by an amendment of the bylaws adopted by the vote or consent of a majority of the outstanding shares entitled to vote. A reduction in the authorized number of directors cannot remove any director prior to the expiration of such directors term of office. Directors need not be shareholders of the corporation. Vacancies occurring on the board of directors may be filled by a vote of a majority of the remaining directors, though less than a quorum, except that a vacancy created by the removal of a director may only be filled by the vote of a majority of the shares entitled to vote represented at a duly held meeting or by unanimous written consent of the outstanding shares entitled to vote. The North Valley bylaws also provide that the shareholders may elect a director at any time to fill any vacancy not filled by the directors, except that any election by written consent, other than to fill a vacancy created by removal of a director, requires the consent of a majority of the outstanding shares entitled to vote.

Sterling	The board of directors of Sterling is divided into three classes, with the members of each class serving staggered three-year terms. Sterlings bylaws provide that the number of directors on the Sterlings board of directors shall be ten. The number of directors may be increased or decreased by an amendment to the bylaws. Directors need not be shareholders of the corporation. Any vacancies occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Shareholder Nominations

North Valley	The North Valley bylaws provide that nomination for election of members of the North Valley board of directors may be made by the board of directors or by any shareholder entitled to vote for the election of directors. Shareholder nominations must be mailed or delivered to the North Valley president not less than 21 days nor more than 60 days prior to any meeting of shareholders called for the election of directors, but if less than 21 days notice of the meeting is given to the shareholders, a shareholder nomination must be mailed or delivered to the president not later than ten days following the day on which notice of the meeting was mailed.

Sterling	Sterlings articles of incorporation and bylaws do not vary from the WBCA which provides that a vacancy on the board of directors may be filled by the shareholders or the board of directors.

Removal of Directors

North Valley	The CCC provides that directors may be removed without cause if the removal is approved by the holders of a majority of the outstanding shares entitled to vote. The CCC further provides that, with respect to directors of a corporation like North Valley which does not have a classified board of directors, no director can be removed (unless the entire board is removed) if the votes cast against removal of the director would be sufficient to elect the director if voted cumulatively (without regard to whether cumulative voting is permitted) at an election at which the same total number of votes were cast and the entire number of directors authorized at the time of the directors most recent election were then being elected. North Valleys bylaws substantially restate these CCC provisions. In addition, the CCC and the bylaws authorize the board of directors to declare vacant the office of a director if the director is declared of unsound mind by a court order or is convicted of a felony.

Sterling	The shareholders may remove one or more directors with or without cause by a majority vote of the shares entitled to vote and represented at a special meeting called for the purpose of removing the director(s).

Removal of Officers

North Valley	Under the North Valley bylaws, any officer may be removed with or without cause either by the board of directors or, except for an officer chosen by the board of directors, by any officer on whom the power of removal may be conferred by the board of directors.

Sterling	Sterlings bylaws provide that any officer may be removed by the board of directors.

Indemnification of Directors and Officers

North Valley	The CCC expressly grants to each California corporation the power to indemnify its directors, officers and agents against liabilities and expenses incurred in the performance of their duties, and the North Valley articles of incorporation eliminate the liability of its directors for monetary damages to the fullest extent permissible under California law and grant authority to indemnify directors, officers and agents through agreements with such persons, bylaw provisions, vote of shareholders or disinterested directors, or otherwise, in excess of the indemnification otherwise permitted by the CCC, subject to applicable statutory prohibitions upon indemnification. The North Valley articles and bylaws obligate North Valley to indemnify its directors, officers and other agents to the maximum extent permitted by and subject to the prohibitions of the CCC, and North Valley has entered into separate indemnification agreements with its directors and officers for such purpose.

Sterling	Sterlings articles of incorporation and bylaws obligate Sterling to indemnify its directors and officers to the fullest extent allowed by applicable laws, provided, however, that no director or officer may be indemnified or reimbursed (a) in relation to any matter in such action, suit or proceeding as to which he/she shall finally be adjudged to have been guilty or liable for gross negligence, willful misconduct or criminal acts in the performance of his/her duties to Sterling; or (b) in relation to any matter in such action, suit or proceeding which has been made the subject of a compromise settlement except with the approval of (1) a court of competent jurisdiction, (2) the holders of record of a majority of the outstanding shares of Sterling, or (3) the board of directors.

DISSENTERS RIGHTS

The shareholders of North Valley have dissenters rights of appraisal under limited circumstances. Under California law, no dissenters rights are available for shares, including North Valleys, that are listed on the Nasdaq Global Select Market unless there exists with respect to shares any restriction on transfer imposed by North Valley or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares. In accordance with Sections 1300 through 1313 of the California Corporations Code, North Valleys shareholders have the right to dissent from the merger and to receive payment in cash for the “fair value” of their North Valley common stock.

If the merger agreement and the merger are approved by the required vote of North Valley shareholders and the merger agreement is not abandoned or terminated, and the above conditions are met, North Valley shareholders who voted against the merger may, by complying with Sections 1300 through 1313 of the California Corporations Code (“CCC”), be entitled to dissenters rights as described therein. To exercise dissenters rights, a North Valley shareholder must comply with all of the procedures required by California law. Under California law, no dissenters rights are available for shares, such as North Valleys, listed on the Nasdaq Global Select Market unless there exists with respect to the shares any restriction on transfer imposed by North Valley or by any law or regulation, or unless demands for payment are filed with respect to 5% or more of the outstanding shares of that class. We have included a copy of the CCC—Chapter 13—Dissenters Rights as Appendix C to this document. If a North Valley shareholder has a beneficial interest in shares of North Valley common stock that are held of record in the name of another person, such as a trustee or nominee, and the shareholder desires to perfect any dissenters rights the beneficial shareholder may have, the beneficial shareholder must act promptly to cause the holder of record timely and properly to follow the steps summarized below. DISSENTERS RIGHTS CANNOT BE VALIDLY EXERCISED BY PERSONS OTHER THAN SHAREHOLDERS OF RECORD REGARDLESS OF THE BENEFICIAL OWNERSHIP OF THE SHARES.

In the event that only the holders of less than 5% of the outstanding shares of North Valley have filed a demand for payment under Chapter 13 of the CCC, North Valley shareholders will not have the right to have North Valley purchase their shares at the fair market value determined under Chapter 13 of the CCC unless their shares are subject to a restriction on transfer imposed by North Valley or by any law or regulation.

The following discussion is not a complete statement of California law relating to dissenters rights, and is qualified in its entirety by reference to Sections 1300 through 1313 of the CCC, a copy of which is attached to this document as Appendix C and incorporated herein by reference. ANY NORTH VALLEY SHAREHOLDER WHO WISHES TO EXERCISE DISSENTERS RIGHTS OR WHO WISHES TO PRESERVE HIS OR HER RIGHT TO DO SO SHOULD REVIEW THIS SECTION AND APPENDIX C (SECTIONS 1300 THROUGH 1313 OF THE CCC) CAREFULLY, SHOULD CONSULT HIS OR HER LEGAL ADVISOR AND SHOULD VOTE “AGAINST” APPROVAL OF THE PRINCIPAL TERMS OF THE MERGER AGREEMENT, DATED AS OF APRIL 10, 2007, BY AND BETWEEN STERLING AND NORTH VALLEY AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE MERGER OF NORTH VALLEY WITH AND INTO STERLING AND THE MERGER OF NORTH VALLEY BANK WITH AND INTO EITHER STERLING SAVINGS BANK OR GOLF SAVINGS BANK. FAILURE TO TIMELY COMPLY WITH THE PROCEDURES SET FORTH IN CHAPTER 13 OF THE CCC WILL RESULT IN THE LOSS OF SUCH RIGHTS.

IF YOU DECIDE TO EXERCISE YOUR DISSENTERS RIGHTS BUT YOU HAVE ALREADY SUBMITTED YOUR STOCK CERTIFICATES, YOU MUST NOTIFY AMERICAN STOCK TRANSFER & TRUST COMPANY, AS THE EXCHANGE AGENT, AND YOUR STOCK CERTIFICATES WILL BE RETURNED TO YOU. IF YOU FAIL TO MAKE A PROPER ELECTION OR PERFECT THE STATUS OF YOUR DISSENTING SHARES, YOU WILL LOSE YOUR DISSENTERS RIGHTS ON THE SHARES.

Holders of North Valley common stock who wish to exercise dissenters rights must satisfy each of the following requirements for the shares to be perfected as dissenting shares under the CCC:

•	The North Valley common stock must have been outstanding on April 30, 2007, the record date for the determination of shareholders entitled to vote on the merger proposal at the North Valley special meeting.

•	The North Valley common stock must have been voted “AGAINST” the merger proposal. A proxy that does not contain voting instructions will, unless revoked, be voted in favor of the merger proposal. Therefore, a North Valley shareholder who votes by proxy and who wishes to exercise dissenters rights must vote “AGAINST” the merger proposal. A North Valley shareholder who wishes to exercise dissenters rights and whose shares are held by a bank, broker or other nominee must instruct the bank, broker or other nominee that the shares are to be voted “AGAINST” the merger proposal.

A VOTE IN FAVOR OF THE MERGER OR AN ABSTENTION FROM THE VOTE ON THE MERGER BY A NORTH VALLEY SHAREHOLDER WILL RESULT IN A WAIVER OF THE HOLDERS RIGHT TO DISSENTERS RIGHTS.

•	A vote against the merger does not in and of itself constitute a demand for appraisal under the CCC.

•	The holder of North Valley common stock must make a written demand no later than the date of the North Valley special meeting that North Valley purchase such shares at fair market value (as described below).

•	The holder of North Valley common stock must submit stock certificates for endorsement (as described below).

Pursuant to Sections 1300 through 1313 of the CCC, holders of dissenting shares may require North Valley to purchase their dissenting shares at a price equal to the fair market value of the shares determined as of the day before the first announcement of the terms of the merger, excluding any appreciation or depreciation as a consequence of the proposed merger, but adjusted for any stock split, reverse stock split or stock dividend that becomes effective thereafter.

Within ten days following approval of the principal terms of the merger agreement and approval of the merger by the North Valley shareholders, North Valley is required to mail to each holder of dissenting shares (1) a notice of the approval of the principal terms of the merger agreement, dated as of April 10, 2007, by and between Sterling and North Valley and the transactions contemplated thereby, including the merger of North Valley with and into Sterling and the merger of North Valley Bank with and into either Sterling Savings Bank or Golf Savings Bank; (2) a statement of the price determined by North Valley to represent the fair market value of dissenting shares (which will constitute an offer by North Valley to purchase the dissenting shares at the stated price); (3) a brief description of the procedure to be followed if the holders of dissenting shares desire to exercise their dissenters rights; and (4) a copy of Sections 1300 through 1304 of the CCC.

By no later than the North Valley special meeting, a dissenting shareholder must demand that North Valley purchase the shareholders dissenting shares in a statement setting forth the number and class of dissenting shares held of record that the dissenting shareholder demands that North Valley purchase, and a statement of what the dissenting shareholder claims to be the fair market value of the dissenting shares as of the day before the announcement of the proposed merger. The statement of fair market value in the demand by the dissenting shareholder constitutes an offer by the dissenting shareholder to sell the dissenting shares at such price. Such holder must also, within 30 days after the date on which notice of the approval of the principal terms of the merger agreement and approval of the merger by North Valley shareholders is mailed to the holders of dissenting shares, submit to North Valley or its transfer agent certificates representing any dissenting shares that the dissenting shareholder demands North Valley purchase, so that the dissenting shares may either be stamped or endorsed with the statement that the shares are dissenting shares or exchanged for certificates of appropriate denomination so stamped or endorsed.

If the shares are owned of record by a person in a fiduciary capacity, such as a trustee, guardian or custodian, the demand should be executed in that capacity. If the shares are owned of record by more than one person as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all owners.

An authorized agent, including an agent for two or more joint owners, may execute a demand for appraisal on behalf of a shareholder; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is acting as agent for such owner or owners. A record holder such as a bank, broker or other nominee who holds shares for several beneficial owners may exercise dissenters rights with respect to the shares held for one or more beneficial owners while not exercising these rights with respect to the shares held for one or more other beneficial owners. In this case, the written demand should set forth the number of shares as to which appraisal is sought, and where no number of shares is expressly mentioned the demand will be presumed to cover all shares held in the name of the record owner. SHAREHOLDERS WHO HOLD THEIR SHARES IN “STREET NAME” ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE DISSENTERS RIGHTS ARE URGED TO CONSULT WITH THEIR BANKS, BROKERS OR OTHER NOMINEES TO DETERMINE APPROPRIATE PROCEDURES FOR THE MAKING OF A DEMAND FOR APPRAISAL BY SUCH NOMINEE.

A North Valley shareholder who elects to exercise dissenters rights pursuant to Chapter 13 of the CCC should deliver a written demand no later than the date of the North Valley special meeting to:

North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001
Attn: Corporate Secretary
(530) 226-2900

If upon the surrender of the certificates representing the dissenting shares, North Valley and a dissenting shareholder agree upon the price to be paid for the dissenting shares and agree that such shares are dissenting shares, then the agreed price is required by law to be paid to the holder of the dissenting shares within the later of 30 days after the date of such agreement or 30 days after any statutory or contractual conditions to the consummation of the merger are satisfied or waived. The holders of dissenting shares are entitled to interest thereon at the legal rate on judgments from the date of the merger agreement.

If North Valley and a dissenting shareholder disagree as to the fair market value for the dissenting shares or disagree as to whether such shares are entitled to be classified as dissenting shares, the holder has the right to bring an action in the California superior court located in the proper county, within six months after the date on which the notice of the approval of the principal terms of the merger agreement and approval of the merger by North Valley shareholders is mailed, to resolve the dispute. In such action, the court will determine whether the shares of North Valley common stock held by the shareholder are dissenting shares, the fair market value of the North Valley common stock, or both. The CCC provides, among other things, that a dissenting shareholder may not withdraw the demand for payment of the fair market value of dissenting shares unless North Valley consents to such request for withdrawal.

If a North Valley shareholder fails to perfect his, her or its dissenting rights or effectively withdraws or loses such rights, the holders North Valley common stock will thereupon be deemed to have been canceled and converted as set forth in the merger agreement at the effective time of the merger.

FAILURE TO FOLLOW THE STEPS REQUIRED BY CHAPTER 13 OF THE CCC FOR PERFECTING DISSENTERS RIGHTS MAY RESULT IN THE LOSS OF DISSENTERS RIGHTS, IN WHICH EVENT YOU WILL BE ENTITLED TO RECEIVE THE CONSIDERATION WITH RESPECT TO YOUR DISSENTING SHARES IN ACCORDANCE WITH THE MERGER AGREEMENT. IN VIEW OF THE COMPLEXITY OF THE PROVISIONS OF CHAPTER 13 OF THE CCC, IF YOU ARE A NORTH VALLEY SHAREHOLDER AND ARE CONSIDERING EXERCISING YOUR DISSENTERS RIGHTS UNDER THE CCC, YOU SHOULD CONSULT YOUR OWN LEGAL ADVISOR.

Subject to the provisions of Chapter 13 of the CCC, North Valley shareholders who have exercised their dissenters rights will not have the right at law or in equity to attack the validity of the merger or to have the merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the merger had been legally voted in favor of the merger.

Except as expressly limited in Chapter 13 of the CCC, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined.

TRANSACTIONS WITH MANAGEMENT

Federal banking regulations require that a banks loans or extensions of credit to its executive officers and directors must be made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons (unless the loan or extension of credit is made under a benefit program generally available to all employees and does not give preference to any insider over any other employee) and must not involve more than the normal risk of repayment or present other unfavorable features. North Valley Bank is therefore prohibited from making any loans or extensions of credit to its executive officers and directors at different rates or terms than those offered to the general public and has adopted a policy to this effect. The aggregate amount of outstanding loans by North Valley Bank to its executive officers and directors was approximately $8,767,588 at March 31, 2007. The loans to North Valley officers and directors: (1) were made in the ordinary course of business; (2) were made on substantially the same terms and conditions, including interest rates and collateral, as those prevailing at the time for comparable transactions with North Valleys other customers; and (3) did not involve more than the normal risk of collectability or present other unfavorable features when made.

VALIDITY OF COMMON STOCK

The validity of the shares of common stock offered hereby will be passed upon for Sterling by Witherspoon, Kelley, Davenport & Toole, P.S. Ned M. Barnes, a director of Sterlings subsidiary, Sterling Savings Bank, and Andrew J. Schultheis, Sterlings Secretary, are principals of Witherspoon, Kelley, Davenport & Toole, P.S. In addition, as of May 31, 2007, principals of Witherspoon, Kelley, Davenport & Toole, P.S. beneficially owned an aggregate of approximately 71,476 shares of Sterling common stock.

EXPERTS

The consolidated financial statements of Sterling as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, and managements report on internal control over financial reporting as of December 31, 2006 have been incorporated in this proxy statement/prospectus by reference from Sterlings Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by BDO Seidman LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of North Valley as of December 31, 2006 and 2005, and for each of the years in the three year period ended December 31, 2006, and managements report on internal control over financial reporting as of December 31, 2006 have been incorporated in this proxy statement/prospectus by reference from North Valleys Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Perry-Smith LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

Sterling and North Valley file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these filings at the SECs public reference room located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Sterlings and North Valleys SEC filings also are available to the public on the SECs website at www.sec.gov, which contains reports, proxies and information statements and other information regarding issuers that file electronically.

Sterling filed with the SEC a registration statement on Form S-4 under the Securities Act of 1933 with respect to the shares of Sterling common stock to be issued in the merger. This document is a part of that registration statement and constitutes a prospectus of Sterling in addition to being a proxy statement of North Valley for its special meeting. As permitted by SEC rules, this document does not contain all the information contained in the registration statement or the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

The SEC permits the incorporation by reference of information regarding Sterling and North Valley into this document, which means that important business and financial information about Sterling and North Valley can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this document, and later information that Sterling or North Valley files with the SEC will update and supersede that information. This document incorporates by reference the documents set forth below that Sterling and North Valley have previously filed with the SEC and all documents filed by Sterling and North Valley with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this document and before the date of the special meeting.

These additional documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 and 7.01, which is deemed not to be incorporated by reference in this proxy statement/prospectus). You should review these filings as they may disclose a change in the business, prospects, financial condition or other affairs of Sterling or North Valley after the date of this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the documents listed below that Sterling has filed with the SEC:

•	Sterlings Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007;

•	Sterlings Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 9, 2007;

•	Sterlings Proxy Statement for its 2007 annual meeting of shareholders, filed with the SEC on March 15, 2007; and

•	Sterlings Current Reports on Form 8-K filed with the SEC on January 29, 2007, February 13, 2007, February 22, 2007, February 27, 2007 (two reports filed), March 2, 2007 (two reports filed), March 5, 2007, March 29, 2007, April 11, 2007, April 23, 2007, April 24, 2007 and April 30, 2007, and on Form 8-K/A filed with the SEC on May 14, 2007.

This proxy statement/prospectus incorporates by reference the documents listed below that North Valley has filed with the SEC:

•	North Valleys Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on March 15, 2007, as amended by its Amended Annual Report on Form 10-K/A for the fiscal year ended December 31, 2006, filed with the SEC on April, 24, 2007;

•	North Valleys Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2007, filed with the SEC on May 9, 2007; and

•	North Valleys Current Reports on Form 8-K filed with the SEC on January 31, 2007, February 23, 2007, February 28, 2007, March 26, 2007, April 11, 2007, April 26, 2007, April 27, 2007, May 2, 2007 and May 25, 2007.

These documents contain important information about Sterling and its financial condition and North Valley and its financial condition. Information contained in this proxy statement/prospectus supersedes information incorporated by reference that Sterling and North Valley have filed with the SEC prior to the date of this proxy statement/prospectus, while information that Sterling and North Valley file with the SEC after the date of this proxy statement/prospectus that is incorporated by reference will automatically update and supersede the information contained in this proxy statement/prospectus.

Sterling supplied all information contained or incorporated by reference in this document relating to Sterling, and North Valley supplied all information contained or incorporated by reference in this document relating to North Valley.

Sterlings filings are available on its website, www.sterlingfinancialcorporation-spokane.com. Information contained in or linked to Sterlings website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning Sterling at:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn: Investor Relations
(509) 227-5389

North Valleys filings are available on its website, www.novb.com. Information contained in or linked to North Valleys website is not a part of this proxy statement/prospectus. You may also request a copy of these filings, at no cost, by writing or telephoning North Valley at:

North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001
Attn: Corporate Secretary
(530) 226-2900

The documents incorporated by reference also are available from Sterling and North Valley without charge. Exhibits will not be sent, however, unless those exhibits have specifically been incorporated by reference into this document. You can obtain documents incorporated by reference into this document by writing or telephoning the Investor Relations department of Sterling and the Corporate Secretary of North Valley provided above.

If you would like to request documents from Sterling or North Valley, you must do so by [ • ], 2007 to receive them before the North Valley special meeting of shareholders.

You should rely only on the information contained or incorporated by reference in this document. No one has been authorized to provide you with information that is different from what is contained in this document. You should not assume that the information contained in this document is accurate as of any date other than the date of this document, and neither the mailing of this document to North Valley shareholders nor the issuance of Sterling common stock in the merger shall create any implication to the contrary.

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
NORTH VALLEY BANCORP

APPENDIX A

AGREEMENT AND PLAN OF MERGER
BY AND BETWEEN
STERLING FINANCIAL CORPORATION
AND
NORTH VALLEY BANCORP

APPENDIX A

APPENDIX A

APPENDIX A

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of April 10, 2007 (this “Agreement”), is entered into by and between Sterling Financial Corporation, a Washington corporation (“Sterling”), and North Valley Bancorp, a California corporation (“North Valley”).

WHEREAS, the Boards of Directors of Sterling and North Valley have determined that it is in the best interests of their respective companies and shareholders to consummate the business combination transaction provided for herein in which North Valley will, subject to the terms and conditions set forth herein, merge with and into Sterling, with Sterling being the surviving corporation in such merger (the “Merger”).

WHEREAS, immediately upon consummation of the Merger, Sterling intends to cause Sterling Savings Bank, a Washington-chartered bank and wholly owned subsidiary of Sterling (“Sterling Savings Bank”) or Golf Savings Bank, a Washington-chartered stock savings bank and wholly owned subsidiary of Sterling (“Golf Savings Bank”), at Sterling’s election, and North Valley Bank, a California-chartered bank and currently the wholly owned subsidiary of North Valley (“North Valley Bank”), to consummate a merger (the “Institution Merger”) pursuant to the terms of a merger agreement, in the form attached hereto as Exhibit A (the “Institution Merger Agreement”), whereby North Valley Bank will merge with and into either Sterling Savings Bank or Golf Savings Bank, at Sterling’s election, with Sterling Savings Bank or Golf Savings Bank, as applicable, being the “Surviving Institution” of the Institution Merger.

WHEREAS, the Merger is intended to be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of Sterling to enter into this Agreement, each of the North Valley shareholders identified on Schedule 7.2(d) hereto is executing and delivering to Sterling a voting agreement in the form attached hereto as Exhibit C (the “Voting Agreement”), (b) each of the North Valley employees identified on Schedule 7.2(e) hereto is executing and delivering to Sterling an employment agreement, to be effective as of the Effective Time (as defined in Section 1.2 hereof) and (c) each of the North Valley shareholders identified on Schedule 7.2(f) hereto is executing and delivering to Sterling a noncompetition agreement in the form attached hereto as Exhibit D (the “Noncompetition Agreement”), to be effective as of the Effective Time.

NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows.

ARTICLE I

THE MERGER

1.1  THE MERGER.

Subject to the terms and conditions of this Agreement, at the Effective Time, North Valley shall merge with and into Sterling, with Sterling being the surviving corporation (hereinafter sometimes called the “Surviving Corporation”) in the Merger. Upon consummation of the Merger, the corporate existence of North Valley shall cease and the Surviving Corporation shall continue to exist as a Washington corporation.

1.2  EFFECTIVE TIME.

The Merger shall become effective on the Closing Date (as defined in Section 9.1 hereof), as set forth in the articles of merger (the “Articles of Merger”) in the form attached as Exhibit B hereto, which shall be filed with the Secretary

APPENDIX A

of State of the State of Washington and the Secretary of State of the State of California on the Closing Date. The term “Effective Time” shall be the date and time specified in the Articles of Merger.

1.3  EFFECTS OF THE MERGER.

At and after the Effective Time, the Merger shall have the effects set forth in Section 23B.11.060 of the Washington Business Corporation Act (the “WBCA”) and Section 1103 of the California Corporations Code (the “CCC”).

1.4  CONVERSION OF NORTH VALLEY COMMON STOCK.

(a)	At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of North Valley common stock with no par value (the “North Valley Common Stock”), each share of North Valley Common Stock that is issued and outstanding immediately prior to the Effective Time, including the associated preferred stock purchase rights (the “North Valley Rights”) issued pursuant to the Shareholder Protection Rights Agreement dated as of September 9, 1999, as amended, between North Valley and ChaseMellon Shareholder Services, L.L.C. (the “North Valley Rights Agreement”), will be converted into the right to receive (i) 0.7364 (the “Stock Exchange Ratio”) shares of Sterling common stock, par value $1.00 per share (“Sterling Common Stock”) and (ii) $2.80 in cash (such combination of cash and stock, the “Merger Consideration”), provided, however, that the maximum number of shares of Sterling Common Stock that may be issued in the Merger shall be 5,992,029 shares.

(b)	All of the shares of North Valley Common Stock converted pursuant to this Article I shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each certificate previously representing any such shares of North Valley Common Stock (each a “Certificate”) shall thereafter represent the right to receive (i) the amount of cash and the number of whole shares of Sterling Common Stock, and (ii) cash in lieu of fractional shares into which the shares of North Valley Common Stock represented by such Certificate have been converted pursuant to this Agreement. Certificates previously representing shares of North Valley Common Stock shall be exchanged for certificates representing whole shares of Sterling Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2 hereof, without any interest thereon. If after the date hereof and prior to the Effective Time, Sterling should split or combine its common stock, or declare a dividend or other distribution on such common stock, with a distribution or record date, as applicable, prior to the Effective Time, or effect a reclassification, recapitalization or similar transaction, then the Stock Exchange Ratio, the Option Exchange Ratio (as defined in Section 1.6(a) of this Agreement) and the maximum number of shares of Sterling Common Stock to be issued pursuant to Section 1.4(a) of this Agreement shall be appropriately adjusted to reflect such split, combination, dividend, distribution, reclassification, recapitalization or similar transaction.

(c)	At the Effective Time, all shares of North Valley Common Stock that are owned by North Valley as treasury stock, if any, and all shares of North Valley Common Stock that are owned directly or indirectly by Sterling or North Valley or any Subsidiary of North Valley or Sterling except those (i) held in a fiduciary capacity or (ii) held as a result of debts previously contracted in good faith, shall be canceled and shall cease to exist and no stock of Sterling or other consideration shall be delivered in exchange therefor. For purposes of this Agreement, “Subsidiary” shall have the meaning given that term in Item 210.1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the “SEC”).

(d)	Certificates for fractions of shares of Sterling Common Stock will not be issued. In lieu of a fraction of a share of Sterling Common Stock, each holder of North Valley Common Stock entitled to a fraction of a share of Sterling Common Stock pursuant to this Agreement shall be entitled to receive an amount of cash equal to such fraction of a share of Sterling Common Stock multiplied by the average of the Daily Sales Prices (as defined in Section 8.1(j) of this Agreement) of Sterling Common Stock on the five consecutive Trading Days ending on and including the Sterling Determination Date (as defined in Section 8.1(j)). Following consummation of the Merger, no holder of North Valley Common Stock shall be entitled to dividends or any other rights in respect of any such fraction.

APPENDIX A

(e)	Dissenting Shares (as defined below) (if any) shall not be converted into or represent a right to receive cash and Sterling Common Stock hereunder and shall be entitled to receive only the payment provided for by Section 1300 et. seq. of the CCC with respect to such Dissenting Shares, unless and until the holder of such Dissenting Shares (the “Dissenting Shareholder”) shall have failed to perfect or shall have effectively withdrawn or lost such Dissenting Shareholder’s right to dissent from the Merger as provided under the CCC. North Valley will give Sterling prompt notice (and in any case, within two business days) of any demand received by North Valley for payment in connection with the exercise of Dissenters’ Rights, and Sterling will have the right to participate with North Valley in all negotiations and proceedings with respect to such demand. North Valley agrees that, except with Sterling’s prior written consent, which shall not be unreasonably withheld, delayed or conditioned, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder fails to make an effective demand for payment or otherwise loses such holder’s status as a Dissenting Shareholder, Sterling will, as of the later of the Effective Time or ten business days from the occurrence of such event, issue and deliver, upon surrender by such Dissenting Shareholder of its Certificate(s), the cash and shares of Sterling Common Stock and any cash payment in lieu of fractional shares, in each case without interest thereon, to which such North Valley shareholder would have been entitled under Section 1.4(a).

For purposes of this Agreement, “Dissenting Shares” shall mean any shares of North Valley Common Stock that are outstanding immediately prior to the Effective Time with respect to which dissenters’ rights to obtain payment for such dissenting shares in accordance with Section 1300 et. seq. of the CCC have been duly and properly exercised and perfected in connection with the Merger.

1.5  STERLING COMMON STOCK.

Each share of Sterling Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding as common stock of the Surviving Corporation.

1.6  STOCK OPTIONS.

At the Effective Time, each option to purchase shares of North Valley Common Stock (a “North Valley Option”) granted by North Valley pursuant to the North Valley Bancorp 1989 Director Stock Option Plan, the 1998 Employee Stock Incentive Plan and the 1999 Director Stock Option Plan, each such Plan governed by the laws of the state of California (collectively, the “North Valley Option Plans”) that is outstanding and unexercised immediately prior thereto shall be 100% vested and automatically converted into a 100% vested option to purchase shares of Sterling Common Stock (a “Sterling Option”) in an amount and at an exercise price determined as provided below and otherwise subject to the terms of the North Valley Option Plans:

(a)	The number of shares of Sterling Common Stock to be subject to each Sterling Option immediately after the Effective Time shall be equal to the product of the number of shares of North Valley Common Stock subject to the applicable North Valley Option immediately before the Effective Time, multiplied by 0.8261 (the “Option Exchange Ratio”), provided that any fractional shares of Sterling Common Stock resulting from such multiplication shall be rounded to the nearest whole share; and

(b)	The exercise price per share of Sterling Common Stock under each Sterling Option immediately after the Effective Time shall be equal to the exercise price per share of North Valley Common Stock under the applicable North Valley Option immediately before the Effective Time divided by the Option Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. The adjustment provided herein shall be and is intended to be effected in a manner that is consistent with Section 424(a) of the Code. The duration and other terms of each Sterling Option immediately after the Effective Time shall be the same as the corresponding terms in effect immediately before the Effective Time, except that all references to North Valley in the North Valley Option Plans (and the corresponding references in the option agreement documenting such option), shall be deemed to be references to Sterling.

APPENDIX A

1.7  RESERVATION OF SHARES AND SECURITIES FILINGS.

At all times after the Effective Time, Sterling shall reserve for issuance such number of shares of Sterling Common Stock as necessary so as to permit the exercise of North Valley Options converted under Section 1.6 of this Agreement. Sterling shall make all filings required under federal and state securities laws, including a Form S-8 Registration Statement under the Securities Act of 1933, as amended (the “Securities Act”), promptly after the later of the Effective Time and receipt of information regarding outstanding options as of the Effective Time so as to permit the exercise of such converted North Valley Options and the sale of the Sterling Common Stock received by the optionee upon such exercise following the Effective Time.

1.8  ARTICLES OF INCORPORATION.

At the Effective Time, the Articles of Incorporation of Sterling, as in effect at the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation.

1.9  BYLAWS.

At the Effective Time, the Bylaws of Sterling, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation.

1.10  DIRECTORS AND OFFICERS.

Subject to Section 6.14, at the Effective Time, the directors and officers of Sterling immediately prior to the Effective Time shall continue to be directors and officers of the Surviving Corporation.

1.11  TAX CONSEQUENCES.

It is intended that the Merger, either alone or in conjunction with the Institution Merger, shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for the purposes of the Code.

1.12  ACCOUNTING TREATMENT.

It is intended that the Merger shall be accounted for as a “purchase” under accounting principles generally accepted in the United States of America (“GAAP”).

ARTICLE II

EXCHANGE OF SHARES

2.1  STERLING TO MAKE CASH AND SHARES AVAILABLE.

Prior to the Effective Time, Sterling shall appoint Sterling’s transfer agent, American Stock Transfer & Trust Company, or such other similarly-qualified bank, trust company or transfer agent as Sterling may select (the “Exchange Agent”) and provide the Exchange Agent with appropriate instructions regarding the matters described in this Article II, all in accordance with the provisions of an agreement (the “Exchange Agent Agreement”) executed between Sterling and the Exchange Agent. At or prior to the Effective Time, Sterling shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Certificates, for exchange in accordance with this Article II, cash, certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares (such cash and certificates for shares of Sterling Common Stock, being hereinafter referred to as the “Exchange Fund”) to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(a) hereof in exchange for outstanding shares of North Valley Common Stock. All fees, expenses and cost reimbursements payable to the Exchange Agent pursuant to the Exchange Agent Agreement shall be for the account of Sterling.

APPENDIX A

2.2  EXCHANGE OF SHARES; CONVERSION OF OPTIONS.

(a)	As soon as practicable after the Effective Time, Sterling shall cause the Exchange Agent to mail to each holder of record of a Certificate or Certificates, a letter signed by the Chief Executive Officer of Sterling and the former Chief Executive Officer of North Valley, accompanied by a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) plus instructions for use of the letter of transmittal in effecting the surrender of the Certificates in exchange for cash and certificates representing the shares of Sterling Common Stock and the cash in lieu of fractional shares into which the shares of North Valley Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive promptly in exchange therefor (x) a certificate representing that number of whole shares of Sterling Common Stock to which such holder of North Valley Common Stock shall have become entitled pursuant to the provisions hereof and (y) a check representing the amount of cash and cash in lieu of a fractional share, if any, which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions of this Article II, which check shall be mailed to each such holder not later than 30 days following receipt by the Exchange Agent of the Certificate or Certificates and a duly executed letter of transmittal, and the Certificate so surrendered shall forthwith be canceled. No interest will be paid or accrued on the cash and cash in lieu of fractional shares, unpaid dividends, and distributions, if any, payable to holders of Certificates.

(b)	No dividends or other distributions declared after the Effective Time with respect to Sterling Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Sterling Common Stock represented by such Certificate.

(c)	If any certificate representing shares of Sterling Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Sterling Common Stock in any name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)	After the Effective Time, there shall be no transfers on the stock transfer books of North Valley of the shares of North Valley Common Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be canceled and exchanged for certificates representing shares of Sterling Common Stock and cash as provided in this Article II.

(e)	Any portion of the Exchange Fund that remains unclaimed by the shareholders of North Valley for nine months after the Effective Time shall be returned to Sterling. Any shareholders of North Valley who have not theretofore complied with this Article II shall thereafter look only to Sterling or Sterling’s designated representative for payment of their cash and shares of Sterling Common Stock, cash in lieu of fractional shares and unpaid dividends and distributions on Sterling Common Stock deliverable in respect of each share of North Valley Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Sterling, North Valley, the Exchange Agent or any other person shall be liable to any former holder of shares of North Valley Common Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

APPENDIX A

(f)	In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Sterling after consultation with the Exchange Agent, the posting by such person of a bond in such amount as Sterling may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the cash and shares of Sterling Common Stock and cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF NORTH VALLEY

Subject to the disclosures set forth in the disclosure letter of North Valley delivered to Sterling concurrently with the parties’ execution of this Agreement (the “North Valley Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article III to which it relates (unless and to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures), and each of which disclosures shall also be deemed to be representations and warranties made by North Valley to Sterling under this Article III), North Valley hereby makes the following representations and warranties to Sterling, each of which is being relied upon by Sterling as a material inducement to Sterling to enter into and perform this Agreement.

3.1  CORPORATE ORGANIZATION.

(a)	North Valley is a corporation duly organized and validly existing under the laws of the State of California. North Valley Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect (as defined below) on North Valley. North Valley is duly registered as a bank holding company with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”). North Valley Bank, North Valley Trading Company, which is inactive, North Valley Bank Scholarship Fund, Inc., which is inactive, North Valley Capital Trust I, North Valley Capital Trust II, North Valley Capital Trust III, and North Valley Capital Trust IV are the only direct or indirect Subsidiaries of North Valley. Section 3.1(a) of the North Valley Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of North Valley as in effect as of the date of this Agreement.

(b)	North Valley Bank is a state bank organized and validly existing under the laws of California. The deposit accounts of North Valley Bank are insured by the Federal Deposit Insurance Corporation (the “FDIC”) to the fullest extent permitted by Law (as defined in Section 3.3), and all premiums and assessments due the FDIC in connection therewith have been paid by North Valley Bank. As of the date hereof, North Valley Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” North Valley Bank has the corporate and other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on North Valley. Section 3.1(b) of the North Valley Disclosure Letter sets forth true, correct and complete copies of the Articles of Incorporation and Bylaws of North Valley Bank as in effect as of the date of this Agreement.

APPENDIX A

(c)	The minute books of North Valley and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

(d)	The term “Material Adverse Effect” with respect to Sterling or North Valley, as the case may be, means a condition, event, change or occurrence that has had or is reasonably likely to have a material adverse effect upon the financial condition, results of operations or business of such party and its Subsidiaries, taken as a whole, or materially impairs the ability of such party to perform its obligations under, or to consummate the transactions contemplated by, this Agreement; provided, however, that in determining whether a Material Adverse Effect has occurred there shall be excluded any effect on the referenced party the cause of which is (i) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereto by courts or governmental authorities, (ii) any change in GAAP or regulatory accounting requirements applicable to banks or their holding companies generally, (iii) any action or omission of Sterling, North Valley or any Subsidiary of either of them taken with the prior written consent of Sterling or North Valley, as applicable, or as otherwise expressly contemplated by this Agreement, (iv) any changes in general economic, market or political conditions affecting banks or their holding companies generally, (v) the impact of the announcement of this Agreement and the transactions contemplated hereby, (vi) the payment of any amounts due to, or the provision of any benefits to, any directors, officers, or employees under contracts, arrangements, plans or programs currently in effect, (vii) the payment or provision for payment of expenses incurred relating to this Agreement and the transactions contemplated hereby, (viii) any adjustments pursuant to FAS 115, (ix) changes in national or international political or social conditions including the engagement by the United States in hostilities whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon or within the United States, or any of its territories, possessions or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, unless it is uniquely affects either or both of the parties, or (x) any change in the value of the securities or loan portfolio, or any change in value of the deposits or borrowings, from a change in interest rates generally, provided that the effect of such changes described in clauses (iv), (ix) and (x) hereof shall not be excluded to the extent of any materially disproportionate impact (if any) they have on such party.

3.2  CAPITALIZATION.

(a)	The authorized capital stock of North Valley consists of 20,000,000 shares of North Valley Common Stock and 5,000,000 shares of preferred stock, with no par value (the “North Valley Preferred Stock”). As of the date hereof, there are: (i) 7,354,625 shares of North Valley Common Stock issued and outstanding, including 178,642 shares held by the North Valley ESOP; (ii) no shares of North Valley Common Stock held in North Valley’s treasury; and (iii) no shares of North Valley Common Stock reserved for issuance upon exercise of outstanding stock options or otherwise, except for 1,151,749 shares of North Valley Common Stock reserved for issuance pursuant to the North Valley Option Plans (of which, collectively, options to purchase 785,783 shares are currently outstanding). No shares of North Valley Preferred Stock are issued and outstanding or reserved for issuance, except for a series of 125,000 shares of North Valley Preferred Stock designated as Series A Junior Participating Preferred Stock reserved for issuance pursuant to the North Valley Rights Agreement, none of which is issued and outstanding as of the date hereof. All of the issued and outstanding shares of North Valley Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. All of the outstanding stock options granted by North Valley have been granted in compliance in all material respects with all applicable Laws. Except for the North Valley Option Plans, North Valley does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of North Valley Common Stock or any other equity security of North Valley or any securities representing the right to purchase or otherwise receive any shares of North Valley Common Stock or any other equity security of North Valley. With respect to each option outstanding as of the date hereof, the names of each optionee, the date of each option to purchase North Valley Common Stock granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Section 3.2(a) of the North Valley

APPENDIX A

Disclosure Letter and no such option expires more than ten years from the date of the grant thereof. Neither North Valley nor any of its Subsidiaries have any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. Other than the North Valley Rights Agreement, there are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which North Valley is a party or by which it is bound with respect to any equity security of any class of North Valley or with respect to any equity security, partnership interest or similar ownership interest of any class of any of its Subsidiaries.

(b)	North Valley owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries, free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No North Valley Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

3.3  AUTHORITY; NO VIOLATION.

(a)	North Valley has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of North Valley. The Board of Directors of North Valley, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the North Valley shareholders and resolved to recommend that the holders of the North Valley Common Stock adopt this Agreement. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding shares of North Valley Common Stock, no other corporate proceedings on the part of North Valley (except for matters related to setting the date, time, place and record date for said meeting) are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by North Valley and (assuming due authorization, execution and delivery by Sterling of this Agreement) this Agreement constitutes a valid and binding obligation of North Valley, enforceable against North Valley in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b)	North Valley Bank has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory and shareholder approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of North Valley Bank, and by North Valley as the sole shareholder of North Valley Bank prior to the Effective Time. All corporate proceedings on the part of North Valley Bank necessary to consummate the transactions contemplated thereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by North Valley Bank, will be duly and validly executed and delivered by North Valley Bank and will (assuming due authorization, execution and delivery by Golf Savings Bank or Sterling Savings Bank, as applicable) constitute a valid and binding obligation of North Valley Bank, enforceable against North Valley Bank in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c)	Neither the execution and delivery of this Agreement by North Valley or the Institution Merger Agreement by North Valley Bank, nor the consummation by North Valley or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by North Valley or its Subsidiaries, as the case

APPENDIX A

may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of North Valley or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 3.4 hereof are duly obtained, (x) violate in any material respect any Laws applicable to North Valley or its Subsidiaries, or any of their respective properties or assets, or (y) violate or conflict in any material respect with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of North Valley or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which North Valley or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

(d)	For the purposes of this Agreement, “Laws” shall mean any and all statutes, laws, ordinances, rules, regulations and other rules of law enacted, promulgated or issued by any court, administrative agency or commission or other governmental authority or instrumentality or self-regulatory organization, including, without limitation, the Washington State Department of Financial Institutions (the “WDFI”) in reference to Sterling, Sterling Savings Bank and Golf Savings Bank, the California State Department of Financial Institutions (the “CDFI”) in reference to North Valley and North Valley Bank, the Federal Reserve Board, the FDIC, the SEC and any self-regulatory organization (each, a “Governmental Entity”).

3.4  CONSENTS AND APPROVALS.

(a)	Except for: (i) the filings of applications or notices with, and approvals or waivers by, the Federal Reserve Board, the FDIC, the WDFI and the CDFI; (ii) the filing with the SEC and declaration of effectiveness of a registration statement on Form S-4 (the “Registration Statement”) including the proxy statement/prospectus (the “Proxy Statement/Prospectus”) relating to a meeting, including any adjournments thereof, of North Valley shareholders to be held in connection with this Agreement and the Merger (the “North Valley Meeting”); (iii) approval of the listing on the NASDAQ Global Select Market (“NASDAQ”) of the Sterling Common Stock to be issued in connection with the Merger; (iv) the adoption of this Agreement by the requisite vote of the shareholders of North Valley; (v) the filing of the Articles of Merger pursuant to the WBCA and the CCC; (vi) such filings and approvals as are required to be made or obtained under applicable state securities laws or with NASDAQ in connection with the issuance of the shares of Sterling Common Stock pursuant to this Agreement; and (vii) the filings and approvals required in connection with the Institution Merger Agreement and the Institution Merger, no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party are necessary in connection with: (1) the execution and delivery by North Valley of this Agreement; (2) the consummation by North Valley of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by North Valley Bank of the Institution Merger Agreement; and (4) the consummation by North Valley Bank of the Institution Merger and the transactions contemplated thereby; except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of North Valley or North Valley Bank to consummate the transactions contemplated hereby.

(b)	As of the date hereof, North Valley has no Knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

(c)	For the purposes of this Agreement, “Knowledge” means, with respect to any fact, circumstance, event or other matter in question, the knowledge of such fact, circumstance, event or other matter after reasonable inquiry of (a) an individual, if used in reference to an individual or (b) with respect to any Person that is not an individual, the officers at the Senior Vice President level and above and the directors of such Person (the persons specified in clause (b) are collectively referred to herein as the “Entity Representatives”). Any such individual or Entity Representative will be deemed to have Knowledge of a particular fact, circumstance, event or other matter if

APPENDIX A

(x) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including electronic mails sent to or by such individual or Entity Representative) in, or that have been in, the possession of such individual or Entity Representative, including his or her personal files, (y) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic) contained in books and records of such Person that would reasonably be expected to be reviewed by an individual who has the duties and responsibilities of such individual or Entity Representative in the customary performance of such duties and responsibilities, or (z) such knowledge could be obtained from reasonable inquiry of the direct reports of such individual or Entity Representative.

3.5  REPORTS.

Since December 31, 2006, North Valley and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of North Valley and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of North Valley or any of its Subsidiaries since December 31, 2006. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of North Valley or any of its Subsidiaries.

3.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

North Valley has previously made available to Sterling true, correct and complete copies of the audited consolidated balance sheets of North Valley and its Subsidiaries as of December 31, 2006 and 2005 and the related audited consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the fiscal years 2006, 2005 and 2004, inclusive, as reported in North Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in each case accompanied by the audit report of Perry-Smith LLP, independent registered public accounting firm with respect to North Valley. North Valley will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of North Valley and its Subsidiaries as of March 31, 2007 and the related consolidated statements of income, shareholders’ equity and comprehensive income and cash flows for the period ended March 31, 2007, in the form North Valley expects to file under the Exchange Act in connection with its Form 10-Q for the period ended March 31, 2007. The financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of North Valley and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except in each case as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. North Valley’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, and all reports subsequently filed under the Exchange Act (the “North Valley Exchange Act Reports”) comply (or, in the case of North Valley Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and North Valley has previously delivered or made available to Sterling true, correct and complete copies of such reports. The books and records of North Valley and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither North Valley nor any of its Subsidiaries is a party to, or has any commitment to

APPENDIX A

become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among North Valley or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act).

3.7  BROKER’S FEES.

Neither North Valley nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement, except that North Valley has engaged, and will pay a fee to Sandler O’Neill & Partners, L.P. (“Sandler”) in accordance with the terms of a letter agreement between Sandler and North Valley, dated January 30, 2007.

3.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)	Except as disclosed in any North Valley Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither North Valley nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither North Valley nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither North Valley nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither North Valley nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither North Valley nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of North Valley or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on North Valley.

(b)	Except as disclosed in any North Valley Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, North Valley and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices, other than the negotiations resulting in this Agreement.

3.9  LEGAL PROCEEDINGS.

(a)	Neither North Valley nor any of its Subsidiaries is a party to any, and there are no pending, or to North Valley’s Knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against North Valley or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon North Valley or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b)	There is no injunction, order, judgment, decree or regulatory restriction imposed upon North Valley, its Subsidiaries or the assets of North Valley or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on North Valley or the Surviving Corporation.

3.10  TAXES AND TAX RETURNS.

(a)	Since December 31, 2000, each of North Valley and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns (as defined below) required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

APPENDIX A

(b)	Since December 31, 2000, each of North Valley and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes (as defined below) which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c)	All liability with respect to the Tax Returns of North Valley and its Subsidiaries has been satisfied for all years to and including 2006.

(d)	Neither the Internal Revenue Service (“IRS”) nor any other Governmental Entity has notified North Valley of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of North Valley or any Subsidiary.

(e)	There are no material disputes pending, or claims asserted for, Taxes or assessments upon North Valley or any of its Subsidiaries, nor has North Valley or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

(f)	Neither North Valley nor any Subsidiary has any liability for the Taxes of any Person (as defined below) (other than North Valley or any Subsidiary) under Section 1.1502-6 of the Treasury Regulations promulgated under the Code (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise.

(g)	Neither North Valley nor any Subsidiary will be required to include any item in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date; or (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law).

(h)	For the purposes of this Agreement, unless expressly defined elsewhere, “Taxes” (and, with correlative meaning, “Taxes” and “Taxable”) shall mean all taxes, charges, fees, levies, penalties or other assessments or charges of any kind whatsoever imposed by any United States federal, state, local or foreign taxing authority having jurisdiction over a party or its Subsidiaries, including, but not limited to, income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto (whether disputed or not).

(i)	For purposes of this Agreement, unless expressly defined elsewhere, “Tax Return” shall mean any return, report, information return or other document (including estimated Tax returns and reports, withholding Tax returns and reports, any schedule or attachment and any related or supporting information) with respect to Taxes filed with a taxing authority having jurisdiction over a party or its Subsidiaries.

(j)	“Person” as used in this Agreement, means any individual, corporation (including any non-profit corporation), company, limited liability company, general or limited partnership, limited liability partnership, joint venture, trust, estate, proprietorship, firm, society or other enterprise, association, organization, entity or governmental body.

3.11  EMPLOYEE PLANS.

(a)	Section 3.11(a) of the North Valley Disclosure Letter sets forth a true and complete list of each employee benefit plan (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since December 31, 2000 been sponsored, maintained or contributed to, by North Valley or any of its Subsidiaries or any other entity which together with North Valley would be deemed a “single employer” within the meaning of Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”) or under which North Valley or any of its Subsidiaries or any ERISA Affiliate has any liability (individually, “Plan,” or collectively, “Plans”).

(b)	North Valley has previously made available to Sterling true, correct and complete copies of each of the Plans and all related documents, including, but not limited to, the following (if applicable): (i) the actuarial report for

APPENDIX A

such Plans for the last year; (ii) the most recent determination letter from the IRS for such Plans; (iii) the current summary Plan description and any summaries of material modifications; (iv) all annual reports (Form 5500 series) for each Plan filed for each of the preceding three plan years; (v) all agreements with fiduciaries and service providers relating to the Plans; (vi) all substantive correspondence relating to any such Plans addressed to or received from the IRS, the Department of Labor, the Pension Benefit Guaranty Corporation or any other governmental agency; and (vii) all Forms 5310 for each Plan filed for each of the preceding three plan years.

(c)	(i) Each of the Plans has been operated and administered in all material respects in compliance with applicable Laws, including but not limited to ERISA and the Code; (ii) each of the Plans and trusts intended to be “qualified” within the meaning of Sections 401(a) and 501(a) of the Code, as applicable, is in material compliance with such section; (iii) with respect to each Plan which is subject to Title IV of ERISA, the present value of accrued benefits under such Plan, based upon the actuarial assumptions used for funding purposes in the most recent actuarial report prepared by such Plan’s actuary with respect to such Plan, did not, as of its latest valuation date, exceed the then current value of the assets of such Plan allocable to such accrued benefits, and there has not been a material adverse change in the financial condition of such Plans; (iv) no Plan provides benefits, including, without limitation, death or medical benefits (whether or not insured), with respect to current or former employees of North Valley or any of its Subsidiaries beyond their retirement or other termination of service, other than (w) coverage mandated by applicable Law, (x) death benefits or retirement benefits under a Plan that is an “employee pension benefit plan,” as that term is defined in Section 3(2) of ERISA, (y) deferred compensation benefits under a Plan that are accrued as liabilities in accordance with GAAP on the books of North Valley or any of its Subsidiaries, or (z) benefits the full cost of which is borne by the current or former employee (or the employee’s beneficiary); (v) North Valley and its Subsidiaries have reserved the right to amend, terminate and modify any Plan providing post-retirement death or medical benefits (except with respect to benefits that are mandated by applicable Law or accrued as of the date of such amendment, termination or modification); (vi) no material liability under Title IV of ERISA has been incurred by North Valley, any of its Subsidiaries or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to North Valley or any of its Subsidiaries of incurring a material liability thereunder; (vii) none of North Valley, its Subsidiaries or any ERISA Affiliate has incurred, and North Valley does not expect that any such entity will incur, any material withdrawal liability with respect to a “multi employer pension plan” (as such term is defined in Section 3(37) of ERISA) under Title IV of ERISA, or any material liability in connection with the termination or reorganization of a multiemployer pension plan; (viii) all contributions or other amounts required to be paid by North Valley, any of its Subsidiaries or any ERISA Affiliates as of the Effective Time with respect to each Plan and all other liabilities of each such entity with respect to each Plan in respect of current or prior plan years have been paid or accrued in accordance with GAAP and Section 412 of the Code (to the extent applicable); (ix) neither North Valley nor any Subsidiary or ERISA Affiliate has engaged in a transaction in connection with which North Valley or its Subsidiaries are subject to either a material civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a material tax imposed pursuant to Section 4975 or 4976 of the Code; (x) to the Knowledge of North Valley, there are no pending, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto; (xi) no Plan, program, agreement or other arrangement, either individually or collectively, requires or will require any payment by North Valley or any of its Subsidiaries that would not be deductible under Sections 162(a)(1), 162(m) or 404 of the Code or that would constitute a “parachute payment” within the meaning of Section 280G of the Code, nor is there outstanding under any such Plan, program, agreement or arrangement, any limited stock appreciation right or any similar right or instrument; (xii) no “accumulated funding deficiency,” as defined in Section 302(a)(2) of ERISA or Section 412 of the Code, whether or not waived, and no “unfunded current liability,” as determined under Section 412(l) of the Code, exists with respect to any Plan; (xiii) no Plan has experienced a “reportable event” (as such term is defined in Section 4043(c) of ERISA) that is not subject to an administrative or statutory waiver from the reporting requirement; (xiv) North Valley, its Subsidiaries and any ERISA Affiliates have duly and timely filed all returns, forms, documents and reports required to be filed pursuant to ERISA and the Code such that no penalty or fine for failure to timely file may be asserted with respect to any of the Plans; and (xv) to the

APPENDIX A

Knowledge of North Valley, all Plans subject to Section 409A of the Code have been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005 through the date of this Agreement, none of these Plans have been “materially modified” (as defined in Section 409A of the Code) since October 3, 2004, and North Valley does not have any obligations to service providers with respect to any deferred compensation plan, agreement, method or arrangement that is or is reasonably likely to be subject to excise tax under Section 409A of the Code.

(d)	No action taken pursuant to Section 1.6 hereof will violate the terms of the North Valley Option Plans or of any award agreement entered into pursuant to such plans, nor will any such action constitute a material violation of any applicable Laws.

3.12  CERTAIN CONTRACTS.

(a)	Neither North Valley nor any of its Subsidiaries is a party to or bound by any written or oral contract, plan, commitment or any other arrangement: (i) with respect to the employment of any directors, officers, employees or consultants; (ii) which, upon the consummation of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional acts or events) result in or accelerate any payment (whether severance, retirement, change of control or otherwise) becoming due from Sterling, North Valley, any of their Subsidiaries or the Surviving Corporation to any director, officer or employee thereof; (iii) which materially restricts the conduct of any line of business by North Valley or any of its Subsidiaries; (iv) with or to a labor union or guild (including any collective bargaining agreement); (v) that is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC); or (vi) which involved payments by North Valley or any of its Subsidiaries in the fiscal year ended December 31, 2006 of more than $75,000 or which could reasonably be expected to involve payments during the fiscal year ending December 31, 2007 or any year thereafter of more than $75,000, other than (a) any such contract that is terminable at will on 60 days or less notice without payment of a penalty in excess of $10,000, (b) deposit liabilities and (c) debts for borrowed funds.

(b)	Section 3.12(b) of the North Valley Disclosure Letter sets forth true, correct and complete copies of all employment, consulting and deferred compensation agreements to which North Valley or any of its Subsidiaries is a party. Each contract, arrangement or commitment of the type described in this Section 3.12 is referred to herein as a “North Valley Contract.”

(c)	(i) Each North Valley Contract is a valid and binding commitment of North Valley and is in full force and effect; (ii) each of North Valley and its Subsidiaries has in all material respects performed all obligations required to be performed by it to date under each North Valley Contract; (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a material default on the part of North Valley or any of its Subsidiaries under any such North Valley Contract; and (iv) neither North Valley nor any of its Subsidiaries has received notice of any violation or imminent violation of any North Valley Contract by any other party thereto.

3.13  REGULATORY AGREEMENTS.

Neither North Valley nor any of its Subsidiaries is subject to any cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions (each of the foregoing, a “Regulatory Agreement”), at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has North Valley or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

3.14  STATE TAKEOVER LAWS; RIGHTS AGREEMENT.

(a)	North Valley and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that any applicable provisions of the takeover laws of California and any other state (and any

APPENDIX A

comparable provisions of North Valley’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

(b)	North Valley has (i) duly authorized and executed an appropriate amendment to the North Valley Rights Agreement, which amendment has been provided to Sterling and (ii) taken all other action necessary or appropriate so that the entering into of this Agreement or the Voting Agreements, and the consummation of the transactions contemplated hereby and thereby (including the Merger) do not and will not result in Sterling being or becoming an “Acquiring Person” thereunder or the ability of any person to exercise a “Right” (as defined in the North Valley Rights Agreement) or enabling or requiring Rights to separate from the shares of North Valley Common Stock to which they are attached or to be triggered or become exercisable. The North Valley Rights Agreement will expire immediately prior to the Effective Time, and the North Valley Rights Agreement, as so amended, has not been further amended or modified except in accordance herewith. No “Distribution Date” “Shares Acquisition Date” or “Trigger Event” (as such terms are defined in the North Valley Rights Agreement) has occurred prior to the date of this Agreement, nor will occur as a result of the entry by North Valley into this Agreement or the consummation of any of the transactions contemplated hereby and thereby.

3.15  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on North Valley or any of its Subsidiaries of any liability or obligation arising under common law standards relating to environmental protection, human health or safety, or under any local, state or federal environmental statute, regulation or ordinance, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (collectively, the “Environmental Laws”), pending or, to the Knowledge of North Valley, threatened against North Valley or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on North Valley. To the Knowledge of North Valley, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on North Valley. To the Knowledge of North Valley, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on North Valley. Neither North Valley nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Law that would have or would reasonably be expected to have a Material Adverse Effect on North Valley.

3.16  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in North Valley’s most recent reports referred to in Section 3.5 and financial statements referred to in Section 3.6 complied with all applicable Laws and are reported in accordance with GAAP. Neither North Valley nor any of its Subsidiaries has been notified by any Governmental Entity or by North Valley’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of North Valley or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of North Valley or any of its Subsidiaries. Section 3.16 of the North Valley Disclosure Letter sets forth a complete list of all extensions of credit and other real estate owned (“OREO”) that as of December 31, 2006 were classified as special mention, substandard, doubtful, loss or words of similar import. All OREO, if any, held by North Valley or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

APPENDIX A

3.17  PROPERTIES AND ASSETS.

Section 3.17 of the North Valley Disclosure Letter lists as of the date of this Agreement: (i) all real property owned by North Valley and its Subsidiaries; (ii) each real property lease, sublease or installment purchase arrangement to which North Valley or any of its Subsidiaries is a party; (iii) a description of each contract for the purchase, sale, or development of real estate to which North Valley or any of its Subsidiaries is a party; and (iv) each item of North Valley’s or any of its Subsidiaries’ tangible personal property and equipment with a net book value of $40,000 or more or having any annual lease payment of $25,000 or more. Except for (a) items reflected in North Valley’s consolidated financial statements as of December 31, 2006 referred to in Section 3.6 hereof, (b) exceptions to title that do not interfere materially with North Valley’s or any of its Subsidiaries’ use and enjoyment of owned real property (other than OREO), (c) liens for current real estate taxes not yet delinquent, or being contested in good faith, properly reserved against, (d) properties and assets sold or transferred in the ordinary course of business consistent with past practices since December 31, 2006, and (e) items listed in Section 3.17(e) of the North Valley Disclosure Letter, North Valley and its Subsidiaries have good and, as to owned real property, marketable and insurable title to all their owned real and tangible personal property, free and clear of all material liens, claims, charges and other encumbrances. North Valley and its Subsidiaries, as lessees, have the right under valid and subsisting leases to occupy, use and possess all property leased by them. All real property and fixed assets used by North Valley and its Subsidiaries are in good operating condition and repair (subject to ordinary wear and tear) suitable for the purposes for which they are currently utilized, and, to the Knowledge of North Valley, comply in all material respects with all applicable Laws relating thereto now in effect. North Valley and its Subsidiaries enjoy peaceful and undisturbed possession under all leases for the use of all property under which they are the lessees, and all leases to which North Valley or any of its Subsidiaries is a party are valid and binding obligations of North Valley or any of its Subsidiaries in accordance with the terms thereof. Neither North Valley nor any of its Subsidiaries is in material default with respect to any such lease, and there has occurred no default by North Valley or any of its Subsidiaries or event which with the lapse of time or the giving of notice, or both, would constitute a material default by North Valley or any of its Subsidiaries under any such lease. To the Knowledge of North Valley, there are no applicable Laws, conditions of record, or other impediments that materially interfere with the intended use by North Valley or any of its Subsidiaries of any of the property owned, leased, or occupied by them.

3.18  INSURANCE.

(a)	North Valley and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of North Valley reasonably has determined to be prudent in accordance with industry practice. North Valley and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of North Valley and its Subsidiaries and policies on which a third party is named as an additional insured, North Valley or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)	The existing insurance carried by North Valley and its Subsidiaries is sufficient for compliance by North Valley and its Subsidiaries with all requirements of applicable Laws and agreements to which North Valley or its Subsidiaries are subject. Section 3.18 of the North Valley Disclosure Letter contains a true, correct and complete list as of the date hereof of all material insurance policies and bonds maintained by North Valley and its Subsidiaries, including the name of the insurer, the policy number, the type of policy and any applicable deductibles. True, correct and complete copies of all such policies and bonds set forth in Section 3.18 of the North Valley Disclosure Letter, as in effect on the date hereof, have been delivered or made available to Sterling.

3.19  COMPLIANCE WITH APPLICABLE LAWS.

Each of North Valley and its Subsidiaries has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it or to the operation of its business. Neither North

APPENDIX A

Valley nor its Subsidiaries have received any notice in writing of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

3.20  LOANS.

(a)	All loans, loan commitments, letters of credit and other extensions of credit (including any amendments or modifications thereto) (“Loans”) in which North Valley or any of its Subsidiaries has an interest, comply in all material respects with all applicable Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit in which North Valley or any of its Subsidiaries has an interest.

(b)	All Loans have been made or acquired by North Valley in all material respects in accordance with Board of Director-approved loan policies. Each of North Valley and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans in which North Valley or any of its Subsidiaries has an interest are with full recourse to the borrowers, and neither North Valley nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the Knowledge of North Valley and its Subsidiaries, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans sold by North Valley or any of its Subsidiaries have been sold without recourse to North Valley or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of Loan delinquency reports prepared by North Valley and its Subsidiaries, which reports include all Loans delinquent or otherwise in default as of December 31, 2006 are set forth in Section 3.20(b) of the North Valley Disclosure Letter. True, correct and complete copies of the currently effective lending policies of North Valley and its Subsidiaries have been furnished or made available to Sterling.

(c)	Each outstanding Loan participation sold by North Valley or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including North Valley or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to North Valley or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of North Valley and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d)	Each of North Valley and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

3.21  UNDISCLOSED LIABILITIES.

Neither North Valley nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on North Valley.

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3.22  INTELLECTUAL PROPERTY RIGHTS.

North Valley and each of its Subsidiaries owns or possesses all legal rights, or is licensed or otherwise has the right to use, all proprietary rights, including without limitation trademarks, trade names, service marks and copyrights, if any, that are material to the conduct of their existing businesses. Section 3.22 of the North Valley Disclosure Letter sets forth all proprietary rights that are material to the conduct of business of North Valley or any of its Subsidiaries. Neither North Valley nor any of its Subsidiaries is bound by or a party to any options, licenses or agreements of any kind with respect to any trademarks, service marks or trade names which it claims to own. Neither North Valley nor any of its Subsidiaries has received any communications alleging that any of them has violated any of the patents, trademarks, service marks, trade names, copyrights or trade secrets or any other proprietary rights of any other person or entity.

3.23  INDEMNIFICATION.

North Valley has no knowledge of any action or failure to take action by any director, officer, employee or agent of North Valley or any North Valley Subsidiary which would give rise to a claim or a potential claim by any such person for indemnification from North Valley or any North Valley Subsidiary under the Articles of Incorporation, Bylaws (or equivalent documents) or Laws applicable to North Valley or any North Valley Subsidiary.

3.24  INSIDER INTERESTS.

(a)	All outstanding Loans and other contractual arrangements (including deposit relationships) between North Valley or any North Valley Subsidiary and any officer, director, employee or greater than five-percent shareholder of North Valley (or any affiliate of any of them) of North Valley or any North Valley Subsidiary conform to applicable Laws.

(b)	No officer, director or employee of North Valley or any North Valley Subsidiary, or any of such persons’ family members or their affiliates, has an outstanding Loan from North Valley or any of its Subsidiaries or any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of North Valley or any North Valley Subsidiary.

3.25  FAIRNESS OPINION.

North Valley has received an opinion from Sandler dated as of the date hereof to the effect that, in its opinion, the aggregate consideration pursuant to this Agreement is fair to the holders of North Valley Common Stock from a financial point of view.

3.26  TAX TREATMENT OF MERGER.

As of the date of this Agreement, North Valley is not aware of any fact or state of affairs relating to North Valley that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

3.27  NORTH VALLEY INFORMATION.

The information provided in writing by North Valley relating to North Valley and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by North Valley, and no statement by North Valley in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any

APPENDIX A

material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to Sterling.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF STERLING

Sterling hereby makes the following representations and warranties to North Valley, each of which is being relied upon by North Valley as a material inducement to North Valley to enter into and perform this Agreement.

4.1  CORPORATE ORGANIZATION.

(a)	Sterling is a corporation duly organized and validly existing under the laws of the State of Washington. Sterling and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted, and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. Sterling is duly registered as a bank holding company with the Federal Reserve Board. Sterling Savings Bank, Golf Savings Bank, Golf Escrow Corporation, Sterling Capital Trust II, Sterling Capital Trust III, Sterling Capital Trust IV, Sterling Capital Statutory Trust V, Sterling Capital Trust VI, Sterling Capital Trust VII, Klamath First Capital Trust I, Klamath First Capital Trust II, Lynnwood Financial Statutory Trust I, Lynnwood Financial Statutory Trust II, Tri-Cities Mortgage Corporation and the Sterling Savings Bank Subsidiaries (as defined below) are the only direct or indirect Subsidiaries of Sterling. The Restated Articles of Incorporation and Bylaws of Sterling, copies of which have previously been made available to North Valley, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(b)	Sterling Savings Bank is a Washington-chartered bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Sterling Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Sterling Savings Bank. Sterling Savings Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” Action Mortgage Company, INTERVEST-Mortgage Investment Company, Harbor Financial Services, Inc., Evergreen Environmental Development Corporation, Evergreen First Service Corporation, Fidelity Service Corporation, Mason-McDuffie Financial Corporation, Peter W. Wong Associates, Inc., Pioneer Development Corp., Source Capital Corporation, Source Capital Leasing Company, The Dime Service Corporation and Tri Star Financial Corporation are the only Subsidiaries of Sterling Savings Bank (the “Sterling Savings Bank Subsidiaries”). Sterling Savings Bank and its Subsidiaries have the corporate and other power and authority to own or lease all of their properties and assets and to carry on their business as it is now being conducted and are duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by them or the character or location of any material properties or assets owned or leased by them makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Sterling Savings Bank, copies of which have previously been made available to North Valley, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(c)	Golf Savings Bank is a Washington-chartered savings bank duly organized and validly existing under the laws of the State of Washington. The deposit accounts of Golf Savings Bank are insured by the FDIC to the fullest extent permitted by Law, and all premiums and assessments due the FDIC in connection therewith have been paid by Golf Savings Bank. Golf Savings Bank is “well-capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Community Reinvestment Act of 1977 was “satisfactory.” There are no subsidiaries of Golf Savings Bank. Golf Savings Bank has the corporate and

APPENDIX A

other power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and is duly licensed or qualified to do business in each jurisdiction in which the nature of any material business conducted by it or the character or location of any material properties or assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not have a Material Adverse Effect on Sterling. The Articles of Incorporation and Bylaws of Golf Savings Bank, copies of which have previously been made available to North Valley, are true, correct and complete copies of such documents as in effect as of the date of this Agreement.

(d)	The minute books of Sterling and its Subsidiaries, in all material respects, contain accurate records of all meetings and accurately reflect all other material actions taken by the shareholders, the Boards of Directors and all standing committees of the Boards of Directors since December 31, 2000.

4.2  CAPITALIZATION.

(a)	The authorized capital stock of Sterling consists of 60,000,000 shares of Sterling Common Stock and 10,000,000 shares of preferred stock, par value $1.00 per share. As of April 10, 2007, there were: (i) 51,245,273 shares of Sterling Common Stock issued and outstanding; (ii) options to purchase 2,171,814 shares of Sterling Common Stock outstanding; (iii) 45,249 shares of Sterling Common Stock reserved for issuance pursuant to stock option and other benefit plans; (iv) 923,380 shares of Sterling Common Stock reserved for issuance pursuant to Sterling’s Dividend Reinvestment and Direct Stock Purchase and Sale Plan; and (v) 41,455 shares of Sterling Common Stock reserved for issuance pursuant to potential earnout payments in connection with prior acquisitions. No shares of the preferred stock are issued and outstanding. All of the issued and outstanding shares of Sterling Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. All of the outstanding stock options granted by Sterling have been granted in compliance in all material respects with all applicable Laws. Except for the outstanding options, plans and other obligations set forth above, Sterling does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Sterling Common Stock or any other equity security of Sterling or any securities representing the right to purchase or otherwise receive any shares of Sterling Common Stock or any other equity security of Sterling.

(b)	Sterling owns, directly or indirectly, all of the issued and outstanding shares of capital stock of its Subsidiaries free and clear of all liens, charges, encumbrances and security interests whatsoever, and all of such shares are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. No Sterling Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of its capital stock or any other equity security or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security.

4.3  AUTHORITY; NO VIOLATION.

(a)	Sterling has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Sterling. The Board of Directors of Sterling, at a meeting duly called and held, has determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of the Sterling shareholders. No further corporate proceedings on the part of the Board of Directors or the shareholders of Sterling are necessary in order to authorize or approve the execution, delivery and performance of this Agreement and each of the agreements required or contemplated by this Agreement or to consummate any of the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Sterling and (assuming due authorization, execution and delivery by North Valley of this Agreement) this Agreement constitutes a valid and binding obligation of Sterling, enforceable against Sterling in accordance with its terms, except as enforcement may be limited by general principles of

APPENDIX A

equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency, fraudulent conveyance and similar Laws affecting creditors’ rights and remedies generally.

(b)	Sterling Savings Bank and Golf Savings Bank each has full corporate or other power and authority to execute and deliver the Institution Merger Agreement and, subject to the receipt of regulatory approvals, to consummate the transactions contemplated thereby. The execution and delivery of the Institution Merger Agreement and the consummation of the transactions contemplated thereby will be duly and validly approved by the Board of Directors of Sterling Savings Bank or Golf Savings Bank, as applicable, and by Sterling as the sole shareholder of Sterling Savings Bank or Golf Savings Bank, as applicable, prior to the Effective Time. All corporate proceedings on the part of the Board of Directors of Sterling Savings Bank and Golf Savings Bank, as applicable, and by Sterling as sole shareholder of Sterling Savings Bank or Golf Savings Bank, as applicable, necessary to consummate the transactions contemplated hereby will have been taken prior to the Effective Time. The Institution Merger Agreement, upon execution and delivery by Sterling Savings Bank or Golf Savings Bank, as applicable, will be duly and validly executed and delivered by Sterling Savings Bank or Golf Savings Bank, as applicable, and will (assuming due authorization, execution and delivery by North Valley Bank) constitute a valid and binding obligation of Sterling Savings Bank or Golf Savings Bank, as applicable, enforceable against Sterling Savings Bank or Golf Savings Bank, as applicable, in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar Laws affecting creditors’ rights and remedies generally.

(c)	Neither the execution and delivery of this Agreement by Sterling or the Institution Merger Agreement by Sterling Savings Bank or Golf Savings Bank, as applicable, nor the consummation by Sterling or its Subsidiaries, as the case may be, of the transactions contemplated hereby or thereby, nor compliance by Sterling or its Subsidiaries, as the case may be, with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Restated Articles of Incorporation or Bylaws of Sterling or the Charter or Bylaws (or the equivalent documents) of its Subsidiaries, or (ii) assuming that the consents and approvals referred to in Section 4.4 are duly obtained, (x) violate any Laws applicable to Sterling or its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a material breach of any provision of or the loss of any benefit under, constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of Sterling or any of its Subsidiaries under any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other material instrument or obligation to which Sterling or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

4.4  CONSENTS AND APPROVALS.

(a)	Except for the approvals and filings referred to in Section 3.4(a), no consents or approvals of or filings or registrations with any Governmental Entity, or with any third party, are necessary in connection with: (1) the execution and delivery by Sterling of this Agreement; (2) the consummation by Sterling of the Merger and the other transactions contemplated hereby; (3) the execution and delivery by Sterling Savings Bank or Golf Savings Bank, as applicable, of the Institution Merger Agreement; and (4) the consummation by Sterling Savings Bank or Golf Savings Bank, as applicable, of the Institution Merger and the transactions contemplated thereby, except, in each case, for such consents, approvals or filings, the failure of which to obtain will not have a Material Adverse Effect on the ability of Sterling or Sterling Savings Bank or Golf Savings Bank, as applicable, to consummate the transactions contemplated hereby.

(b) Sterling has no knowledge of any reason why approval or effectiveness of any of the applications, notices or filings referred to in Section 3.4(a) cannot be obtained or granted on a timely basis.

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4.5  REPORTS.

Since December 31, 2006, Sterling and its Subsidiaries have timely filed all reports, registrations and applications, together with any amendments required to be made with respect thereto, that they have been required to file with any Governmental Entities. As of its respective filing date (subject to any subsequent amendment thereto), each such report, registration, application and amendment complied in all material respects with all rules and regulations promulgated by the applicable Governmental Entity and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except for normal examinations conducted by a Governmental Entity in the regular course of the business of Sterling and its Subsidiaries, no Governmental Entity is conducting, or has conducted, any proceeding or investigation into the business or operations of Sterling since December 31, 2006. There is no material unresolved violation, criticism or exception by any Governmental Entity with respect to any report or letter relating to any examinations of Sterling or any of its Subsidiaries.

4.6  FINANCIAL STATEMENTS; EXCHANGE ACT FILINGS; BOOKS AND RECORDS.

Sterling has previously made available to North Valley true, correct and complete copies of the audited consolidated balance sheets of Sterling and its Subsidiaries as of December 31, 2006 and 2005 and the related audited consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years 2006, 2005 and 2004, inclusive, as reported in Sterling’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC under the Exchange Act, in each case accompanied by the audit report of BDO Seidman, LLP, independent registered public accounting firm with respect to Sterling. Sterling will deliver as soon as is reasonably practicable, a draft of the consolidated balance sheet of Sterling and its Subsidiaries as of March 31, 2007 and the related consolidated statement of income for the period ended March 31, 2007, in the form Sterling expects to file under the Exchange Act in connection with its Form 10-Q for the period ended March 31, 2007. The financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present (subject, in the case of the unaudited statements, to normal recurring audit adjustments), the results of the consolidated operations and consolidated financial condition of Sterling and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth; each of such statements (including the related notes, where applicable) comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto and each of such statements (including the related notes, where applicable) has been prepared in accordance with GAAP consistently applied during the periods involved, except as indicated in such statements or in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q. Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and all reports subsequently filed under the Exchange Act (the “Sterling Exchange Act Reports”) comply (or, in the case of Sterling Exchange Act Reports filed subsequent to the date hereof, will comply) in all material respects with the appropriate requirements for such reports under the Exchange Act, and Sterling has previously delivered or made available to North Valley true, correct and complete copies of such reports. The books and records of Sterling and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements. Neither Sterling nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement relating to any transaction or relationship between or among Sterling or any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act and the Exchange Act).

4.7  BROKER’S FEES.

Neither Sterling nor any of its Subsidiaries nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated by this Agreement or the Institution Merger Agreement.

APPENDIX A

4.8  ABSENCE OF CERTAIN CHANGES OR EVENTS.

(a)	Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement: (i) neither Sterling nor any of its Subsidiaries has incurred any material liability, except as contemplated by this Agreement or in the ordinary course of their business; (ii) neither Sterling nor any of its Subsidiaries has discharged or satisfied any material lien or paid any material obligation or liability (absolute or contingent), other than in the ordinary course of business; (iii) neither Sterling nor any of its Subsidiaries has sold, assigned, transferred, leased, exchanged or otherwise disposed of any of its material properties or assets other than in the ordinary course of business; (iv) neither Sterling nor any of its Subsidiaries has suffered any material damage, destruction, or loss, whether as a result of fire, explosion, earthquake, accident, casualty, labor trouble, requisition or taking of property by any Governmental Entity, flood, windstorm, embargo, riot, act of God or other casualty or event, whether or not covered by insurance; (v) neither Sterling nor any of its Subsidiaries has cancelled or compromised any debt, except for debts charged off or compromised in accordance with the past practice of Sterling or any of its Subsidiaries, as the case may be; and (vi) no event has occurred which has had or is reasonably certain to have, individually or in the aggregate, a Material Adverse Effect on Sterling.

(b)	Except as disclosed in any Sterling Exchange Act Report filed with the SEC prior to the date of this Agreement, since December 31, 2003, Sterling and its Subsidiaries have in all material respects carried on their respective businesses in the ordinary and usual course consistent in all material respects with their past practices.

4.9  LEGAL PROCEEDINGS.

(a)	Neither Sterling nor any of its Subsidiaries is a party to any, and there are no pending, or to Sterling’s knowledge, threatened, legal, administrative, arbitration or other proceedings, claims, actions or governmental or regulatory investigations of any nature against Sterling or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect upon Sterling or that challenge the validity or propriety of the transactions contemplated by this Agreement or the Institution Merger Agreement.

(b)	There is no injunction, order, judgment, decree or regulatory restriction imposed upon Sterling, its Subsidiaries or the assets of Sterling or its Subsidiaries which has had, or could reasonably be expected to have a Material Adverse Effect on Sterling or the Surviving Corporation.

4.10  TAXES AND TAX RETURNS.

(a)	Since December 31, 2000, each of Sterling and its Subsidiaries has duly filed all material Federal, state, local and foreign Tax Returns required to be filed by it on or prior to the date hereof (all such returns being accurate and complete in all material respects).

(b)	Since December 31, 2000, each of Sterling and its Subsidiaries has duly paid or made provisions for the payment of all material Taxes which have been incurred or are due or claimed to be due from it by Federal, state, local and foreign taxing authorities on or prior to the date hereof.

(c)	All liability with respect to the Tax Returns of Sterling and its Subsidiaries has been satisfied for all years to and including 2006.

(d)	Neither the IRS nor any other Governmental Entity has notified Sterling of, or otherwise asserted, that there are any material deficiencies with respect to the Tax Returns of Sterling.

(e)	There are no material disputes pending, or claims asserted for, Taxes or assessments upon Sterling or any of its Subsidiaries, nor has Sterling or any of its Subsidiaries been requested to give any waivers extending the statutory period of limitation applicable to any Federal, state or local Tax Return for any period.

4.11  REGULATORY AGREEMENTS.

Neither Sterling nor any of its Subsidiaries is subject to any Regulatory Agreement, at the request of any Governmental Entity that restricts the conduct of its business or that in any manner relates to its capital adequacy, its

APPENDIX A

credit policies, its management or its business, nor has Sterling or any of its Subsidiaries been advised by any Governmental Entity that it is considering issuing or requesting any Regulatory Agreement.

4.12  STATE TAKEOVER LAWS.

Sterling and its Board of Directors have taken, or by the Effective Time will have taken, all necessary action so that the provisions of Section 23B.19 of the WBCA and any applicable provisions of the takeover laws of Washington and any other state (and any comparable provisions of Sterling’s Articles of Incorporation and Bylaws) do not and will not apply to this Agreement, the Merger or the transactions contemplated hereby or thereby.

4.13  ENVIRONMENTAL MATTERS.

There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that reasonably could be expected to result in the imposition, on Sterling or any of its Subsidiaries of any liability or obligation arising under Environmental Laws, pending or, to the Knowledge of Sterling, threatened against Sterling or any of its Subsidiaries, which liability or obligation would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the Knowledge of Sterling, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would have or would reasonably be expected to have a Material Adverse Effect on Sterling. To the Knowledge of Sterling, during or prior to the period of (i) its or any of its Subsidiaries’ ownership or operation of any of their respective current properties, (ii) its or any of its Subsidiaries’ participation in the management of any property, or (iii) its or any of its Subsidiaries’ holding of a security interest in any property, there were no releases or threatened releases of hazardous, toxic, radioactive or dangerous materials or other materials regulated under Environmental Laws in, on, under or affecting any such property which would reasonably be expected to have a Material Adverse Effect on Sterling. Neither Sterling nor any of its Subsidiaries is subject to any agreement, order, judgment, decree, letter or memorandum by or with any court, governmental authority, regulatory agency or third party imposing any material liability or obligation pursuant to or under any Environmental Laws that would have or would reasonably be expected to have a Material Adverse Effect on Sterling.

4.14  ALLOWANCES FOR LOSSES.

All allowances for losses reflected in Sterling’s most recent reports referred to in Section 4.5 and financial statements referred to in Section 4.6 complied with all Laws and are reported in accordance with GAAP. Neither Sterling nor any of its Subsidiaries has been notified by any Governmental Entity or by Sterling’s independent auditor, in writing or otherwise, that: (i) such allowances are inadequate; (ii) the practices and policies of Sterling or any of its Subsidiaries in establishing such allowances and in accounting for non-performing and classified assets generally fail to comply with applicable accounting or regulatory requirements; or (iii) such allowances are inadequate or inconsistent with the historical loss experience of Sterling or any of its Subsidiaries. All OREO, if any, held by Sterling or any of its Subsidiaries is being carried at fair value in accordance with GAAP.

4.15  COMPLIANCE WITH APPLICABLE LAWS.

Sterling and each Sterling Subsidiary has complied (after giving effect to any non-compliance and cure) and is in compliance in all material respects with all Laws applicable to it, to the operation of its business and to each employee benefit plan (within the meaning of Section 3(3) of ERISA), arrangement or agreement that is maintained or contributed to as of the date of this Agreement, or that has since December 31, 2000, been maintained or contributed to, by Sterling or any of its Subsidiaries or any ERISA Affiliate, or under which Sterling or any of its Subsidiaries or any ERISA Affiliate has any liability. Neither Sterling nor any Sterling Subsidiary has received any notice of any material alleged or threatened claim, violation of or liability under any such Laws that has not heretofore been cured and for which there is any remaining liability.

APPENDIX A

4.16  LOANS.

(a)	All Loans in which Sterling or any of its Subsidiaries has an interest comply in all material respects with all Laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act and the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations thereunder. There are no oral loans, loan commitments or other extensions of credit owned by Sterling or any of its Subsidiaries, or in which Sterling or any of its Subsidiaries has an interest.

(b)	All Loans have been made or acquired by Sterling in all material respects in accordance with Board of Director-approved loan policies. Each of Sterling and its Subsidiaries holds the Loans contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such Loans include liens having the priority indicated by their terms, subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in attorneys’ opinions regarding title or in title insurance policies in the mortgage files relating to the Loans secured by real property or are not material as to the collectability of such Loans; all Loans owned by Sterling and its Subsidiaries are with full recourse to the borrowers, and neither Sterling nor its Subsidiaries have taken any action that would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any Loan, other than in the ordinary course of business. To the Knowledge of Sterling, all applicable remedies against all borrowers and guarantors are enforceable except as such enforcement may be limited by general principles of equity whether applied in a court of law or a court in equity and by bankruptcy, insolvency, fraudulent conveyance, and similar Laws affecting creditors’ rights and remedies generally. All Loans sold by Sterling or any of its Subsidiaries have been sold without recourse to Sterling or any of its Subsidiaries (other than with respect to customary representations and warranties) and without any liability under any yield maintenance or similar obligation.

(c)	Each outstanding Loan participation sold by Sterling or any of its Subsidiaries was sold with the risk of non-payment of all or any portion of that underlying Loan to be shared by each participant (including Sterling or any of its Subsidiaries) proportionately to the share of such Loan represented by such participation without any recourse of such other lender or participant to Sterling or any of its Subsidiaries for payment or repurchase of the amount of such Loan represented by the participation or liability under any yield maintenance or similar obligation. Each of Sterling and its Subsidiaries has properly fulfilled in all material respects its contractual responsibilities and duties in any Loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(d)	Each of Sterling and its Subsidiaries has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any Loans made by it.

4.17  INSURANCE.

(a)	Sterling and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Sterling reasonably has determined to be prudent in accordance with industry practice. Sterling and its Subsidiaries are in material compliance with their insurance policies and are not in default under any of the material terms thereof. Each such policy is outstanding and in full force and effect and, except for policies insuring against potential liabilities of officers, directors and employees of Sterling and its Subsidiaries and policies on which a third party is named as an additional insured, Sterling or the relevant Subsidiary thereof is the sole beneficiary of such policies. All premiums and other payments due under any such policy have been paid, and all claims thereunder have been filed in due and timely fashion.

(b)	The existing insurance carried by Sterling and its Subsidiaries is sufficient for compliance by Sterling and its Subsidiaries with all requirements of applicable Laws and agreements to which Sterling or its Subsidiaries are subject.

APPENDIX A

4.18  UNDISCLOSED LIABILITIES.

Neither Sterling nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued or contingent or otherwise and whether due or to become due) that, either alone or when combined with all similar liabilities, has had, or would be reasonably expected to have, a Material Adverse Effect on Sterling.

4.19  TAX TREATMENT OF MERGER.

As of the date of this Agreement, Sterling is not aware of any fact or state of affairs relating to Sterling that could cause the Merger not to be treated as a “reorganization” under Section 368(a) of the Code.

4.20  STERLING INFORMATION.

The information relating to Sterling and its Subsidiaries to be contained in the Proxy Statement/Prospectus, the Registration Statement, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable. No representation or warranty by Sterling, and no statement by Sterling in any certificate, agreement, schedule or other document furnished or to be furnished in connection with the transactions contemplated by this Agreement, was or will be inaccurate, incomplete or incorrect in any material respect as of the date furnished or contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make such representation, warranty or statement not misleading to North Valley.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1  COVENANTS OF NORTH VALLEY.

(a)	During the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time:

(i)	North Valley shall, and shall cause each Subsidiary to, conduct its business in the usual, regular and ordinary course in substantially the same manner as previously conducted (except to the extent expressly provided otherwise in this Agreement or the Institution Merger Agreement, or as consented to in writing by Sterling);

(ii)	North Valley shall, and shall cause each Subsidiary to, (A) pay all of its debts and Taxes when due, subject to good faith disputes over such debts or Taxes, (B) pay or perform its other obligations when due, subject to good faith disputes, and (C) use its commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing (as defined in Section 9.1 hereof);

(iii)	North Valley shall promptly notify Sterling of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied;

(iv)	North Valley shall, and shall cause each Subsidiary to, use its commercially reasonable efforts to assure that each of its contracts (other than with Sterling) entered into after the date hereof will not require the

APPENDIX A

procurement of any consent, waiver or novation or provide for any change in the obligations of any party in connection with, or terminate as a result of the consummation of, the Merger or the Institution Merger, and shall give reasonable advance notice to Sterling prior to allowing any material contract or right thereunder to lapse or terminate by its terms;

(v)	North Valley shall, and shall cause each Subsidiary to, maintain each of its leased premises in accordance with the terms of the applicable lease;

(vi)	North Valley shall, and shall cause each Subsidiary to, continue to ensure compliance in all material respects with all applicable regulations and requirements of the Federal Reserve Board, including Regulations B, BB, C, H, Z or HUD’s Regulation X, and continue to maintain procedures that North Valley has agreed with the Federal Reserve Bank of San Francisco that it will follow, including, but not limited to, reporting to the Federal Reserve Bank of San Francisco and maintaining training programs for executive and lending staffs; and

(vii)	North Valley shall promptly take all actions necessary in order to ensure that the entering into of this Agreement, the Voting Agreements and the consummation of the transactions contemplated hereby and thereby and any other action, or combination of actions in furtherance hereof and thereof, do not and will not result in the ability of any person to exercise a North Valley Right under the North Valley Rights Agreement or enable or require the North Valley Right to separate from the shares of North Valley Common Stock to which they are attached or to be triggered or become exercisable.

(b)	Without limiting the generality or effect of the provisions of Section 5.1(a), during the period from the date hereof and continuing until the earlier of the termination of this Agreement and the Effective Time, North Valley shall not, and shall cause each Subsidiary not to, do, cause or permit any of the following, except to the extent expressly provided otherwise in this Agreement or as consented to in writing by Sterling:

(i)	declare or pay any dividends on, or make other distributions in respect of, any of its capital stock, except (in conformity with past practice and applicable Laws): (a) quarterly cash dividends on North Valley Common Stock in the amount of up to $0.10 per share; provided, however, that the declaration of the last quarterly dividend by North Valley prior to the Effective Time and the payment thereof shall be coordinated with Sterling, and (b) cash dividends from North Valley Subsidiaries to North Valley;

(ii)	(a) split, combine or reclassify any shares of its capital stock or issue, authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock except upon the exercise or fulfillment of rights or options issued and outstanding as of the date hereof pursuant to the North Valley Option Plans in accordance with their present terms, or (b) repurchase, redeem or otherwise acquire (except in partial or complete satisfaction of debts previously contracted or upon the forfeiture of outstanding restricted stock) any shares of the capital stock of North Valley or any North Valley Subsidiaries, or any securities convertible into or exercisable for any shares of the capital stock of North Valley or any North Valley Subsidiaries;

(iii)	issue, allocate, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing, other than the issuance of North Valley Common Stock pursuant to stock options or similar rights to acquire North Valley Common Stock granted pursuant to the North Valley Option Plans and outstanding prior to the date of this Agreement, in accordance with their present terms;

(iv)	amend its Articles of Incorporation, Bylaws or other similar governing documents unless required to do so by applicable Laws or regulations or by regulatory directive;

(v)	authorize or permit its officers, directors, employees, agents, advisors and affiliates (collectively, “Representatives”) to (a) initiate, solicit, encourage or knowingly facilitate any inquiries or proposals with respect to, any Acquisition Proposal (as defined below) or (b) engage in any negotiations

APPENDIX A

concerning, or provide any nonpublic information to, or have any discussions with, any person relating to, any Acquisition Proposal; provided that, in the event North Valley receives an unsolicited bona fide Acquisition Proposal and North Valley’s Board of Directors concludes in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal (as defined below), North Valley may, and may permit its Subsidiaries and its and their Representatives to, take any action described in this clause (b) to the extent that the Board of Directors of North Valley concludes in good faith (after receipt of advice from its outside counsel) that failure to take such actions would more likely than not result in a violation of its fiduciary duties under applicable law, in this case, California law. Prior to providing any nonpublic information permitted to be provided pursuant to this Section, North Valley shall have entered into a confidentiality agreement with such third party on terms no less favorable to North Valley than the Confidentiality Agreement (as defined in Section 6.2). North Valley will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Person other than Sterling with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. North Valley will promptly (within one business day) advise Sterling following receipt of any Acquisition Proposal of the substance thereof (including the identity of the person making such Acquisition Proposal), and will keep Sterling apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis. As used in this Agreement, “Acquisition Proposal” shall mean any tender or exchange offer, proposal for a merger, consolidation or other business combination involving North Valley or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, North Valley or any of its Subsidiaries, other than the transactions contemplated by this Agreement. As used in this Agreement, “Superior Proposal” means any bona fide written Acquisition Proposal which the Board of Directors of North Valley concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (1) after receiving the advice of its financial advisor (who shall be a regionally recognized investment banking firm), (2) after taking into account the likelihood of consummation of such transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) after taking into account all legal (after receipt of advice from its outside counsel), financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal and any other relevant factors permitted under applicable Laws. For purposes of the definition of “Superior Proposal,” the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority” and the definition of Acquisition Proposal shall only refer to a transaction involving North Valley and not its Subsidiaries;

(vi)	other than commitments entered into prior to the date of this Agreement, as set forth in Section 5.1(b)(vi) of the North Valley Disclosure Letter, make capital expenditures aggregating in excess of $40,000, except for emergency repairs and replacements;

(vii)	enter into any new line of business;

(viii)	acquire or agree to acquire, by merging or consolidating with, or by purchasing an equity interest in or the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings, or in the ordinary course of business consistent with past practices;

(ix)	take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue or in any of the conditions to the Merger set forth in Article VII not being satisfied, or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Laws;

APPENDIX A

(x)	change its methods of accounting in effect at December 31, 2006 except as required by changes in GAAP or regulatory accounting principles as concurred to by North Valley’s independent auditors;

(xi)	(a) except as required by applicable Laws or this Agreement or to maintain qualification pursuant to the Code, adopt, amend, renew or terminate any Plan or any agreement, arrangement, plan or policy between North Valley or North Valley Bank and one or more of its current or former directors, officers or employees, (b) other than normal, budgeted annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, increase in any manner the compensation of any employee or director or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares), (c) except as provided in Schedule 5.1(b)(xi)(c), enter into, modify or renew any contract, agreement, commitment or arrangement providing for the payment to any director, officer or employee of compensation or benefits, other than normal annual increases in pay, consistent with past practice, for employees not subject to an employment, change of control or severance agreement, (d) hire any new employee at an annual compensation in excess of $60,000, except to fill open positions consistent with past practices, (e) pay aggregate expenses of more than $2,500 per person of employees or directors who attend conventions or similar meetings after the date hereof, (f) promote any employee to a rank of vice president or more senior, (g) pay any retention bonuses to any employees or (h) pay any other bonuses in excess of $25,000 to any individual employee or in excess of an aggregate of $200,000 per calendar quarter;

(xii)	incur any indebtedness, with a term greater than one year, for borrowed money, assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity, in each case other than in the ordinary course of business consistent with past practices;

(xiii)	except as provided in Section 5.1(b)(xiii) of the North Valley Disclosure Letter, sell, purchase, enter into a lease, relocate, open or close any banking or other loan production office, or file an application pertaining to such action with any Governmental Entity;

(xiv)	make any equity investment or commitment to make such an investment in real estate or in any real estate development project, other than in connection with foreclosure, settlements in lieu of foreclosure, or troubled loan or debt restructuring, in the ordinary course of business consistent with past practices;

(xv)	make any new Loans to, modify the terms of any existing Loan to, or engage in any other transactions (other than routine banking transactions) with, any officer, director or greater than five-percent shareholder of North Valley or North Valley Bank (or any affiliate of any of them), or to or with any employee of North Valley or North Valley Bank other than Loans to employees that are in the ordinary course of business consistent with past practices and in compliance with applicable Laws, including Federal Reserve Board Regulation O;

(xvi)	make any investment, or incur deposit liabilities, other than in the ordinary course of business consistent with past practices;

(xvii)	purchase or originate any: (a) Loans except in accordance with existing North Valley lending policies, and lending limits and authorities; and (b)(i) unsecured consumer Loans in excess of $100,000; (ii) residential construction Loans to any one borrower, including production lines for builders, in excess of $3,000,000 in the aggregate; (iii) residential permanent Loans in excess of $750,000 (“Jumbo Loans”), and shall not hold any Jumbo Loans in the portfolio, with any sales of Jumbo Loans to be consistent with past practices; (iv) raw land Loans or acquisition and development Loans in excess of $500,000; (v) individual lot Loans in excess of $500,000; (vi) Loans, including SBA 7(a) loans and SBA 504 loans to any one borrower in excess of $2,000,000 per Loan and $4,000,000 in the aggregate;

APPENDIX A

(vii) non-mortgage Loans to any one borrower in excess of $500,000 per loan and $1,500,000 in the aggregate; or (viii) income property (non-owner occupied permanent and construction) Loans, in excess of $2,000,000, except in each case for Loans for which written commitments have been issued by North Valley Bank as of the date hereof; provided, however, that North Valley shall provide Sterling (y) a copy of North Valley Bank’s weekly and monthly production report no more than five business days after week or month end and (z) notice of any commitments over any of the limits set forth above, and provided further, that with respect to any Loan in excess of the foregoing limits, North Valley shall provide notice to Sterling of such Loan, describing the pertinent terms of the Loan (and for purposes of this clause (xvii) such notice shall include all necessary credit write-ups, and may be given by electronic transmission or facsimile), and Sterling shall have three business days to give notice of objection to such Loan, acting reasonably (and for purposes of this clause (xvii) such notice may be by telephone (confirmed by electronic transmission or facsimile), electronic transmission or facsimile) and such notice of objection shall provide in reasonable detail the basis for such objection, and the failure to so object within three business days shall be deemed a waiver of any such objection;

(xviii)	price or reprice any Loans inconsistent with current pricing methodology and “market rates”;

(xix)	allow any overadvances for any construction Loans;

(xx)	make any investments in any equity or derivative securities or engage in any forward commitment, futures transaction, financial options transaction, hedging or arbitrage transaction or covered asset trading activities or make any investment in any investment security with an average life greater than one year at the time of purchase other than obligations of state and political subdivisions;

(xxi)	sell any “held for investment” Loans or servicing rights related thereto or purchase any mortgage Loan servicing rights;

(xxii)	take or omit to take any action that would have or be reasonably likely to have a Material Adverse Effect on North Valley or that would have or be reasonably likely to have a Material Adverse Effect on, or materially delay, the ability of North Valley and Sterling to obtain the Requisite Regulatory Approvals (as defined in Section 7.1) or otherwise have or be reasonably likely to have a Material Adverse Effect on North Valley’s and North Valley Bank’s ability to consummate the transactions contemplated by this Agreement;

(xxiii)	redeem, amend or waive any provisions of the North Valley Rights Agreement (other than such amendments as are necessary to accommodate this Agreement and the transactions contemplated hereby, but not with respect to any Acquisition Proposal) or implement or adopt any other so-called “poison pill,” shareholder rights plan or other similar plan; or

(xxiv)	agree or commit to do any of the actions set forth in clauses (i) — (xxiii) of this Section 5.1(b).

The consent of Sterling to any action by North Valley or any North Valley Subsidiary that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by, or an email from, the President or any Executive Vice President of Sterling or Sterling Savings Bank, or any designee designated in writing by such persons. With respect to any written request by North Valley for Sterling’s consent to any non-permitted action of North Valley or any North Valley Subsidiary described in this Section 5.1, Sterling shall not unreasonably withhold or delay its consent.

5.2  COVENANTS OF STERLING.

(a)	During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, except as expressly contemplated or permitted by this Agreement or with

APPENDIX A

North Valley’s prior written consent, Sterling shall not, and shall not permit Golf Savings Bank or Sterling Savings Bank to:

(i)	take any action that is intended or may reasonably be expected to result in any of Sterling’s representations and warranties set forth in this Agreement being or becoming untrue or any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement or the Institution Merger Agreement, except, in every case, as may be required by applicable Laws;

(ii)	take any action, or amend the Sterling Articles of Incorporation or Bylaws, the effect of which would be to materially and adversely affect the rights or powers of shareholders generally;

(iii)	take or omit to take any action that would have a Material Adverse Effect on, or materially delay, the ability of Sterling and North Valley to obtain the Requisite Regulatory Approvals or otherwise have a Material Adverse Effect on Sterling’s, Sterling Savings Bank’s or Golf Savings Bank’s, as applicable, ability to consummate the transactions contemplated by this Agreement; or

(iv)	agree or commit to do any of the actions set forth in clauses (i) — (iii) of this Section 5.2(a).

(b)	During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Sterling undertakes and agrees with North Valley that it shall not solicit or accept any offer from any third party in the nature of an Acquisition Proposal involving Sterling in a business combination with such third party or any other entity, unless such offer is expressly conditioned upon the performance by Sterling (or the successor in interest of Sterling) of all of its obligations under this Agreement in a manner such that the value of the consideration to be paid to the North Valley shareholders under this Agreement is not thereby reduced.

(c)	During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, Sterling shall promptly notify North Valley of any change, occurrence or event not in the ordinary course of its or any Subsidiary’s business, and of any change, occurrence or event which, individually or in the aggregate with any other changes, occurrences and events, would reasonably be expected to cause any of the conditions to Closing set forth in Article VII not to be satisfied.

(d)	Sterling and North Valley agree that, in order to effectively compensate and retain Rule 16(b) Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Rule 16(b) Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable Laws in connection with the conversion of shares of North Valley Common Stock into shares of Sterling Common Stock and the assumption of North Valley Options by Sterling in the Merger, and that for compensatory and retentive purposes agree to the provisions of this Section 5.2(d). Assuming that North Valley delivers to Sterling the North Valley Section 16 Information (as defined below) in a timely fashion prior to the Effective Time, the Sterling Board of Directors, or a committee of non-employee directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall reasonably promptly thereafter and in any event prior to the Effective Time adopt a resolution providing in substance that the receipt by the Rule 16(b) Insiders of Sterling Common Stock in exchange for shares of North Valley Common Stock, and of options to purchase Sterling Common Stock as a result of the assumption of North Valley Options by Sterling, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the North Valley Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act to the fullest extent permitted by applicable Laws.

“North Valley Section 16 Information” shall mean information accurate in all material respects regarding the Rule 16(b) Insiders, the number of shares of North Valley Common Stock held by each such Rule 16(b) Insider and expected to be exchanged for Sterling Common Stock in the Merger, and the number and description of North Valley Options held by each such Rule 16(b) Insider and expected to be assumed by Sterling in connection with the Merger; provided that the requirement for a description of any North Valley Options shall be deemed to be satisfied if copies of all plans, and forms of agreements, under which such options have been granted have been made

APPENDIX A

available to Sterling and the specific plans and forms of agreements underlying such options have been specified by North Valley in such information.

“Rule 16(b) Insiders” shall mean those officers and directors of North Valley who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the North Valley Section 16 Information.

The consent of North Valley to any action by Sterling, Sterling Savings Bank or Golf Savings Bank that is not permitted by any of the preceding paragraphs shall be evidenced only by a writing signed by the President or any Executive Vice President of North Valley. With respect to any written request by Sterling for North Valley’s consent to any non-permitted action of Sterling described in this Section 5.2, North Valley shall not unreasonably withhold or delay its consent.

5.3  MERGER COVENANTS.

(a)	Notwithstanding that North Valley believes that it has established all allowances and taken all provisions for losses required by GAAP and applicable Laws, North Valley recognizes that Sterling may have adopted different loan, accrual and allowance policies (including loan classifications and levels of allowances for losses). In that regard and in general from and after the date of this Agreement to the Effective Time, North Valley and Sterling shall consult and cooperate with each other in order to formulate the plan of integration for the Merger, including, among other things, with respect to conforming immediately prior to the Effective Time, based upon such consultation, North Valley’s loan, accrual and allowance policies to those policies of Sterling to the extent consistent with GAAP, provided, however, that no such additional accruals and loss allowances will be: (i) required to be made more than two business days prior to the Closing Date and only after all conditions under Article VII have been satisfied or waived or (ii) deemed to have a Material Adverse Effect upon North Valley if made upon Sterling’s written request.

(b)	Except as provided in Schedule 5.3(b), North Valley shall use its reasonable best efforts to terminate or withdraw from all employee benefits plans maintained by North Valley or its Subsidiaries, except for the North Valley Bancorp 401(k) Profit Sharing Plan and the North Valley Option Plans, at or as soon as reasonably practicable after the Effective Time, in accordance with the applicable Plan documents and Laws; provided, however, that at Sterling’s written request, North Valley shall use its reasonable best efforts to take steps for one or more of the above-referenced Plans, as designated by Sterling, instead to be terminated or withdrawn from or merged into a corresponding Sterling plan. North Valley and Sterling shall cooperate in this regard.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1  REGULATORY MATTERS.

(a)	Upon the execution and delivery of this Agreement, Sterling and North Valley shall promptly cause the Registration Statement to be prepared, and filed by Sterling, with the SEC. Sterling and North Valley shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as soon as possible after the filing thereof. The parties shall cooperate in responding to and considering any questions or comments from the SEC staff regarding the information contained in the Registration Statement. If at any time after the Registration Statement is filed with the SEC, and prior to the Closing Date, any event relating to North Valley or Sterling is discovered by North Valley or Sterling, as applicable, which should be set forth in an amendment of, or a supplement to, the Registration Statement, the discovering party shall promptly inform the other party with all relevant information relating to such event, whereupon Sterling shall promptly cause an appropriate amendment to the Registration Statement to be filed with the SEC. Upon the effectiveness of such amendment, each of North Valley and Sterling (if prior to the meeting of the shareholders of North Valley pursuant to Section 6.3 hereof) will take all necessary action as promptly as practicable to permit an appropriate amendment or supplement to be transmitted to the shareholders entitled to vote at such meeting. Sterling

APPENDIX A

shall also use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement and the Institution Merger Agreement, and North Valley shall furnish all information concerning North Valley and the holders of North Valley Common Stock as may be reasonably requested in connection with any such action.

(b)	The parties hereto shall cooperate with each other and use their best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and any Governmental Entity that are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger and the Institution Merger). North Valley and Sterling shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to North Valley or Sterling, as the case may be, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In addition, counsel to North Valley shall be provided with a draft of all regulatory applications prior to their submission and shall have a period of five business days within which to review and comment on such applications. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to consummation of the transactions contemplated herein.

(c)	North Valley and Sterling shall each furnish the other with all information concerning each other and its directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Registration Statement, the Proxy Statement/Prospectus or any other statement, filing, notice or application made by or on behalf of Sterling or North Valley to any Governmental Entity in connection with the Merger or the other transactions contemplated by this Agreement.

(d)	Sterling and North Valley shall promptly advise each other upon receiving any communication from any Governmental Entity whose consent or approval is required for consummation of the transactions contemplated by this Agreement which causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval (as defined in Section 7.1(c) hereof) will not be obtained or that the receipt of any such approval will be materially delayed.

6.2  ACCESS TO INFORMATION.

(a)	Upon reasonable notice and subject to applicable Laws relating to the exchange of information, North Valley shall accord to the Representatives of Sterling, access, during normal business hours throughout the period prior to the Effective Time, to all of its and its Subsidiaries’ properties, books, contracts, commitments and records and, during such period, shall make available to Sterling (i) a copy of each report, schedule, and other document filed or received by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws and (ii) all other information concerning its (including its Subsidiaries’) business, properties and personnel as Sterling may reasonably request. Sterling shall receive notice of all meetings of North Valley and its Subsidiaries’ Board of Directors (in all cases, at least as timely as all North Valley and its Subsidiaries, as the case may be, representatives to such meetings are required to be provided notice), and a representative of Sterling shall have the right to attend the portions of such meetings that do not pertain to: (i) confidential matters as determined by such Board of Directors; (ii) this Agreement or any of the transactions contemplated hereby; or (iii) matters relating to a Superior Proposal. North Valley shall provide Sterling with true, correct and complete copies of all financial and other information relating to the business or operations of North Valley and its Subsidiaries (except for information that is attorney-client privileged) that is provided to directors of North Valley or its Subsidiaries in connection with meetings of their Boards of Directors or committees thereof. As promptly as practicable after the execution of this Agreement, North Valley will provide to Sterling an estimate of the expenses North Valley expects to incur in connection with the Merger, and

APPENDIX A

shall keep Sterling reasonably informed of material changes in such estimate. Upon reasonable notice and subject to applicable Laws relating to the exchange of information, Sterling shall afford to the Representatives of North Valley such access, during normal business hours during the period prior to the Effective Time, to Sterling’s Representatives as North Valley shall reasonably request, and shall make available to North Valley a copy of each report, schedule, and other document filed by it (including by its Subsidiaries) during such period pursuant to the requirements of federal securities laws or federal or state banking laws.

(b)	Sterling and North Valley entered into a Confidentiality Agreement dated February 6, 2007 (the “Confidentiality Agreement”). The Confidentiality Agreement shall remain in effect and apply to the information furnished by Sterling and North Valley pursuant to this Section 6.2.

(c)	No investigation by either of the parties or their respective Representatives shall affect the representations and warranties of the other set forth herein.

6.3  SHAREHOLDERS MEETING.

(a)	North Valley shall take all steps necessary to duly call, give notice of, convene and hold the North Valley Meeting within 45 days after the Registration Statement becomes effective for the purpose of voting upon the adoption or approval of this Agreement and the Merger. The Board of Directors of North Valley (i) shall recommend approval of this Agreement, the Merger and the transactions contemplated hereby by the shareholders of North Valley and (ii) shall not (x) withdraw, modify or qualify in any manner adverse to Sterling such recommendation or (y) take any other action or make any other public statement in connection with the North Valley Meeting inconsistent with such recommendation (collectively, a “Change in North Valley Recommendation”), except as and to the extent expressly permitted by Section 6.3(b). Notwithstanding any Change in North Valley Recommendation, this Agreement shall be submitted to the shareholders of North Valley at the North Valley Shareholders Meeting for the purpose of adopting this Agreement and nothing contained herein shall be deemed to relieve North Valley of such obligation. In addition to the foregoing, North Valley shall not submit to the vote of its shareholders at or prior to the North Valley Meeting any Acquisition Proposal other than the Merger.

(b)	Notwithstanding the foregoing, North Valley and its Board of Directors shall be permitted to effect a Change in North Valley Recommendation, if and only to the extent that:

(i)	North Valley’s Board of Directors, after receipt of advice from its outside counsel, determines in good faith that failure to take such action would more likely than not result in a violation of its fiduciary duties under applicable Law, in this case, California law, and

(ii)	Prior to effecting such Change in North Valley Recommendation: (A) North Valley shall have complied in all material respects with Section 5.1(b)(v); (B) the Board of Directors of North Valley shall have determined in good faith that such Acquisition Proposal constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by Sterling pursuant to clause (D) below; (C) North Valley shall notify Sterling, at least five business days in advance, of its intention to effect a Change in North Valley Recommendation in response to such Superior Proposal, specifying the material terms and conditions of any such Superior Proposal and furnishing to Sterling a copy of the relevant proposed transaction agreements with the party making such Superior Proposal and other material documents; and (D) North Valley shall, and shall cause its financial and legal advisors to, during the period following North Valley’s delivery of the notice referred to in clause (C) above, negotiate with Sterling in good faith (to the extent Sterling desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal.

6.4  LEGAL CONDITIONS TO MERGER.

Subject to the terms and conditions of this Agreement, each of Sterling and North Valley shall use their reasonable best efforts (a) to take, or cause to be taken, all actions reasonably necessary, proper or advisable to comply

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promptly with all legal requirements which may be imposed on such party with respect to the Merger and, subject to the conditions of Article VII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by North Valley or Sterling in connection with the Merger and the other transactions contemplated by this Agreement.

6.5  STOCK EXCHANGE LISTING.

Sterling shall use its reasonable best efforts to cause the shares of Sterling Common Stock to be issued in the Merger and pursuant to options referred to herein to be approved for quotation on NASDAQ prior to or at the Effective Time.

6.6  EMPLOYEES.

(a)	To the extent permissible under the applicable provisions of the Code and ERISA, for purposes of crediting periods of service for eligibility to participate and vesting, but not for benefit accrual purposes, under employee pension benefit plans (within the meaning of ERISA Section 3(2)) maintained by Sterling or a Sterling Subsidiary, as applicable, individuals who are employees of North Valley or any North Valley Subsidiary at the Effective Time will be credited with periods of service with North Valley or the applicable North Valley Subsidiary before the Effective Time (including service with any predecessor employer for which service credit was given under similar employee benefit plans of North Valley or the applicable North Valley Subsidiary) as if such service had been with Sterling or a Sterling Subsidiary, as applicable. Similar credit for pre-Effective Time service shall also be given by Sterling or a Sterling Subsidiary, as applicable, in calculating all other employee benefits for such employees of North Valley or a North Valley Subsidiary after the Merger. Sterling will or will cause its applicable Subsidiary to (i) give credit to employees of North Valley and its Subsidiaries, with respect to the satisfaction of the waiting periods for participation and coverage which are applicable under the welfare benefit plans of Sterling or its applicable Subsidiary, equal to the credit that any such employee had received as of the Effective Time towards the satisfaction of any such limitations and waiting periods under the comparable welfare benefit plans of North Valley and its Subsidiaries; (ii) provide each employee of North Valley and its Subsidiaries with credit for any co-payment and deductibles paid prior to the Effective Time in satisfying any deductible or out-of-pocket requirements; (iii) allow each employee of North Valley and its Subsidiaries to have credit for all unused sick leave as of the Effective Time; and (iv) provide coverage for all pre-existing conditions that were covered under any welfare plan of North Valley or the applicable North Valley Subsidiary. Each Employee who has satisfied the applicable waiting periods for eligibility or participation in Sterling’s applicable employee benefit plans after credit for pre-Effective Time service has been given, shall begin participating in such employee benefit plans immediately after the Effective Time without the need to wait for any open enrollment periods or plan entry dates. To the extent permissible under applicable Laws, North Valley and its Subsidiaries shall cash out any unused vacation time accrued but not taken by employees as of the Effective Time, and Sterling or its Subsidiaries shall give employees credit for prior service for vacation accruals after the Effective Time.

(b)	Sterling or one of its Subsidiaries shall provide (i) severance benefits to those employees of North Valley and its Subsidiaries whose employment is involuntarily terminated without cause at or within 180 days after the Effective Time (other than employees who are entitled to receive severance payments under any employment, severance or similar plans or agreements as set forth in Section 3.12 of the North Valley Disclosure Letter) in accordance with Sterling’s current written severance policy as previously delivered to North Valley and (ii) those payments set forth in Schedule 6.6(b) hereto.

6.7  INDEMNIFICATION.

(a)	In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer or employee of North Valley or any North Valley

APPENDIX A

Subsidiary (the “Indemnified Parties”) is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of North Valley or any North Valley Subsidiary or any of their respective predecessors or (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, the parties hereto agree to cooperate and use their best efforts to defend against and respond thereto. It is understood and agreed that, after the Effective Time, Sterling shall indemnify and hold harmless, as and to the fullest extent permitted by applicable Laws, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses including reasonable attorney’s fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by applicable Laws (upon receipt of any undertaking required by applicable Laws from such Indemnified Party to repay such advanced expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Indemnified Party was not entitled to indemnification hereunder), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to Sterling; provided, however, that (1) Sterling shall have the right to assume the defense thereof and upon such assumption Sterling shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if Sterling elects not to assume such defense or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are issues which raise conflicts of interest between Sterling and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to Sterling, and Sterling shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) Sterling shall be obligated pursuant to this paragraph to pay for only one firm of counsel reasonably required in each applicable jurisdiction for such Indemnified Parties, and (3) Sterling shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld or delayed). Any Indemnified Party wishing to claim indemnification under this Section 6.7, upon learning of any such claim, action, suit, proceeding or investigation, shall notify Sterling thereof; provided, however, that the failure to so notify shall not affect the obligations of Sterling under this Section 6.7 except to the extent such failure to notify materially prejudices Sterling. Sterling’s obligations under this Section 6.7 shall continue in full force and effect for a period of six years from the Effective Time; provided, however, that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the final disposition of such claim.

(b)	Sterling shall use commercially reasonable efforts to cause the persons serving as officers and directors of North Valley and the North Valley Subsidiaries immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy (the “Tail Insurance Policy”) of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than North Valley’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six years.

(c)	North Valley shall enter into amended indemnification agreements with its current directors and officers to provide that the Tail Insurance Policy may be substituted for the Letter of Credit called for in the current indemnification agreements with such directors and officers and the Board of Directors of North Valley shall adopt resolutions determining that the Tail Insurance Policy is an adequate substitute for the Letter of Credit called for in all applicable indemnification agreements entered into between North Valley and its directors and officers (the “Tail Resolutions”).

(d)	This Section 6.7 shall survive the Effective Time and is intended to benefit each indemnified person (each of whom shall be entitled to enforce this Section against Sterling) and shall be binding on all successors and assigns of Sterling.

(e)	In the event Sterling or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers all

APPENDIX A

or substantially all of its properties and assets to one or more other Persons, then, and in each case, proper provision shall be made so that the successors and assigns of Sterling assume the obligations set forth in this Section 6.7.

6.8  ADDITIONAL AGREEMENTS.

In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Corporation or the Surviving Institution with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, or the constituent parties to the Institution Merger, as the case may be, the proper officers and directors of each party to this Agreement and Sterling’s Subsidiaries and North Valley’s Subsidiaries shall take all such necessary action as may be reasonably requested by Sterling.

6.9  ADVICE OF CHANGES.

Sterling and North Valley shall promptly advise the other party of any change or event that, individually or in the aggregate, has had or would be reasonably likely to have a Material Adverse Effect on it or to cause or constitute a material breach of any of its representations, warranties or covenants contained herein. From time to time prior to the Effective Time, each party will promptly supplement or amend its disclosure letter delivered in connection with the execution of this Agreement to reflect any matter which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such disclosure letter or which is necessary to correct any information in such disclosure letter which has been rendered inaccurate thereby. No supplement or amendment to such disclosure letter shall have any effect for the purpose of determining satisfaction of the conditions set forth in Sections 7.2(a) or 7.3(a) hereof, as the case may be, or the compliance by North Valley or Sterling, as the case may be, with the respective covenants set forth in Sections 5.1 and 5.2 hereof.

6.10  CURRENT INFORMATION.

During the period from the date of this Agreement to the Effective Time, each party will cause one or more of its designated representatives to confer on a regular and frequent basis (not less than monthly) with representatives of the other party and to report the general status of its ongoing operations. Each party will promptly notify the other party of any material change in the normal course of business or in the operation of the properties of itself or any of its Subsidiaries and of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of litigation involving itself or any of its Subsidiaries, and will keep the other party fully informed of such events.

6.11  INSTITUTION MERGER AGREEMENT.

Prior to the Effective Time, (a) Sterling and North Valley shall each approve the Institution Merger Agreement as the sole shareholder of Golf Savings Bank or Sterling Savings Bank, as applicable, and North Valley Bank, respectively, and (b) North Valley Bank, on the one hand, and Golf Savings Bank or Sterling Savings Bank, as applicable, on the other, shall execute and deliver the Institution Merger Agreement.

6.12  CHANGE IN STRUCTURE.

Sterling may elect to modify the structure of the transactions contemplated by this Agreement as noted herein so long as (i) there are no adverse tax consequences to the North Valley shareholders as a result of such modification, (ii) the consideration and other benefits to be paid to or received by the North Valley shareholders and optionees, and the North Valley directors, officers and employees under this Agreement are not thereby changed or reduced in amount, or (iii) such modification will not delay or jeopardize receipt of any Requisite Regulatory Approvals. In the event that the structure of the Merger is modified pursuant to this Section 6.12, the parties agree to modify this Agreement and the various exhibits hereto to reflect such revised structure. In such event, Sterling shall prepare

APPENDIX A

appropriate amendments to this Agreement and the exhibits hereto for execution by the parties hereto. North Valley agrees to cooperate fully with Sterling to effect such amendments.

6.13  AFFILIATE AGREEMENTS.

(a)	As soon as practicable after the date of this Agreement and in any event, not later than the 15th day prior to the mailing of the Proxy Statement/Prospectus, North Valley shall deliver to Sterling a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of the North Valley Meeting called pursuant to Section 6.3, deemed to be an affiliate of it (each, a “North Valley Affiliate”) as that term is used in Rule 145 under the Securities Act.

(b)	North Valley shall use its reasonable best efforts to cause each person set forth on Schedule 6.13(a) hereto and each other person who may be deemed to be a North Valley Affiliate to execute and deliver to Sterling on or before the date of mailing of the Proxy Statement/Prospectus, an agreement in the form attached hereto as Exhibit F (the “Affiliate Agreement”).

6.14  BOARD OF DIRECTORS.

At or promptly following the Effective Time, Sterling shall take all action necessary to appoint J.M. “Mike” Wells, Jr., a member of North Valley’s Board of Directors, to Sterling’s Board of Directors, and if at any time between the date of this Agreement and the Effective Time he should become unwilling or unable to serve on Sterling’s Board of Directors, then Sterling shall take all action necessary to appoint one of the other members of North Valley’s Board of Directors to Sterling’s Board of Directors. The number of members of the Sterling Board of Directors authorized by Sterling’s Bylaws immediately prior to the effectiveness of such appointment shall accommodate such appointment. All other members of North Valley’s Board of Directors will be invited to serve on an advisory board to Sterling Savings Bank for a term of at least one year from the Closing Date.

ARTICLE VII

CONDITIONS PRECEDENT

7.1  CONDITIONS TO EACH PARTY’S OBLIGATION TO EFFECT THE MERGER.

The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a)	Shareholder Approvals. This Agreement and the Merger shall have been approved or adopted by the requisite vote of the North Valley shareholders.

(b)	Stock Exchange Listing. The shares of Sterling Common Stock which shall be issued in the Merger upon consummation of the Merger shall have been authorized for quotation on NASDAQ (or such other exchange on which the Sterling Common Stock may become listed).

(c)	Other Approvals. All regulatory approvals required to consummate the Merger shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to herein as the “Requisite Regulatory Approvals”).

(d)	Registration Statement. The Registration Statement shall have become effective under the Securities Act, and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e)	No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall

APPENDIX A

be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger. No proceeding initiated by any Governmental Entity seeking an Injunction to prevent the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be pending.

(f)	Federal Tax Opinion. Sterling shall have received an opinion from Witherspoon, Kelley, Davenport & Toole, P.S., counsel to Sterling, and North Valley shall have received an opinion from Kirkpatrick & Lockhart Preston Gates Ellis LLP, tax counsel for North Valley, in form and substance reasonably satisfactory to Sterling and North Valley, respectively, dated the date of the Effective Time, in each case substantially to the effect that on the basis of facts, representations, and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and each of Sterling and North Valley will be a party to the reorganization within the meaning of Section 368(b) of the Code.

7.2  CONDITIONS TO OBLIGATIONS OF STERLING.

The obligation of Sterling to effect the Merger is also subject to the satisfaction or waiver by Sterling at or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of North Valley set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on North Valley, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 3.1(a) and (b), 3.2, 3.3(a), (b) and (c)(i), 3.7, 3.14, 3.25 and 3.26, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 3.5, 3.6 and 3.12, which shall be true and correct in all material respects. Sterling shall have received a certificate signed on behalf of North Valley by each of the Chief Executive Officer and the Chief Financial Officer of North Valley, and the Chief Credit Officer of North Valley Bank to the foregoing effect.

(b)	Performance of Covenants and Agreements of North Valley. North Valley shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. Sterling shall have received a certificate signed on behalf of North Valley by each of the Chief Executive Officer and the Chief Financial Officer of North Valley, and the Chief Credit Officer of North Valley Bank to the foregoing effect.

(c)	Closing Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to Sterling and to Sterling’s counsel, and they shall each have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i)	Certified Charter Documents. A copy of the Restated Articles and the Bylaws of North Valley and its Subsidiaries (as amended through the date of the Closing), certified by the Secretary of North Valley as true and correct copies thereof as of the Closing.

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(ii)	Corporate Actions. A copy of the resolutions of the Boards of Directors and the shareholders of North Valley and North Valley Bank evidencing (a) the requisite approval of this Agreement, the Merger, the Institution Merger and the other matters contemplated hereby and (b) adoption of the Tail Resolutions, certified by the Secretary of North Valley as true and correct copies thereof as of the Closing.

(iii)	Good Standing Certificates. A certificate of good standing, or the equivalent, for each of North Valley and North Valley Bank from the California Secretary of State, the CDFI, the Federal Reserve Board, the FDIC and the Federal Home Loan Bank of San Francisco.

(iv)	Officers’ Certificate. North Valley shall have delivered to Sterling the certificate described in Sections 7.2(a) and 7.2(b) hereof.

(d)	Voting Agreements. On and effective as of the date of this Agreement, Sterling shall have received Voting Agreements from each of the shareholders set forth on Schedule 7.2(d) hereto, and no action shall have been taken by any such shareholder to rescind any such Voting Agreement.

(e)	Employment Agreements. On the date of this Agreement, Sterling shall have entered into employment agreements with each of the individuals set forth on Schedule 7.2(e) hereto.

(f)	Noncompetition Agreements. On the date of this Agreement, Sterling shall have received Noncompetition Agreements from each of the North Valley shareholders set forth on Schedule 7.2(f) hereto, and no action shall have been taken by any such shareholder to rescind any such Noncompetition Agreement.

(g)	Director Resignations. Sterling shall have received resignations from each director of North Valley and each of its Subsidiaries.

7.3   CONDITIONS TO OBLIGATIONS OF NORTH VALLEY.

The obligation of North Valley to effect the Merger is also subject to the satisfaction or waiver by North Valley at or prior to the Closing Date of the following conditions:

(a)	Representations and Warranties. The representations and warranties of Sterling set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, unless they speak to an earlier date, then as of such earlier date; provided, however, that for purposes of this paragraph, and except as provided below, no such representation or warranty shall be deemed to be untrue, incorrect or breached, as a consequence of the existence of any fact, circumstance or event, unless such fact circumstance or event individually or taken together with all other facts, circumstances or events has had or can reasonably be expected to have a Material Adverse Effect on Sterling, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to (i) the representations and warranties contained in Sections 4.1(a) and (b), 4.2, 4.3(a), (b) and (c)(i), 4.7, 4.12 and 4.16, which shall be true and correct in all respects; and (ii) the representations and warranties contained in Sections 4.5 and 4.6, which shall be true and correct in all material respects. North Valley shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(b)	Performance of Covenants and Agreements of Sterling. Sterling shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Closing Date. North Valley shall have received a certificate signed on behalf of Sterling by each of the Chief Executive Officer and the Chief Financial Officer of Sterling to the foregoing effect.

(c)	Closing Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to North Valley and to North Valley’s counsel, and they shall each

APPENDIX A

have received all such counterpart originals and certified or other copies of such documents as they may reasonably request. Such documents shall include (but not be limited to) the following:

(i)	Certified Charter Documents. A copy of the Restated Articles and the Bylaws of Sterling (as amended through the date of the Closing), certified by the Secretary of Sterling as true and correct copies thereof as of the Closing.

(ii)	Corporate Actions. A copy of the resolutions of the Boards of Directors of Sterling and of Sterling Savings Bank or Golf Savings Bank, as applicable, evidencing the requisite approval of this Agreement, the Merger, the Institution Merger and the other matters contemplated hereby, certified by the Secretary of Sterling as true and correct copies thereof as of the Closing.

(iii)	Good Standing Certificates. A certificate of good standing, or the equivalent, for each of Sterling, Sterling Savings Bank and Golf Savings Bank from the Washington Secretary of State, the WDFI, the Federal Reserve Board, the FDIC and the Federal Home Loan Bank of Seattle.

(iv)	Officers’ Certificate. Sterling shall have delivered to Sterling the certificate described in Sections 7.3(a) and 7.3(b) hereof.

(d)	Fairness Opinion. The Board of Directors of North Valley shall have received an opinion from Sandler dated (i) the date of this Agreement and (ii) the date of mailing, or a date within three days prior to the date of mailing, the Proxy Statement/Prospectus, to the effect that the Merger Consideration is fair, from a financial point of view, to the holders of North Valley Common Stock, and such opinion shall not have been withdrawn as of the date that is three days prior to the Effective Time.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1  TERMINATION.

This Agreement may be terminated (based upon action of the appropriate Board of Directors) at any time prior to the Effective Time:

(a)	by mutual written consent of Sterling and North Valley;

(b)	by either Sterling or North Valley if: (i) any Governmental Entity which must grant a Requisite Regulatory Approval has denied such approval and such denial has become final and nonappealable or (ii) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless such denial or order shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

(c)	by either Sterling or North Valley if the Merger shall not have been consummated on or before November 30, 2007; provided, that a party that is then in material breach of any of its covenants or obligations under this Agreement shall not be entitled to terminate this Agreement under this Section 8.1(c);

(d)	by either Sterling or North Valley (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if the other party shall have materially breached (i) any of the covenants or agreements made by such other party herein or (ii) any of the representations or warranties made by such other party herein such that any of the conditions set forth in Section 7.2(a) or 7.3(a), as applicable, would not be satisfied, and in either case, such breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing Date;

APPENDIX A

(e)	by either Sterling or North Valley if the approval of the shareholders of North Valley contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the vote required at the North Valley Meeting, provided, however, that the right to terminate this Agreement under this Section 8.1(e) will not be available to North Valley where the failure to obtain the approval of the shareholders of North Valley will have been caused by (i) a material breach by North Valley of this Agreement, or (ii) a breach of the Voting Agreements by any party thereto other than Sterling;

(f)	by Sterling if: (i) the Board of Directors of North Valley shall have failed to recommend to its shareholders the approval of the Merger, or shall have made, or publicly announced its intention to make, a Change in North Valley Recommendation and the shareholders of North Valley fail to approve the Merger at the North Valley Meeting; (ii) North Valley shall have breached the terms of Section 5.1(b)(v) hereof in any respect adverse to Sterling; or (iii) North Valley receives a Superior Proposal and Sterling does not deliver to North Valley, within five business days of receipt of notice from North Valley of such Superior Proposal, its own written proposal or offer in response to such Superior Proposal that North Valley’s Board of Directors (after consultation with North Valley’s legal and financial advisors) concludes in good faith within five business days thereafter is no less favorable, from a legal and financial point of view, to the shareholders of North Valley as the Superior Proposal;

(g)	by Sterling if a tender offer or exchange offer for 25% or more of the outstanding shares of North Valley Common Stock is commenced (other than by Sterling or a Subsidiary thereof), and the Board of Directors of North Valley recommends that the shareholders of North Valley tender their shares in such tender or exchange offer or otherwise fails to recommend that such shareholders reject such tender offer or exchange offer within the ten business day period specified in Rule 14e-2(a) under the Exchange Act;

(h)	by North Valley if Sterling shall have breached the terms of Section 5.2(b) hereof in any respect adverse to North Valley;

(i)	by North Valley if Sterling shall have failed to deliver to North Valley a written proposal or offer as described in Section 8.1(f)(iii) and Sterling does not, within the subsequent five business days, elect to terminate this Agreement under Section 8.2(b)(i), provided that such termination by North Valley will not be effective until North Valley (or a third party on behalf of North Valley) has made payment to Sterling of a termination fee in the amount of $8 million; or

(j)	by North Valley, upon its written notice to Sterling within the two business days following the Determination Date (as defined below), in the event of all of the following:

(1)	Sterling does not have the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement, or Sterling has the right to terminate this Agreement pursuant to Section 8.1(d) of this Agreement and does not exercise such right;

(2)	The Sterling Determination Price (as defined below) on the Determination Date is less than $28.23; and

(3)	(a) the number obtained by dividing the Sterling Determination Price by $33.21 (the “Sterling Change Ratio”) is less than (b) the number obtained by dividing the Final Index Price (as defined below) by the Initial Index Price (as defined below) and then multiplying the quotient in this clause 3(b) by 0.85 (the “Index Change Ratio”).

For purposes of this Section 8.1(j), the following terms have the meanings indicated below:

“Trading Day” means a day that Sterling Common Stock is traded on NASDAQ as reported on the website of www.nasdaq.com.

“Determination Date” shall mean the later of (a) the date that is ten business days before the Closing Date and (b) the date immediately following the date of approval of the Merger by the North Valley shareholders at the North Valley Meeting.

APPENDIX A

“Daily Sales Price” for any Trading Day means the daily closing price per share of Sterling Common Stock on NASDAQ.

“Sterling Determination Price” shall mean the average of the Daily Sales Prices of Sterling Common Stock on the 20 consecutive Trading Days ending on and including the Determination Date.

“Final Index Price” means the weighted average of the Final Prices for each company comprising the Index Group.

“Final Price,” with respect to any company belonging to the Index Group, means the average of the closing sales price of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, on the 20 consecutive Trading Days ending on and including the Determination Date.

“Index Group” means the 20 financial institution holding companies listed on Exhibit F attached hereto. In the event that the common stock of any such company ceases to be publicly traded or a proposal to acquire any such company is announced at any time during the period beginning on the date of this Agreement and ending on the Determination Date, such company will be removed from the Index Group, and the weights attributed to the remaining companies will be adjusted proportionately for purposes of determining the Final Index Price and the Initial Index Price. The 20 financial institution holding companies and the weights attributed to them are listed on Exhibit F.

“Initial Index Price” means the sum of each per share average closing price of the common stock of each company comprising the Index Group multiplied by the applicable weighting, as such prices are reported on the consolidated transactions reporting system for the market or exchange on which such common stock principally traded for the 20 consecutive Trading Days ending on and including February 16, 2007.

If Sterling declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the Sterling Common Stock shall be appropriately adjusted for the purposes of applying this Section 8.1(j).

If North Valley elects to exercise its termination right pursuant to this Section 8.1(j), it shall give written notice to Sterling within two business days after the Determination Date, such termination will be effective on the third business day after the giving of such notice (the “Effective Termination Date”); provided that within two business days after Sterling’s receipt of such notice, Sterling shall have the option to increase the consideration to be received by holders of North Valley Common Stock hereunder by increasing the Merger Consideration such that the value of the increased Merger Consideration (such increased Merger Consideration, the “Adjusted Merger Consideration”) is equal to a value no less than the lesser of (i) 23.59 or (ii) the sum of (a) the product of 24.46 multiplied by the Index Change Ratio, plus (b) $2.80. Such adjustment to the Merger Consideration can be effected by an increase in the cash portion of the Merger Consideration, the stock portion of the Merger Consideration or a combination of the cash and stock portions of the Merger Consideration, at Sterling’s discretion; provided, however, that notwithstanding the foregoing, any such adjustment shall not result in the cash portion of the Adjusted Merger Consideration constituting more than 40% of the value of the Adjusted Merger Consideration and the amount expected to be paid to Dissenting Shareholders, if any. If Sterling so elects, it shall timely give written notice to North Valley of such election and of the Adjusted Merger Consideration, whereupon no termination shall be deemed to have occurred pursuant to Section 8.1(j) and this Agreement shall remain in full force and effect in accordance with its terms (except as the Merger Consideration shall have been so modified).

8.2  EFFECT OF TERMINATION.

(a)	In the event of termination of this Agreement by either Sterling or North Valley as provided in Section 8.1, this Agreement shall forthwith become void and have no effect except: (i) Sections 6.2(b), 8.2, and 9.3 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful or intentional material breach of any provision of this Agreement unless and until the other party has chosen, at

APPENDIX A

such party’s sole discretion, as its sole remedy for any such willful or intentional breach, the payment of a termination fee as provided in Section 8.2(b).

(b)	(i) North Valley shall pay Sterling a fee (the “North Valley Termination Fee”) if this Agreement is terminated under certain conditions. If this Agreement is terminated pursuant to Section 8.1(f)(i), 8.1(f)(ii) (where North Valley has received a Superior Proposal), 8.1(f)(iii), 8.1(g) or 8.1(i), the North Valley Termination Fee shall be $8 million, and the payment thereof by North Valley to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated pursuant to Section 8.1(f)(ii) (where North Valley has not received a Superior Proposal) and Sterling elects to receive the payment of the North Valley Termination Fee, the North Valley Termination Fee shall be $8 million, and the payment thereof by North Valley to Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination. If this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of the willful or intentional material breach by North Valley, and Sterling elects to receive the payment of the North Valley Termination Fee, the North Valley Termination Fee shall be $2 million, and the receipt thereof by Sterling in accordance with the terms hereof shall be Sterling’s sole and exclusive remedy for such termination; provided, however, that if this Agreement is terminated by Sterling pursuant to Section 8.1(d) as a result of the willful or intentional material breach by North Valley, and Sterling has elected to receive the payment of the North Valley Termination Fee, and within 12 months after such termination North Valley or any of its Subsidiaries enters into a definitive agreement with respect to, or consummates, an Acquisition Proposal, the North Valley Termination Fee shall be $8 million (net of any prior payment of said $2 million).

(ii)	Sterling shall pay North Valley a fee (the “Sterling Termination Fee”) if this Agreement is terminated under certain conditions. If North Valley terminates this Agreement pursuant to Section 8.1(d) as a result of the willful or intentional material breach by Sterling, and North Valley elects to receive the payment of a termination fee, the Sterling Termination Fee shall be $2 million, which shall be North Valley’s sole and exclusive remedy for such termination. If North Valley terminates this Agreement pursuant to Section 8.1(h), the Sterling Termination Fee shall be $5 million, which shall be North Valley’s sole and exclusive remedy for such termination.

(c)	Except in the case of a termination of this Agreement pursuant to Section 8.1(f)(i), 8.1(f)(ii) (where North Valley has received a Superior Proposal), 8.1(f)(iii), 8.1(g) or 8.1(i), the North Valley Termination Fee or the Sterling Termination Fee, as the case may be, shall be paid within two business days following written notice from the other party that it has elected to receive the termination fee to which it is entitled as its sole and exclusive remedy, with such notice to be provided within two business days following a termination referred to in Section 8.2(b), and if the North Valley Termination Fee is increased from $2 million to $8 million as provided in Section 8.2(b), the increase shall be paid within two business days following the earlier of the entry into a definitive agreement with respect to an Acquisition Proposal or the consummation of an Acquisition Proposal, and shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive such fee. If this Agreement is terminated pursuant to Section 8.1(f)(i), 8.1(f)(ii) (where North Valley has received a Superior Proposal), 8.1(f)(iii), 8.1(g) or 8.1(i), North Valley shall pay the North Valley Termination Fee within two business days following such termination.

(d)	Sterling and North Valley agree that the agreements contained in this Section 8 are an integral part of the transactions contemplated by this Agreement, that without such agreements they would not have entered into this Agreement and that neither the North Valley Termination Fee nor the Sterling Termination Fee constitute a penalty. If a party hereto fails to pay the amounts due under Section 8.2(b) within the time periods specified in Section 8.2(c), that party shall pay the costs and expenses (including reasonable legal fees and expenses) incurred by the other party in connection with any action, including the filing of any lawsuit, taken to collect payment of such amounts, together with interest on the amount of such unpaid amounts at the prime lending rate as published in the Wall Street Journal from the date such amounts were required to be paid until the date of actual payment.

APPENDIX A

(e)	If a party hereto commences a legal proceeding against the other party for damages or relief on account of willful or intentional material breach or a breach of Section 5.1(b)(v) hereto, it shall forfeit its right to payment under this Section 8.2.

8.3  AMENDMENT.

Subject to compliance with applicable Laws, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of North Valley; provided, however, that after any approval of the transactions contemplated by this Agreement by North Valley’s shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to North Valley shareholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.4  EXTENSION; WAIVER.

At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1  CLOSING.

Subject to the terms and conditions of this Agreement, the closing of the Merger (the “Closing”) will be on the day the Articles of Merger are filed with the Washington Secretary of State and the California Secretary of State, and will take place at the offices of Witherspoon, Kelley, Davenport & Toole, P.S., 422 West Riverside Avenue, Suite 1100, Spokane, Washington, 99201, on a date which shall be no later than the last day of the month following the later to occur of: (a) receipt of all Requisite Regulatory Approvals; or (b) the approval of the Merger by the shareholders of North Valley; provided, however that if the last day of the month is not a business day, then the date shall be no later than the next business day to follow such last day of the month, with such date to be specified in writing by Sterling to North Valley at least five business days prior to such Closing, or such other date, place and time as the parties may agree (the “Closing Date”). The parties shall use their reasonable best efforts to cause all conditions to the Closing to be satisfied (unless waived) on or before August 31, 2007.

9.2  NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein or therein which by their terms apply in whole or in part after the Effective Time.

9.3  EXPENSES.

All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expense.

APPENDIX A

9.4  NOTICES.

Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed given on the earliest of the following: (i) at the time of personal delivery if a business day, and otherwise on the next business day thereafter, if delivery is in person; (ii) at the time of transmission by facsimile if a business day, and otherwise on the next business day thereafter, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one business day after deposit with an express overnight courier for United States deliveries, or two business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to Sterling, to:

Sterling Financial Corporation
111 North Wall Street
Spokane, Washington 99201
Attn.: Daniel G. Byrne
Executive Vice President-Finance
Facsimile Number: (509) 624-6233

with a copy to:

Witherspoon, Kelley, Davenport & Toole, P.S.
422 West Riverside Avenue, Suite 1100
Spokane, Washington 99201
Attn.: Andrew J. Schultheis, Esq.
Facsimile Number: (509) 458-2728

and

(b) if to North Valley, to:

North Valley Bancorp
300 Park Marina Circle
Redding, California 96001
Attn.: Michael J. Cushman
President and Chief Executive Officer
Facsimile Number: (530) 222-4877

with a copy to:

Dodd Mason George LLP
100 Century Center Court, #605
San Jose, California 95112-4536
Attn.: Joseph G. Mason, Esq.
Facsimile Number: (408) 452-1487

APPENDIX A

9.5  INTERPRETATION.

When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or an Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” No provision of this Agreement shall be construed to require Sterling, North Valley or any of their respective Subsidiaries or affiliates to take any action that would violate any applicable Laws, rules or regulations.

9.6  COUNTERPARTS.

This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

9.7  ENTIRE AGREEMENT.

This Agreement (including the Disclosure Letter, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, other than the Confidentiality Agreement.

9.8  GOVERNING LAW.

This Agreement shall be governed and construed in accordance with the laws of the State of Washington, without regard to any applicable conflicts of law rules, except that the laws of the State of California shall govern the provisions of this Agreement that are applicable to the authorization of the Merger by North Valley, the fiduciary duties of the Board of Directors of North Valley, the approval of the Merger by the shareholders of North Valley, rights of Dissenting Shareholders and any other related matters thereto. Further, certain representations and warranties contained herein, by their express terms, relate to the legal status of, or compliance by, the party making such representation or warranty, under the law of a jurisdiction other than Washington, such as California or federal law, and therefore may involve the application of the law of such jurisdiction, but only to the extent necessary to determine whether the factual assertions contained in such representations and warranties are true and correct. Any related agreement executed between the parties hereto or required to be delivered or referenced under the terms and conditions of this Agreement shall be governed by and construed in accordance with the laws of the state specified in such agreement.

9.9  ENFORCEMENT OF AGREEMENT.

The parties hereto agree that irreparable damage would occur in the event that the provisions of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an Injunction or Injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions thereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

9.10  SEVERABILITY.

Any term or provision of this Agreement which is declared invalid or unenforceable by a court of competent jurisdiction in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

APPENDIX A

9.11  PUBLICITY.

Except as otherwise required by Laws or the rules of NASDAQ (or such other exchange on which the Sterling Common Stock may become listed), so long as this Agreement is in effect, neither Sterling nor North Valley shall, or shall permit any of Sterling’s Subsidiaries or representatives or North Valley’s Subsidiaries or representatives to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement or the Institution Merger Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

9.12  ASSIGNMENT; LIMITATION OF BENEFITS.

Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.7 hereof, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder, and the covenants, undertakings and agreements set out herein shall be solely for the benefit of, and shall be enforceable only by, the parties hereto and their permitted assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

APPENDIX A

Sterling and North Valley have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

STERLING FINANCIAL CORPORATION		NORTH VALLEY BANCORP

By	/s/ Harold B. Gilkey HAROLD B. GILKEY Chairman and Chief Executive Officer	By	/s/ Michael J. Cushman MICHAEL J. CUSHMAN President and Chief Executive Officer

By	/s/ Andrew J. Schultheis ANDREW J. SCHULTHEIS Corporate Secretary	By	/s/ Leo J. Graham LEO J. GRAHAM Corporate Secretary

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

APPENDIX A

GLOSSARY OF DEFINED TERMS

Acquisition Proposal has the meaning provided in Section 5.1.
Adjusted Merger Consideration has the meaning provided in Section 8.1.
Affiliate Agreement has the meaning provided in Section 6.13.
Agreement has the meaning provided in the first paragraph of page 1.
Articles of Merger has the meaning provided in Section 1.2.
Certificate has the meaning provided in Section 1.4.
CCC has the meaning provided in Section 1.3.
CDFI has the meaning provided in Section 3.3.
Change in North Valley Recommendation has the meaning provided in Section 6.3.
Closing has the meaning provided in Section 9.1.
Closing Date has the meaning provided in Section 9.1.
Code has the meaning provided in the fourth paragraph of page 1.
Confidentiality Agreement has the meaning provided in Section 6.2.
Daily Sales Price has the meaning provided in Section 8.1.
Determination Date has the meaning provided in Section 8.1.
Dissenting Shareholder has the meaning provided in Section 1.4.
Dissenting Shares has the meaning provided in Section 1.4.
Effective Termination Date has the meaning provided in Section 8.1.
Effective Time has the meaning provided in Section 1.2.
Environmental Laws has the meaning provided in Section 3.15.
ERISA has the meaning provided in Section 3.11.
ERISA Affiliate has the meaning provided in Section 3.11.
Exchange Act has the meaning provided in Section 3.6.
Exchange Agent has the meaning provided in Section 2.1.
Exchange Agent Agreement has the meaning provided in Section 2.1.
Exchange Fund has the meaning provided in Section 2.1.
FDIC has the meaning provided in Section 3.1.
Federal Reserve Board has the meaning provided in Section 3.1.
Final Index Price has the meaning provided in Section 8.1.
Final Price has the meaning provided in Section 8.1.
GAAP has the meaning provided in Section 1.12.
Governmental Entity has the meaning provided in Section 3.3.
Indemnified Parties has the meaning provided in Section 6.7.
Index Change Ratio has the meaning provided in Section 8.1.
Index Group has the meaning provided in Section 8.1.
Initial Index Price has the meaning provided in Section 8.1.
Injunction has the meaning provided in Section 7.1.
Institution Merger has the meaning provided in the third paragraph of page 1.
Institution Merger Agreement has the meaning provided in the third paragraph of page 1.
IRS has the meaning provided in Section 3.10.
Knowledge has the meaning provided in Section 3.4(c).
Laws has the meaning provided in Section 3.3.
Loans has the meaning provided in Section 3.20.
Material Adverse Effect has the meaning provided in Section 3.1.
Merger has the meaning provided in the second paragraph of page 1.
Merger Consideration has the meaning provided in Section 1.4.
NASDAQ has the meaning provided in Section 3.4.
Noncompetition Agreement has the meaning provided in the sixth paragraph of page 1.
North Valley has the meaning provided in the first paragraph of page 1.

APPENDIX A

North Valley Affiliate has the meaning provided in Section 6.13.
North Valley Bank has the meaning provided in the third paragraph of page 1.
North Valley Common Stock has the meaning provided in Section 1.4.
North Valley Contract has the meaning provided in Section 3.12.
North Valley Disclosure Letter has the meaning provided in the first paragraph of Article III.
North Valley Exchange Act Reports has the meaning provided in Section 3.6.
North Valley Meeting has the meaning provided in Section 3.4.
North Valley Option has the meaning provided in Section 1.6.
North Valley Option Plans has the meaning provided in Section 1.6.
North Valley Section 16 Information has the meaning provided in Section 5.2.
North Valley Termination Fee has the meaning provided in Section 8.2.
Option Exchange Ratio has the meaning provided in Section 1.6.
OREO has the meaning provided in Section 3.16.
Person and Persons have the meaning provided in Section 3.10(j).
Plans has the meaning provided in Section 3.11.
Proxy Statement/Prospectus has the meaning provided in Section 3.4.
Registration Statement has the meaning provided in Section 3.4.
Regulatory Agreement has the meaning provided in Section 3.13.
Representatives has the meaning provided in Section 5.1.
Requisite Regulatory Approvals has the meaning provided in Section 7.1.
Rule 16(b) Insiders has the meaning provided in Section 5.2.
Sandler has the meaning provided in Section 3.7.
SEC has the meaning provided in Section 1.4.
Securities Act has the meaning provided in Section 1.7.
Sterling has the meaning provided in the first paragraph of page 1.
Sterling Change Ratio has the meaning provided in Section 8.1.
Sterling Common Stock has the meaning provided in Section 1.4.
Sterling Determination Price has the meaning provided in Section 8.1
Sterling Exchange Act Reports has the meaning provided in Section 4.6.
Sterling Savings Bank has the meaning provided in the third paragraph of page 1.
Stock Exchange Ratio has the meaning provided in Section 1.4.
Subsidiary has the meaning provided in Section 1.4.
Superior Proposal has the meaning provided in Section 5.1.
Surviving Corporation has the meaning provided in Section 1.1.
Surviving Institution has the meaning provided in the third paragraph of page 1.
Tail Insurance Policy has the meaning provided in Section 6.7.
Tail Resolutions has the meaning provided in Section 6.7.
Tax Return has the meaning provided in Section 3.10.
Taxable has the meaning provided in Section 3.10.
Taxes has the meaning provided in Section 3.10.
Trading Day has the meaning provided in Section 8.1.
Voting Agreement has the meaning provided in the sixth paragraph of page 1.
WBCA has the meaning provided in Section 1.3.
WDFI has the meaning provided in Section 3.3.

APPENDIX B

FAIRNESS OPINION OF SANDLER O’NEILL

[LETTERHEAD OF SANDLER O’NEILL & PARTNERS, L.P.]

[Form of the Opinion]

          , 2007

Board of Directors
North Valley Bancorp
300 Park Marina Circle
Redding, CA 96001

Ladies and Gentlemen:

North Valley Bancorp (“North Valley”) and Sterling Financial Corporation (“Sterling”) have entered into an Agreement and Plan of Merger and Reorganization, dated as of April 10, 2007 (the “Agreement”), pursuant to which North Valley will be merged with and into the Sterling (the “Merger”), with Sterling as the surviving entity. Under the terms of the Agreement, at the Effective Time and as a result of the Merger, each share of North Valley common stock (the “North Valley Common Stock”) issued and outstanding immediately prior to the Effective Time will be converted into the right to receive: (i) 0.7364 shares (the “Exchange Ratio”) of Sterling common stock, par value $1.00 (the “Sterling Common Stock”) and (ii) $2.80 in cash, without interest (the “Cash Consideration” and together with the Exchange Ratio, the “Merger Consideration”) and provided that the maximum number of shares of Sterling Common Stock that may be issued in the Merger is 5,992,029 shares. Cash will be paid in lieu of fractional shares. Capitalized terms used herein without definition shall have the meanings assigned to them in the Agreement. The other terms and conditions of the Merger are more fully set forth in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of North Valley Common Stock.

Sandler O’Neill & Partners, L.P., as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed, among other things: (i) the Agreement; (ii) certain publicly available financial statements and other historical financial information of North Valley that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Sterling that we deemed relevant; (iv) internal financial projections for North Valley for the year ending December 31, 2007 and estimated growth and performance for the years ending December 31, 2008 through 2010, in each case as provided by, and reviewed with, senior management of North Valley; (v) internal financial projections for Sterling for the year ending December 31, 2007 and estimated growth and performance for the years ending December 31, 2008 through 2010, in each case as provided by and reviewed with senior management of Sterling; (vi) the pro forma financial impact of the Merger on Sterling, based on assumptions relating to transaction expenses, purchase accounting adjustments and cost savings determined by the senior management of Sterling; (vii) the publicly reported historical price and trading activity for North Valley’s and Sterling’s common stock, including a comparison of certain financial and stock market information for North Valley and Sterling and similar publicly available information for certain other companies the securities of which are publicly traded; (viii) the financial terms of certain recent business combinations in the commercial banking industry, to the extent publicly available; (ix) the current market environment generally and the banking environment in particular; and (x) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of senior management of North Valley the business, financial condition, results of operations and prospects of North Valley and held similar discussions with certain members of senior management of Sterling regarding the business, financial condition, results of operations and prospects of Sterling.

APPENDIX B

In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources or that was provided to us by North Valley and Sterling or their respective representatives and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of North Valley and Sterling that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken an independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of North Valley and Sterling or any of their subsidiaries, or the collectibility of any such assets, nor have we been furnished with any such evaluations or appraisals. We did not make an independent evaluation of the adequacy of the allowance for loan losses of North Valley and Sterling nor have we reviewed any individual credit files relating to North Valley and Sterling. We have assumed, with your consent, that the respective allowances for loan losses for both North Valley and Sterling are adequate to cover such losses.

With respect to the financial projections for North Valley and Sterling provided by and reviewed with the management of North Valley and Sterling used by us in our analyses, North Valley’s and Sterling’s management confirmed to us that they reflected the best currently available estimates and judgments of the respective future financial performances of North Valley and Sterling, respectively, and we assumed that such performances would be achieved. With respect to the projections of transaction expenses, purchase accounting adjustments and cost savings determined by and reviewed with the senior management of Sterling, management confirmed to us that they reflected the best currently available estimates and judgments of such management and we assumed that such performances would be achieved. We express no opinion as to such financial projections or the assumptions on which they are based. We have also assumed that there has been no material change in North Valley’s or Sterling’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analysis that North Valley and Sterling will remain as going concerns for all periods relevant to our analyses, that all of the representations and warranties contained in the Agreement and all related agreements are true and correct, that each party to the agreements will perform all of the covenants required to be performed by such party under the agreements, that the conditions precedent in the agreements are not waived and that the Merger will be a tax-free reorganization for federal income tax purposes. Finally, with your consent, we have relied upon the advice North Valley has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement.

Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We are expressing no opinion herein as to what the value of Sterling’s common stock will be when issued to North Valley’s shareholders pursuant to the Agreement or the prices at which North Valley’s and Sterling’s common stock may trade at any time.

We have acted as North Valley’s financial advisor in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon consummation of the Merger. North Valley has also agreed to indemnify us against certain liabilities arising out of our engagement. As we have advised you previously, in the past we have performed investment banking services for, and received compensation for such services from, North Valley and Sterling.

In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to North Valley and Sterling and their affiliates. We may also actively trade the equity or debt securities of North Valley and Sterling or their affiliates for our own account and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities.

Our opinion is directed to the Board of Directors of North Valley in connection with its consideration of the Merger and is directed only to the fairness, from a financial point of view, of the Merger Consideration to North Valley and

APPENDIX B

does not address the underlying business decision of North Valley to engage in the Merger, the relative merits of the Merger as compared to any other alternative business strategies that might exist for North Valley or the effect of any other transaction in which North Valley might engage. Our opinion is not to be quoted or referred to, in whole or in part, in a registration statement, prospectus, proxy statement or in any other document, nor shall this opinion be used for any other purposes, without our prior written consent.

Based upon and subject to the foregoing, it is our opinion, as of the date hereof, that the Merger Consideration is fair to North Valley from a financial point of view.

Very truly yours,

APPENDIX C

DISSENTERS’ RIGHTS UNDER CALIFORNIA CORPORATIONS CODE

California Corporations Code

Chapter 13. Dissenters’ Rights

§1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions—

(a)	If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

(b)	As used in this chapter, “dissenting shares” means shares which come within all of the following descriptions:

(1)	Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100 or (B) listed on the National Market System of the NASDAQ Stock Market, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

(2)	Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3)	Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4)	Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c)	As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents—

(a)	If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any

APPENDIX C

dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b)	Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (A) or (B) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(c)	The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what that shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§1302. Submission of share certificates for endorsement; uncertificated securities—

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment—

(a)	If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b)	Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers—

(a)	If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court

APPENDIX C

to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b)	Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c)	On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs—

(a)	If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b)	If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c)	Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d)	Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e)	The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§1306. Prevention of immediate payment; status as creditors; interest—

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§1307. Dividends on dissenting shares—

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

APPENDIX C

§1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment—

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§1309. Termination of dissenting share and shareholder status—

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a)	The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b)	The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c)	The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

(d)	The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval—

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§1311. Exempt shares—

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions—

(a)
No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b)	If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-

APPENDIX C

form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c)
If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.  Indemnification of Directors and Officers.

Sections 23B.08.500 through 23B.08.600 of the Revised Code of Washington contain specific provisions relating to indemnification of directors and officers of Washington corporations. In general, the statute provides that unless limited by the articles of incorporation (i) a corporation shall indemnify a director or officer who is wholly successful in his defense of a proceeding to which he is a party because of his status as such for reasonable expenses, and (ii) a corporation may indemnify a director or officer for reasonable expenses, if it is determined as provided in the statute that the director’s actions met a certain standard of conduct, provided, however, that the corporation may not indemnify a director who is liable to the corporation. The statute also permits a director or officer of a corporation who is a party to a proceeding to apply to the courts for indemnification or advance of expenses, unless the articles of incorporation provide otherwise, and the court may order indemnification or advance of expenses under certain circumstances set forth in the statute. The statute further provides that a corporation may in its articles of incorporation or bylaws or by resolution provide indemnification in addition to that provided by the statute, subject to certain conditions set forth in the statute.

Pursuant to Sterling’s Bylaws, Sterling will, to the fullest extent permitted by the WBCA, indemnify any person who was or is a party, or threatened to be made a party to any civil, criminal, administrative or investigative action, suit or proceeding (whether brought by or in the right of Sterling or otherwise) by reason of the fact that he or she is or was a director or officer of Sterling or a director or officer of another corporation at the request of Sterling, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding; and the board of directors may, at any time, approve indemnification of any other person which the Sterling board of directors has power to indemnify under the WBCA.

Item 21.	Exhibits.

(a) Exhibits.

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling and North Valley (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed herewith.
3.2	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated March 2, 2007, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1 and 3.2.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters.*
8.2	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis, L.L.P. as to U.S. federal income tax matters.*
21.1	Subsidiaries of Sterling. Filed as Exhibit 21.1 to Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007, and incorporated herein by this reference.
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.
23.2	Consent of Perry-Smith LLP, as North Valley’s independent registered public accounting firm. Filed herewith.
23.3	Consent of Sandler O’Neill & Partners, L.P. Filed herewith.
23.4	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1).*
23.5	Consent of Kirkpatrick & Lockhart Preston Gates Ellis, L.L.P. (included in Exhibit 8.2).*

Exhibit No.	Description and Method of Filing

24.1	Power of Attorney (included on signature of this Registration Statement).
99.1	Form of Proxy of North Valley. Filed herewith.

*	To be filed by amendment.

(b) Financial Statement Schedules. Not applicable.

Item 22.	Undertakings.

(a)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933 (the “Securities Act”), each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(b)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

Signatures

Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Spokane, state of Washington, on May 31, 2007.

STERLING FINANCIAL CORPORATION

By	/s/ Harold B. Gilkey
Name: Harold B. Gilkey

Title:	Chairman and Chief Executive Officer

Power Of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Harold B. Gilkey and Daniel G. Byrne, and each of them, each with full power to act without the other, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Harold B. Gilkey Harold B. Gilkey	Chairman of the Board, Chief Executive Officer, Principal Executive Officer	May 31, 2007

/s/ William W. Zuppe William W. Zuppe	President, Chief Operating Officer, Director	May 31, 2007

/s/ Daniel G. Byrne Daniel G. Byrne	Executive Vice President, Chief Financial Officer, Assistant Secretary and Principal Financial Officer	May 31, 2007

/s/ Robert G. Butterfield Robert G. Butterfield	Vice President, Controller and Principal Accounting Officer	May 31, 2007

/s/ Donald N. Bauhofer Donald N. Bauhofer	Director	May 31, 2007

/s/ William L. Eisenhart William L. Eisenhart	Director	May 31, 2007

/s/ James P. Fugate James P. Fugate	Director	May 31, 2007

/s/ James B. Keegan, Jr. James B. Keegan, Jr.	Director	May 31, 2007

Signature	Title	Date

/s/ Robert D. Larrabee Robert D. Larrabee	Director	May 31, 2007

/s/ Donald J. Lukes Donald J. Lukes	Director	May 31, 2007

/s/ Michael F. Reuling Michael F. Reuling	Director	May 31, 2007

EXHIBIT INDEX

Exhibit No.	Description and Method of Filing

2.1	Agreement and Plan of Merger, dated as of April 10, 2007, by and between Sterling and North Valley (included as Appendix A to the proxy statement/prospectus in Part I of this Registration Statement).
3.1	Restated Articles of Incorporation of Sterling. Filed herewith.
3.2	Amended and Restated Bylaws of Sterling. Filed as Exhibit 3.1 to Sterling’s Current Report on Form 8-K dated March 2, 2007, and incorporated herein by this reference.
4.1	Reference is made to Exhibits 3.1 and 3.2.
5.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. regarding the legality of the shares of common stock being registered.*
8.1	Opinion of Witherspoon, Kelley, Davenport & Toole, P.S. as to U.S. federal income tax matters.*
8.2	Opinion of Kirkpatrick & Lockhart Preston Gates Ellis, L.L.P. as to U.S. federal income tax matters.*
21.1	Subsidiaries of Sterling. Filed as Exhibit 21.1 to Sterling’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006, filed with the SEC on February 28, 2007, and incorporated herein by this reference.
23.1	Consent of BDO Seidman, LLP, as Sterling’s independent registered public accounting firm. Filed herewith.
23.2	Consent of Perry-Smith LLP, as North Valley’s independent registered public accounting firm. Filed herewith.
23.3	Consent of Sandler O’Neill & Partners, L.P. Filed herewith.
23.4	Consent of Witherspoon, Kelley, Davenport & Toole, P.S. (included in Exhibits 5.1 and 8.1).*
23.5	Consent of Kirkpatrick & Lockhart Preston Gates Ellis, L.L.P. (included in Exhibit 8.2).*
24.1	Power of Attorney (included on signature of this Registration Statement).
99.1	Form of Proxy of North Valley. Filed herewith.

*	To be filed by amendment.